    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 1, 1998

                                                 REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                  FIRST COASTAL BANCSHARES                                    FIRST COASTAL CAPITAL TRUST
       (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)                (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)
                         CALIFORNIA                                                     DELAWARE
  (STATE OR JURISDICTION OF INCORPORATION OR ORGANIZATION)      (STATE OR JURISDICTION OF INCORPORATION OR ORGANIZATION)
       275 MAIN STREET, EL SEGUNDO, CALIFORNIA 90245                 275 MAIN STREET, EL SEGUNDO, CALIFORNIA 90245
                       (310) 322-2222                                                (310) 322-2222
    (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE          (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE
                           OFFICES)                                                     OFFICES)
    (ADDRESS OF PRINCIPAL PLACE OF BUSINESS OR INTENDED           (ADDRESS OF PRINCIPAL PLACE OF BUSINESS OR INTENDED
                 PRINCIPAL PLACE OF BUSINESS)                                 PRINCIPAL PLACE OF BUSINESS)
                            6712                                                          6726
  (PRIMARY STANDARD INDUSTRIAL CLASSIFICATION CODE NUMBER)      (PRIMARY STANDARD INDUSTRIAL CLASSIFICATION CODE NUMBER)
                         95-4693574                                                TO BE APPLIED FOR
            (I.R.S. EMPLOYER IDENTIFICATION NO.)                          (I.R.S. EMPLOYER IDENTIFICATION NO.)

                                DON M. GRIFFITH
                                275 MAIN STREET
                          EL SEGUNDO, CALIFORNIA 90245
                                 (310) 322-2222
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                                WITH COPIES TO:

                  STANLEY F. FARRAR                                    MICHAEL J. O'SULLIVAN
                 SULLIVAN & CROMWELL                                MUNGER, TOLLES & OLSON LLP
               1888 CENTURY PARK EAST                           355 SOUTH GRAND AVENUE, 35TH FLOOR
            LOS ANGELES, CALIFORNIA 90067                          LOS ANGELES, CALIFORNIA 90071
                PHONE: (310) 712-6600                                  PHONE: (213) 683-9100
                 FAX: (310) 712-8800                                    FAX: (213) 687-3702

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   As Soon as Practicable after this Registration Statement Becomes Effective

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------
                                                                                   PROPOSED MAXIMUM
                                                                PROPOSED MAXIMUM       AGGREGATE
TITLE OF EACH CLASS OF SECURITIES              AMOUNT TO BE      OFFERING PRICE        OFFERING           AMOUNT OF
TO BE REGISTERED                               REGISTERED(2)        PER SHARE          PRICE(1)       REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------
Common Stock of First Coastal Bancshares...       330,000             $7.50           $2,475,000            $ 689
Preferred Securities of First Coastal
  Capital Trust............................       330,000            $20.00           $6,600,000           $1,835
Junior Subordinated Debentures of First
  Coastal Bancshares(3)....................     $6,600,000             --                 --                 N/A
Guarantee and certain other back-up
  undertakings of First Coastal
  Bancshares(4)............................     $6,600,000             --                 --                 N/A
Units consisting of Common Stock and
  Preferred Securities(5)..................       330,000            $27.50           $9,075,000             N/A
-----------------------------------------------------------------------------------------------------------------------
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

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933.

(2) Includes up to 30,000 additional shares of common stock and 30,000 additional Preferred Securities that may be acquired by the Underwriters to cover over-allotments, if any. All common stock share and per share amounts are adjusted to reflect a one-for-five reverse split of the common stock that occurred on November 24, 1998.

(3) The Junior Subordinated Debentures will be purchased by First Coastal Capital Trust with the proceeds of the sale of the Preferred Securities. Such securities may later be distributed for no additional consideration to the holders of the Preferred Securities of First Coastal Capital Trust upon its dissolution and the distribution of its assets.

(4) Includes the obligations of First Coastal Bancshares under the Guarantee and certain other back-up undertakings, consisting of (i) the Junior Subordinated Debentures, (ii) the Indenture, (iii) the Trust Agreement, and
    (iv) the Expense Agreement, which obligations provide, in the aggregate, a full, irrevocable and unconditional guarantee, on a subordinated basis, as further described in the Registration Statement. This Registration Statement is deemed to cover the guarantee resulting from the back-up undertakings. No separate consideration will be received for the guarantee resulting from the back-up undertakings, and pursuant to Rule 457(n) of the Securities Act, no separate fee is payable for the guarantee resulting from the back-up undertakings.

(5) The units consist of one share of common stock and one Preferred Security. A separate registration fee is payable on the common stock and Preferred Securities, and therefore, no registration fee is payable on the units.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
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

The information in this Prospectus is incomplete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where such offer or sale is prohibited.

                                   PRELIMINARY PROSPECTUS DATED DECEMBER 1, 1998

                       300,000 Units, each consisting of:

                      one share of                                                   and one
                FIRST COASTAL BANCSHARES                                   FIRST COASTAL CAPITAL TRUST
                      Common Stock                                       % Cumulative Preferred Security
                                                                            $20.00 Liquidation Amount

 CONSIDER CAREFULLY THE
 RISK FACTORS BEGINNING
 ON PAGE 16 IN THE
 PROSPECTUS.
 THESE SECURITIES ARE NOT
 SAVINGS ACCOUNTS OR
 DEPOSITS AND ARE NOT
 INSURED BY THE FEDERAL
 DEPOSIT INSURANCE
 CORPORATION OR ANY OTHER
 GOVERNMENTAL AGENCY.
 NEITHER THE SECURITIES
 AND EXCHANGE COMMISSION
 NOR ANY STATE SECURITIES
 COMMISSION HAS APPROVED
 OR DISAPPROVED THESE
 SECURITIES OR PASSED
 UPON THE ADEQUACY OR
 ACCURACY OF THIS
 PROSPECTUS. ANY
 REPRESENTATION TO THE
 CONTRARY IS A CRIMINAL
 OFFENSE.

WE ARE --

- FIRST COASTAL BANCSHARES, the bank holding company for First Coastal Bank, a community bank servicing communities in western Los Angeles County from the South Bay to the San Fernando Valley,

- committed to offering personalized financial services to small businesses, executives and professionals, and

- using part of the proceeds from this offering to acquire American Independent Bank, N.A.

FIRST COASTAL CAPITAL TRUST --

- is sponsored by us for the sole purpose of issuing the Preferred Securities and will hold our Junior Subordinated Debentures as its only asset.

THE PREFERRED SECURITIES --

- represent preferred beneficial interests in our Junior Subordinated Debentures held by First Coastal Capital Trust,

-  pay quarterly distributions at the annual rate of $     per security (or
     %), which may be deferred by us for up to 20 consecutive quarters, and

- may be redeemed by us after December 31, 2001 for any reason, and before then for the reasons described in this Prospectus.

        The common stock and the Preferred Securities must be purchased together as a Unit in this offering and generally must trade together as a Unit for one year following the completion of this offering. Our common stock trades from time to time in unreported private transactions and on the OTC Bulletin Board under the symbol "FCLA". There is currently no public market for either the Units or the Preferred Securities. We intend to apply to have the Units and, upon separation, the Preferred Securities included on the OTC Bulletin Board under the symbols "FCLAU" and "FCLAT", respectively. Our principal executive offices, and those of First Coastal Capital Trust, are located at 275 Main Street, El Segundo, California, 90245, phone number (310) 322-2222.

-----------------------------------------------------------------------------------------------------------------
                                                                              NET PROCEEDS TO    NET PROCEEDS TO
                                                           UNDERWRITING        FIRST COASTAL      FIRST COASTAL
                                      PRICE TO PUBLIC       COMMISSION          BANCSHARES        CAPITAL TRUST
-----------------------------------------------------------------------------------------------------------------
Per Unit...........................   $26.50 - $27.50           $                    $                  $
-----------------------------------------------------------------------------------------------------------------
Total Units........................          $                  $                    $                  $
-----------------------------------------------------------------------------------------------------------------

          The Underwriters named below will underwrite the Units on a firm commitment basis. The Underwriters may purchase an additional 30,000 Units at the public offering price within 45 days from the date of this Prospectus to cover over-allotments. We have agreed to pay the Underwriters a $160,000 non-accountable expense allowance and to issue to the Underwriters for nominal consideration 16,500 warrants to purchase our common stock at the greater of $9.00 per share or 120% of the initial offering price of the common stock.

PEACOCK, HISLOP, STALEY & GIVEN, INC.
                                                       WEDBUSH MORGAN SECURITIES

                               LOS ANGELES COUNTY

                                      LOGO

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE SPECIFICALLY REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT.

YOU SHOULD ASSUME THAT THE INFORMATION APPEARING IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS. AFTER THE DATE OF THIS PROSPECTUS, OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY CHANGE AND THE INFORMATION CONTAINED IN THIS PROSPECTUS MAY NO LONGER BE ACCURATE.

NEITHER WE NOR THE UNDERWRITERS ARE OFFERING TO SELL OR SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION OR TO ANY PERSON WHERE THE OFFER OR SOLICITATION IS PROHIBITED.

UNTIL          , 1999 (90 DAYS AFTER THE DATE ON THE FRONT OF THIS PROSPECTUS)
ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

THE UNDERWRITERS REQUIRE EACH PURCHASER OF UNITS TO MEET ONE OF THE FOLLOWING MINIMUM SUITABILITY STANDARDS: EITHER (1) THE PURCHASER MUST HAVE A NET WORTH OF AT LEAST $100,000, EXCLUDING HOME, FURNISHINGS AND AUTOMOBILES; OR (2) THE PURCHASER MUST HAVE A MINIMUM GROSS INCOME FOR THE LATEST TAX YEAR OF $50,000 OR MORE, OR JOINT INCOME WITH THE PURCHASER'S SPOUSE OF $100,000 OR MORE.

                               PROSPECTUS SUMMARY

THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY IS NOT COMPLETE AND DOES NOT CONTAIN ALL THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN THE SECURITIES. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, ESPECIALLY THE RISKS OF INVESTING IN THE SECURITIES DISCUSSED UNDER "RISK FACTORS". WE HAVE ADJUSTED ALL SHARE AND PER SHARE AMOUNTS IN THIS PROSPECTUS TO GIVE EFFECT TO A ONE-FOR-FIVE REVERSE SPLIT OF THE COMMON STOCK (THE "REVERSE STOCK SPLIT"), WHICH OCCURRED ON NOVEMBER 24, 1998. UNLESS OTHERWISE INDICATED, SHARE AMOUNTS IN THIS PROSPECTUS ASSUME THAT THE UNDERWRITERS WILL NOT EXERCISE THEIR OVERALLOTMENT OPTION TO PURCHASE ADDITIONAL UNITS.

                            FIRST COASTAL BANCSHARES

We are First Coastal Bancshares ("First Coastal"), a growing bank holding company incorporated under the laws of the State of California. We are the parent of First Coastal Bank, National Association (the "Bank"), and we conduct substantially all of our business through the Bank. Since the new management team led by Don M. Griffith purchased a controlling interest in our predecessor in August 1996, we have turned a net loss of $124,000 for the year ended December 31, 1996 to net income of $241,000 for the first nine months of 1998. In addition, we have more than tripled our total assets from $25.9 million at December 31, 1996 to $81.1 million at September 30, 1998, with only about 40% of the increase attributable to our acquisition of Marina Bank in June 1997.

On August 3, 1998, we entered into an agreement to acquire American Independent Bank, N.A. ("AIB"), for cash. AIB is a community bank with two branches, one in Gardena, California, and one in Burbank, California. At September 30, 1998, AIB had total assets of $37.6 million. We will use part of the proceeds from this offering to fund this acquisition, which we believe will help fuel our growth by increasing our branch offices to four and our assets on a pro forma combined basis to $124.4 million.

                                    THE BANK

Our subsidiary, First Coastal Bank, National Association, is a national bank with branches in the communities of El Segundo and Marina Del Rey, California. The mission of the Bank is to offer relationship-oriented financial services and to be a financial institution known for its quality, soundness and integrity.

OUR STRATEGY. Our business strategy is to:

  - Cater to small businesses, executives and professionals by offering quality, personalized financial services which have become less available due to consolidation in the banking industry.

  - Build our deposit base and loan portfolio through service-oriented relationship banking.

  - Selectively acquire or merge with other banks to decrease unit costs and expand our geographic presence, initially in the South Bay, West Los Angeles and San Fernando Valley areas of Southern California.

WE SEE OPPORTUNITIES CREATED BY MERGERS IN THE BANKING INDUSTRY. We believe that the rapid consolidation of banks and the formation of "mega-banks" has caused, and will continue to cause, small business, executive and professional customers to seek the service-oriented, customized and quality services which we offer. According to the FDIC, the five largest financial institutions in Los Angeles County hold more than half of all deposits in the region. Our Bank has a market share of less than 0.1% of the large, growing and diverse Los Angeles County market, which in 1997 had over $100 billion in total banking deposits, a population of over 9.5 million and a per capita income of over $25,000. We believe our strategy, if successfully executed, will allow us to grow faster than the overall market. In addition, a very small shift in our market share represents large potential growth from our small base.

INTERNAL GROWTH. Our internal growth strategy is primarily focused on "total relationship banking", which means developing a personalized package of financial services and providing superior service to customers with high transactional needs. By focusing on customer relationships, we believe that we fill a niche neglected by the larger banks.

Our target market consists of small businesses, executives and professionals in the South Bay, West Los Angeles and San Fernando Valley areas of Southern California. We have hired, and will continue to hire, highly motivated and well-compensated business development officers to generate significant deposit relationships. Our objective is to retain the most effective business development team of any community bank in Southern California and to support them with quality financial products and exceptional customer service. In addition, we have focused on cross-selling financial products, such as money market and time deposits, to our relationship customers, and we intend to introduce investment management services in the future. We believe that our internal growth strategy sets us apart from other community banks in the region.

We recognize that relationship banking may result in slower loan growth than "loan production" banking, which places a premium on maximizing the number of outstanding loans. Therefore, we supplement local relationship lending with loans originated by a select group of low-cost local loan production agents, which generally consists of well-secured commercial and real estate loans. We seek to maximize the quality of these loans and will accept a lower fixed-rate nominal loan yield for higher credit worthiness and security. In addition, we occasionally purchase out-of-state loan pools consisting of well-seasoned single family residential loans in order to create geographical diversification and to generate a higher yield than our securities portfolio. We do not lend to hedge funds or invest in foreign securities, which we believe minimizes our exposure to international economic problems.

GROWTH THROUGH ACQUISITIONS. Acquisitions will continue to play a key role in augmenting internal growth and lowering our unit costs. Due to our small size and focus, we believe that we have the opportunity to significantly improve our customer service as well as our operating efficiencies through synergies and consolidation of administrative and certain routine operations. Our acquisition objectives are to:

     - Increase our return on capital by trimming redundant operations and thereby lower operating expenses as a percentage of revenues.

     - Increase our low-cost deposit base and geographic coverage.

     - Leverage cross-selling opportunities and offer improved services to the customers of the banks we acquire.

OUR EXPERIENCED MANAGEMENT TEAM. Our management team, particularly our Chairman and Chief Executive Officer, Don M. Griffith, has extensive banking experience in the Southern California banking market. Mr. Griffith is a third generation resident of Southern

California and was formerly Executive Vice President and Chief Financial Officer of First Interstate Bancorp. Mr. Griffith has focused on community banking in our market area since 1993 when he founded Peninsula National Bank to purchase a failed bank in the Palos Verdes area of Southern California, which subsequently in turn purchased Bay Cities National Bank in Redondo Beach, California. Mr. Griffith subsequently sold his interest in Peninsula National Bank and assembled the present management team for First Coastal. Our three executive officers, Mr. Griffith, Deborah A. Marsten and James F. Gardunio, have a combined 67 years of banking and other relevant experience in the Southern California market.

OUR STRONG RECENT DEPOSIT GROWTH AND OUR FINANCIAL SOUNDNESS. We are focused on building core deposits and have achieved strong internal growth in the last twelve months. Our demand deposits increased approximately 64% from $13.1 million at September 30, 1997 to $21.5 million at September 30, 1998, and our money market accounts grew 93%, from $4.1 million to $7.9 million, over the same period. The Bank is currently considered "well capitalized" under applicable regulatory standards.

                                   THE TRUST

First Coastal Capital Trust (the "Trust") is a statutory business trust created under the laws of the state of Delaware. The Trust is our subsidiary because we hold all of its common securities ("Common Securities"). Investors in this offering will hold all of the Trust's Preferred Securities. The Trust's business and affairs are conducted by Wilmington Trust Company, as the Property Trustee and Delaware Trustee, and two individual Administrators who are officers of First Coastal.

We formed the Trust for the exclusive purposes of:

          (1) Issuing and selling the Preferred Securities,

          (2) Using the proceeds from the sale of the Preferred Securities to acquire our Junior Subordinated Debentures, and

          (3) Engaging in only those other activities necessary, advisable or incidental to these limited purposes (such as registering the transfer of the Preferred Securities).

Accordingly, our Junior Subordinated Debentures will be the sole assets of the Trust, and the Trust will depend for its revenues on payments made by us under the Junior Subordinated Debentures and under an expense agreement.

We will hold Common Securities of the Trust equal to 3% of its total capital. The Common Securities rank on a parity with the Preferred Securities, and the Trust will make pro rata payments on the Common Securities simultaneously with payments on the Preferred Securities, except under certain cases of default under the Trust Agreement governing the Trust. See "Description of Preferred Securities -- Priority Over Common Securities."

The Trust has a term of 30 years but may terminate earlier as provided under the Trust Agreement.

                            THE PREFERRED SECURITIES

By creating the Trust to issue the Preferred Securities and using the proceeds to purchase our Junior Subordinated Debentures, we realize two main benefits:
(1) we can, within
certain limits, deduct from our taxable income the payments made to you and (2) we can increase our "Tier 1" capital (a key indicator of financial strength used by banking regulators). These benefits provide us with a cost-effective means of raising capital for regulatory purposes.

We will issue debt (in the form of Junior Subordinated Debentures) to the Trust in exchange for the cash proceeds of the sale of the Preferred Securities. The Junior Subordinated Debentures will be the sole asset of the Trust, and the interest rate on the Junior Subordinated Debentures will be the same as the rate of distributions paid to investors on the Preferred Securities. The interest we pay on the Junior Subordinated Debentures will be treated as a tax-deductible interest expense, but will not be taxable to the Trust since the Trust's income is passed through to its investors. Investors will be required to report this income on their tax return as interest income. These distributions are not dividends and accordingly they are not eligible for the dividends-received deduction. We retain the right to redeem the Preferred Securities at any time if this tax-advantaged status is lost. We may also redeem the Preferred Securities any time they lose their treatment as Tier 1 capital or if the Trust is required to be registered as an "investment company." See "Description of Preferred Securities -- Redemption."

We may defer the quarterly interest payments on our Junior Subordinated Debentures for up to 20 consecutive quarters. If we suspend interest payments the Trust will suspend distributions to holders of the Preferred Securities. See "Risk Factors -- Risk Factors Relating to the Preferred Securities -- We Have the Option to Defer Interest Payments."

With important limitations, we guarantee the payment of distributions under the Preferred Securities. The Preferred Securities are ranked subordinate to virtually all of our other obligations, and are ranked on a parity with other trust preferred securities and senior trust common securities which we may create in the future.

We will present the Preferred Securities on our balance sheet between the liabilities and shareholders' equity sections and captioned as "Company Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trust Holding Solely Junior Subordinated Debentures."

                                  THE OFFERING

SECURITIES OFFERED

Units........................   300,000 Units, each consisting of one share of
                                common stock and one Preferred Security of $20.00 liquidation amount. The Units will be represented by two separate certificates, one representing shares of common stock and one representing Preferred Securities.

Estimated Offering Price.....   Between $26.50 and $27.50 per Unit.

Separation of Units..........   The common stock and the Preferred Securities
                                will trade together as a Unit and cannot be separately traded until the earliest to occur of:

                                     - one year after the closing of this
                                       offering,

                                     - the decision by the Underwriters, in
                                       their sole discretion, to permit
                                       separation earlier than one year after
                                       the closing of this offering,

                                     - a call for redemption of the Preferred
                                       Securities,

                                     - the occurrence of an event of default
                                       under the Indenture governing the Junior
                                       Subordinated Debentures, or

                                     - the dissolution of the Trust.

Rights of Holders............   Holders of Units will be holders of both the
                                common stock and the Preferred Securities and will have the same rights, preferences and privileges as a holder of each security.

COMMON STOCK

Estimated Offering Price.....   The offering price of the common stock will be
                                the difference between the public offering price of the Units and $20.00, which we expect to be between $6.50 and $7.50.

Common Stock to be
  Outstanding after this
  Offering...................   Approximately 1,200,669 shares, including
                                300,000 shares included in the Units. This figure assumes 11,118 shares of our Series A 10%
                                Cumulative Convertible Preferred Stock are converted after we call them for redemption and the exercise of 225,000 warrants held by California Community LLC. See "Capitalization" and "Description of Capital Stock -- Preferred
                                Stock."

Voting Rights................   Holders of common stock will have one vote per
                                share.

Dividend Policy..............   The holders of common stock will share ratably
                                on a per share basis in all dividends and other distributions declared by our Board of Directors. We do not anticipate paying dividends on the common stock in the foreseeable future.

Ownership Restrictions.......   You may not acquire more than 9.9% of our common
                                stock without, in certain circumstances, receiving the prior approval of the Federal
                                Reserve. See "Supervision and Regulation."

PREFERRED SECURITIES

Offering Price and
Liquidation Amount...........   $20.00 per Preferred Security.

Distributions................   Each Preferred Security will pay distributions
                                of $     per year (or      % of the Liquidation
                                Amount). Distributions will accrue from the date of issuance of the Preferred Securities and will be cumulative. Distributions will be payable quarterly in arrears on the last day of March, June, September and December of each year, beginning March 31, 1999. Distributions are subject to deferral as described below. See
                                "Description of the Preferred
                                Securities -- Distributions."

Deferral periods.............   We may defer payments of interest on the Junior
                                Subordinated Debentures to the Trust for up to 20 consecutive quarters. If we defer interest payments, the Trust will not have funds to pay distributions and, as a result, the Trust will defer distributions to holders of the Preferred
                                Securities.

                                During a deferral period, your distributions will continue to accrue, and interest on the unpaid distributions will compound quarterly. Because of this, you would be required to include the unpaid distributions and interest in your gross income for United States federal income tax purposes and certain state income tax purposes but you would not receive any cash to pay tax on this income.

                                For more information, see:

                                - "Description of Preferred Securities --
                                  Distributions -- Deferral periods."

                                - "Certain Federal Income Tax Consequences --
                                  Interest Income"

                                - "Risk Factors -- Risk Factors Relating to the
                                  Preferred Securities -- We Have the Option to Defer Interest Payments."

Maturity.....................   The Junior Subordinated Debentures will mature
                                on December 31, 2028, at which date the Trust must redeem the Preferred Securities at a price equal to

                                $20.00 per Preferred Security plus all accrued and unpaid distributions.

                                Subject to Federal Reserve approval, if then required, we have the right to shorten the stated maturity of the Junior Subordinated Debentures to a date as early as December 31, 2001. If we do this, the Trust will at the new maturity date redeem the outstanding Preferred Securities and pay the applicable redemption price as if the new maturity date were a redemption date. See "-- Redemption" below for a description of the redemption prices and "Description of Junior Subordinated
                                Debentures -- Stated Maturity."

Redemption...................   Subject to Federal Reserve approval, we may
                                cause the Trust to redeem the Preferred
                                Securities at the same time and at the same price which we redeem the Junior Subordinated
                                Debentures. The Junior Subordinated Debentures may be redeemed:

                                (1) On or after December 31, 2001, in whole or
                                    in part, at declining redemption prices set forth below (expressed as a percentage of the principal amount) plus accrued and unpaid dividends:

                                          REDEMPTION DATE          REDEMPTION PRICE
                                          ---------------          ----------------
                                     December 31, 2001 through           108%
                                     December 30, 2002
                                     December 31, 2002 through           105%
                                     December 30, 2003
                                     December 31, 2003 through           102%
                                     December 30, 2004
                                     December 31, 2004 and               100%
                                     thereafter

                                and,

                                (2) At any time, in whole (but not in part),
                                    upon the occurrence and during the
                                    continuance of a Tax Event, an Investment
                                    Company Event or a Capital Treatment Event
                                    (each as defined in "Description of Junior
                                    Subordinated Debentures -- Optional
                                    Redemption"), at a price equal to the
                                    principal amount plus all accrued and unpaid dividends to the redemption date.

                                For more information, see "Description of the Preferred Securities -- Redemption" and "Description of Junior Subordinated Debentures -- Optional Redemption."

Distribution of Junior
  Subordinated Debentures....   With the prior approval of the Federal Reserve,
                                if then required, we can dissolve the Trust at any time. If we do this, the Trust will redeem the Preferred
                                Securities by distributing the Junior
                                Subordinated Debentures to holders of Preferred
                                Securities and Common Securities. Although the
                                Junior Subordinated Debentures bear interest at the same rate as the Preferred Securities, there are important differences in their terms.
                                Therefore, we urge you to read carefully the description of the Junior Subordinated
                                Debentures under "Description of Junior
                                Subordinated Debentures."

                                See also "Risk Factors -- Risk Factors Relating to the Preferred Securities -- We may dissolve the Trust and Distribute the Junior Subordinated Debentures to You" and "Description of the Preferred Securities -- Exchange of Preferred Securities for Junior Subordinated Debentures."

Ranking......................   The Preferred Securities will rank on a parity
                                with the Common Securities of the Trust held by us. Except in certain cases of default, distributions will be made simultaneously and pro rata on the Preferred Securities and Common
                                Securities. See "Description of the Preferred
                                Securities -- Priority Over Common Securities."

                                Our obligations under the Guarantee, the Junior Subordinated Debentures and other documents described in this Prospectus are unsecured and rank subordinate and junior in right of payment to all current and future senior and subordinated debt, the amount of which is not limited. If we cause additional preferred securities to be issued by trusts similar to the Trust in the future, these new obligations will rank on a parity with the Junior Subordinated Debentures and the Guarantee. See "Description of Junior Subordinated Debentures -- Subordination" and "Description of Guarantee and Expense Agreement -- General."

Voting Rights................   The holders of the Preferred Securities will
                                generally have no voting rights with respect to the administration, operation or management of the Trust, except as to issues regarding the modification of the Preferred Securities, the acceleration of payments and certain other matters described in this Prospectus. See
                                "Description of the Preferred
                                Securities -- Voting Rights; Amendment of the
                                Trust Agreement."

Guarantee....................   Pursuant to the Guarantee, we guarantee, on a
                                subordinated basis, the payments of
                                distributions and principal to the extent of funds held by the Trust. However, this guarantee does not apply during any period in which we elect to defer distributions on the Junior
                                Subordinated Debentures.

                                For more information, see:

                                - "Risk Factors -- Risk Factors Relating to the
                                  Preferred Securities -- Our Obligations to Pay Interest on the Junior Subordinated Debentures and Under the Guarantee Are Junior to Our Other Obligations,"

                                - "Description of Guarantee and Expense
                                  Agreement," and

                                - "Relationship Among Preferred Securities,
                                  Junior Subordinated Debenture, Guarantee and
                                  Expense Agreement."

GENERAL

Use of proceeds..............   We intend to use the net proceeds to us from
                                this offering and the proceeds from the exercise of warrants held by California Community LLC (1) to help finance the acquisition of American
                                Independent Bank, (2) to redeem up to 94,757 shares of our outstanding 10% Series A
                                Cumulative Convertible Preferred Stock that have not previously converted into our common stock and (3) for general working capital purposes.
                                See "Use of Proceeds".

Listing......................   Our common stock currently trades from time to
                                time in unreported private transactions and on the OTC Bulletin Board under the symbol "FCLA".
                                There is currently no public market for either the Units or the Preferred Securities. We intend to apply to have the Units and, upon separation, the Preferred Securities included for quotation on the OTC Bulletin Board under the symbols
                                "FCLAU" and "FCLAT" respectively. The
                                Underwriters have indicated that they intend to make a market in the common stock and Units and, upon separation, the Preferred Securities, but they are not obligated to do so. See "Risk
                                Factors -- Risk Factors Relating to First
                                Coastal -- Our Common Stock, the Units and the
                                Preferred Securities Have Limited or no
                                Markets."

Risk Factors.................   Before deciding whether a purchase of Units is
                                suitable for you, please read the discussion under "Risk Factors" of certain factors you should consider before buying the Units.

                               OTHER TRANSACTIONS

Acquisition of American
Independent Bank.............   We have agreed to purchase American Independent
                                Bank, N.A. for approximately $6.4 million in cash ($7.3 million including expenses and adjustments). We will use a portion of the proceeds of this offering to help the Bank pay for this acquisition. We expect the acquisition to close immediately following this offering. See "The Proposed
                                Acquisition of American Independent Bank."

Reverse Stock Split..........   On November 24, 1998, we effected a one-for-five
                                reverse split of our common stock. All share and per share amounts in this Prospectus have been adjusted to give effect to the reverse stock split.

Redemption of Series A
  Preferred Stock............   On or soon after the completion of the offering,
                                we intend to call for redemption up to 94,757
                                shares, or approximately 22%, of the 423,500 outstanding shares of our Series A Preferred
                                Stock. Each share of Series A Preferred Stock is convertible at the option of the holder into one share of our common stock. Holders of 11,118 shares of our Series A Preferred Stock have signed subscription agreements obligating them to convert their shares of Series A Preferred
                                Stock into shares of our common stock on or prior to the redemption date. If no other holders elect to convert, we will have to pay approximately $653,000 to redeem the shares of Series A Preferred Stock. See "Description of
                                Capital Stock -- Preferred Stock."

Exercise of Warrants.........   Our largest shareholder, California Community
                                LLC, has agreed to exercise warrants to purchase
                                225,000 shares of our common stock on or prior to the consummation of the AIB acquisition, which would result in a payment to us of $1.125 million. See "Beneficial Ownership of Common
                                Stock -- California Community LLC."

                  SUMMARY HISTORICAL FINANCIAL INFORMATION OF
                    FIRST COASTAL BANCSHARES AND SUBSIDIARY

The selected financial information below for the nine months ended September 30, 1998 and 1997 is derived from our unaudited financial statements which we believe reflect all adjustments, consisting of only normal recurring accruals, necessary for a fair presentation. The selected financial information below for the years ended December 31, 1997, 1996 and 1995 is derived from our audited financial statements. This information is only a summary and should be read in conjunction with our financial statements and related notes presented elsewhere in this Prospectus.

                                                              AT OR FOR THE NINE MONTHS           AT OR FOR THE YEAR ENDED
                                                                 ENDED SEPTEMBER 30,                    DECEMBER 31,
                                                              --------------------------     ----------------------------------
                                                                 1998            1997          1997         1996         1995
                                                              ----------      ----------     --------     --------     --------
                                                                      (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
SUMMARY OF OPERATIONS
  Interest Income...........................................   $  3,954        $  2,159      $  3,172     $  2,021     $  1,806
  Interest Expense..........................................      1,651             584           887          476          412
                                                               --------        --------      --------     --------     --------
  Net Interest Income.......................................      2,303           1,575         2,285        1,545        1,394
  Provision for Loan Losses.................................         10              25            25           39            8
                                                               --------        --------      --------     --------     --------
  Net Interest Income after Provision for Loan Losses.......      2,293           1,550         2,260        1,506        1,386
  Noninterest Income........................................        416             131           245          264          283
  Noninterest Expense.......................................      2,223           1,648         2,350        1,893        1,865
                                                               --------        --------      --------     --------     --------
  Income before Income Taxes................................        486              33           155         (123)        (196)
  Income Taxes..............................................        245              27            95            1            1
                                                               --------        --------      --------     --------     --------
  Net Income................................................   $    241        $      6      $     60     $   (124)    $   (197)
                                                               ========        ========      ========     ========     ========
PER SHARE DATA
  Net Income -- Basic(1)....................................   $   0.04        $  (0.12)     $  (0.15)    $  (0.31)    $  (0.90)
  Book Value(2).............................................       4.79            4.40          4.65         4.84         5.41
  Cash Dividends -- Preferred Stock(3)......................        214              84           155          N/A          N/A
  Actual Number of Shares Outstanding.......................    664,551         685,196       677,052      585,196      301,196
  Weighted Average Number of Shares Outstanding.............    671,284         620,361       638,990      399,383      218,969
RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK
  DIVIDENDS(4)
  Including Interest on Deposits............................      1.14x           0.93x         1.00x        0.78x        0.55x
  Excluding Interest on Deposits............................      1.76x           0.64x         1.00x       (0.66x)      (6.00x)
BALANCE SHEET DATA -- AT PERIOD END
  Total Assets..............................................   $ 81,120        $ 48,543      $ 56,129     $ 25,947     $ 24,230
  Total Loans...............................................     56,268          35,605        39,992       16,321       14,997
  Allowance for Loan Losses (ALLL)..........................        562             721           615          382          333
  Investment Securities.....................................      6,077           6,184        10,183        6,934        3,031
  Other Real Estate Owned...................................        218              --           200           51          465
  Total Deposits............................................     72,921          42,287        45,265       22,948       22,486
  Total Shareholders' Equity................................      6,045           5,873         6,010        2,838        1,629
OPERATING RATIOS AND OTHER SELECTED DATA
  Return on Average Assets(5)...............................       0.45%           0.02%         0.15%       (0.49)%      (0.83)%
  Return on Average Equity(5)...............................       5.42%           0.20%         1.33%       (6.20)%     (15.63)%
  Operating Efficiency Ratio(7).............................      82.06%          96.60%        92.89%      104.64%      111.21%
  Net Interest Yield(5)(6)..................................       4.75%           6.49%         6.44%        6.75%        6.62%
SELECTED ASSET QUALITY RATIOS -- AT PERIOD END
  Nonperforming Loans to Total Loans........................       2.60%           4.26%         3.13%        6.55%        6.95%
  Nonperforming Assets to Total Assets......................       2.07%           3.12%         2.58%        4.32%        6.22%
  ALLL as a Percentage of Nonperforming Loans...............      38.55%          47.56%        49.24%       35.73%       31.93%
  ALLL as a Percentage of Total Loans.......................       1.00%           2.02%         1.54%        2.34%        2.22%
TANGIBLE BOOK VALUE AND EARNINGS
  Tangible Book Value(8)....................................   $  1,383        $    930      $  1,195     $  2,838     $  1,629
  Tangible Book Value Per Share.............................       2.08            1.36          1.77         4.85         5.41
  Tangible Earnings(9)......................................        341              41           130         (124)        (197)
  Tangible Earnings Per Share(10)...........................       0.19           (0.07)        (0.04)       (0.31)       (0.90)

(notes on next page)

-------------------------
 (1) These amounts represent net income, less dividends on preferred stock, divided by the weighted average number of shares outstanding for the respective years. The effect of outstanding warrants, options and conversion features of the preferred stock were not included as their effect would be antidilutive.

 (2) Represents total shareholders' equity less liquidation preference of preferred stock divided by common shares outstanding.

 (3) No cash dividends have been paid on the common stock.

 (4) For purposes of calculating the ratio of earnings to fixed charges and preferred stock dividends, earnings consist of income before income taxes, fixed charges and preferred stock dividends. Fixed charges consist of interest expense and one-third of rentals.

 (5) Calculations are based on average daily balances.

 (6) Net interest yield has been calculated by dividing net interest income by average interest-earning assets.

 (7) The operating efficiency ratios have been calculated by dividing non-interest expense by operating income (net interest income plus non-interest income).

 (8) Tangible book value is equal to shareholders' equity reduced by the liquidation preference of the preferred stock and goodwill.

 (9) Tangible earnings is equal to net income plus goodwill amortization.

(10) Tangible earnings per share is equal to tangible earnings less the preferred stock dividends divided by the average common shares outstanding.

               UNAUDITED SUMMARY PRO FORMA FINANCIAL INFORMATION

The following summary unaudited pro forma financial information as of September 30, 1998 combines our historical balance sheets with AIB's as if the acquisition and offering had been effective on September 30, 1998 and our historical results of operation with AIB's as if the acquisition and offering had been effective on January 1, 1997, after giving effect to the purchase accounting adjustments. For our complete pro forma financial information, see "Unaudited Pro Forma Financial Information."

The unaudited pro forma combined financial information is intended for informational purposes and is not necessarily indicative of either (1) the future financial position or future results of operations of the combined company, or (2) of the financial position or the results of operations of the combined company that would have actually occurred had the acquisition been in effect as of the date or for the periods presented. These unaudited pro forma combined financial statements should be read in conjunction with, and are qualified in their entirety by, the unaudited pro forma financial information and the financial statements, including the accompanying notes, of First Coastal and AIB appearing elsewhere in this Prospectus. All dollar amounts, except per share amounts, are presented in thousands.

                                                                 AT OR FOR THE
                                                               NINE MONTHS ENDED
                                                              SEPTEMBER 30, 1998
                                                              -------------------
SUMMARY OF OPERATIONS
  Interest Income...........................................      $    6,233
  Interest Expense..........................................           2,644
                                                                  ----------
  Net Interest Income.......................................           3,589
  Provision for Loan Losses.................................             102
                                                                  ----------
  Net Interest Income after Provision for Loan Losses.......           3,487
  Noninterest Income........................................             919
  Noninterest Expense.......................................           3,701
                                                                  ----------
  Income Before Income Taxes................................             705
  Income Taxes..............................................             411
                                                                  ----------
  Net Income................................................      $      294
                                                                  ==========
  Tangible Net Income.......................................      $      587
PER SHARE DATA
  Net Income -- Basic and Diluted...........................      $     0.11
  Book Value................................................      $     5.19
  Tangible Net Income.......................................      $     0.35
  Tangible Book Value.......................................      $     0.55
  Shares Outstanding........................................       1,200,669
RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK
  DIVIDENDS
  Including Interest on Deposits............................            1.26x
  Excluding Interest on Deposits............................            1.94x
BALANCE SHEET DATA -- AT PERIOD END
  Total Assets..............................................      $  124,416
  Total Loans...............................................          77,238
  Allowance for Loan Losses.................................             759
  Investment Securities.....................................          10,077
  Goodwill..................................................           5,593
  Other Real Estate Owned...................................             299
  Total Deposits............................................         106,516
  Total Shareholders' Equity................................      $    8,372

                                  RISK FACTORS

AN INVESTMENT IN THE UNITS INVOLVES A NUMBER OF RISKS, INCLUDING GENERAL MARKET RISKS, FLUCTUATIONS IN INTEREST RATES, OPERATIONAL RISKS, LEGAL RISKS AND REGULATORY RISKS. MANY OF THESE RISKS COULD BE SUBSTANTIAL AND ARE INHERENT IN OUR BUSINESS. IN ADDITION, CERTAIN MATTERS DISCUSSED IN THIS PROSPECTUS MAY BE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE LITIGATION REFORM ACT OF 1995 AND THEREFORE MAY INVOLVE RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH MAY CAUSE OUR ACTUAL RESULTS TO BE MATERIALLY DIFFERENT FROM THE RESULTS EXPRESSED OR IMPLIED BY OUR FORWARD-LOOKING STATEMENTS. THESE STATEMENTS GENERALLY APPEAR WITH WORDS SUCH AS "ANTICIPATE," "BELIEVE," "ESTIMATE," "MAY," "INTEND" AND "EXPECT."

WE SPECIFICALLY CAUTION YOU THAT THE FACTORS LISTED BELOW ARE ONES WE BELIEVE COULD CAUSE OUR RESULTS TO BE MATERIALLY DIFFERENT FROM WHAT WE EXPECT OR CAUSE THE TRADING PRICES OF OUR SECURITIES TO DECREASE. YOU SHOULD NOT ASSUME THAT THESE FACTORS REPRESENT A COMPLETE LIST OF THE GENERAL OR SPECIFIC RISKS THAT MAY AFFECT US, AND YOU SHOULD RECOGNIZE THAT OTHER FACTORS MAY PRESENT AN EVEN GREATER RISK TO OUR RESULTS. CAREFULLY CONSIDER THE FOLLOWING INFORMATION, TOGETHER WITH THE OTHER INFORMATION IN THIS PROSPECTUS, BEFORE DECIDING WHETHER A PURCHASE OF THE UNITS IS SUITABLE FOR YOU.

RISK FACTORS RELATING TO FIRST COASTAL

LOSSES IN OUR RECENT OPERATING HISTORY

Although we recorded net income of $241,000 for the nine months ended September 30, 1998 and $60,000 for the year ended December 31, 1997, we experienced losses of $124,000 and $197,000 for the years ended December 31, 1996 and 1995, respectively. We believe these losses were primarily due to unsatisfactory loan underwriting standards and high overhead expenses under previous management. We have not yet reached the level of profitability we think is appropriate, and we have not yet achieved sustained profitability.

Our ability to achieve sustained profitability depends greatly on general market conditions and our ability to continue to:

     - control our level of non-performing assets,

     - maintain the adequacy of our loan loss reserve,

     - reduce our ratio of noninterest expenses to average earning assets and

     - successfully execute our strategic plan, which focuses on internal loan and deposit growth and making selective acquisitions.

We are working to achieve these goals, but we cannot guarantee that we will be able to meet them. If we do not, we will be unlikely to achieve sustained profitability.

WE FACE CERTAIN CAPITAL REQUIREMENTS

Our strategy calls for strong asset and net income growth, both internally and through acquisitions. Our ability to do this will depend in part on our ability to continue to meet each of the Federal Reserve's minimum capital adequacy guidelines. This may, from time to time, require us to raise additional capital that qualifies as "Tier 1" capital. We cannot assure that such capital will be available or, if it is, that it will be available on reasonable terms. If we cannot raise the additional capital, or generate it through our earnings, our ability to grow would be hindered. See "Supervision and Regulation -- Capital Adequacy."

We believe that a portion of the Preferred Securities will qualify as Tier 1 capital at the holding company based upon current guidelines issued by the Federal Reserve. However, the Federal Reserve may at any time revise its guidelines in a manner which would reduce or eliminate the amount of Preferred Securities that qualify as Tier 1 capital. Currently, the Federal Reserve only permits 25% of our Tier 1 capital to be in the form of the Preferred Securities, which would disqualify approximately two-thirds of the Preferred Securities until such time as our other Tier 1 capital elements increase. If our other capital elements decrease (e.g., if we sustain losses), an additional portion of Preferred Securities may no longer count as Tier 1 capital. If all or an additional portion of the Preferred Securities lose their qualification as Tier 1 capital, we may be required to seek additional capital to meet the Federal Reserve's capital adequacy guidelines if and when they apply to us on a consolidated basis.

OUR HOLDING COMPANY STRUCTURE LIMITS OUR LIQUIDITY AND ABILITY TO PAY DIVIDENDS

We operate as a holding company for the Bank. Therefore, substantially all of our assets and operations are held by or conducted through the Bank. Our financial performance depends upon dividends, loan repayments and other intercompany cash flows from the Bank. The payment of dividends and the repayment of loans and advances by the Bank to us are subject to statutory, contractual and other restrictions, are dependent upon the earnings of the Bank and are subject to various business considerations. In addition, in the event of dissolution or liquidation, the claims of creditors of the Bank, including its depositors, tax authorities and trade creditors, will generally have priority over our claims as the parent.

Our ability to obtain funds for cash requirements depends largely on the amount of dividends which may be declared by the Bank. Under the relevant statute, the Bank may only pay dividends from its net income, after deducting losses and bad debts. The Bank is further prohibited from declaring dividends until its capital surplus account equals the amount of capital stock or until a certain amount of profits are transferred to the surplus account. In addition, the Office of the Comptroller of the Currency must approve the payment of dividends by the Bank in certain cases, and it also has authority to prohibit the payment of dividends when it determines that such payment would constitute an unsafe and unsound banking practice. See "Supervision and Regulation -- Dividend Regulation."

Our ability to pay interest on the Junior Subordinated Debentures depends, in part, on the Bank's ability to achieve operating results consistent with those shown on our unaudited pro forma financial statements. These pro forma financial statements are based on certain assumptions and are not necessarily indicative of our actual future results of operations. See " -- Our Expansion Strategy Presents Special Risks," "Supervision and Regulation -- Dividend Regulation" and "Unaudited Pro Forma Financial Information."

NONPERFORMING ASSETS

Nonperforming assets reduce the amount of cash available for our activities, which in turn hurts our liquidity, earnings and ultimately our capitalization and our financial performance. We have had a higher level of nonperforming assets than we like. We believe this was caused by a weak local economy in the past and unsatisfactory underwriting standards under previous management. Our percentages of non-performing assets to total assets are shown below:

                             SEPTEMBER 30,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                 1998            1997           1996           1995
                             -------------   ------------   ------------   ------------
Percentage of
  non-performing assets to
  total assets.............      2.07%           2.58%          4.32%          6.22%

Nonperforming assets consist of loans on nonaccrual, loans past due 90 days or more, restructured loans and other real estate owned. We continually evaluate the credit risks of nonperforming assets and other problem loans and believe we have provided adequately for the credit risks associated with these assets. However, our loan portfolio is vulnerable to adverse changes in the economy and other factors, and we therefore cannot guarantee that the level of nonperforming assets will not rise in the future. See "Management's Discussion and Analysis of Results of Operations and Financial Condition of First Coastal -- Asset Quality".

OUR LOAN LOSS RESERVES ARE ONLY ESTIMATES

Any bank that lends money takes a risk that it will not be paid back. Although we try to limit this risk by adhering to well-defined loan underwriting standards, we have and will in the future experience loan losses. In our allowance for loan losses, we attempt to estimate the amount of loan losses we will incur in the future. We base this estimate on industry standards, our historical experience, our evaluation of current and predicted economic conditions and our regular reviews of delinquencies and the quality of the collateral underlying our loans. Although we believe our allowance for loan losses is adequate, we can never be sure that actual loan losses in the future will not exceed the amount we set aside in our allowance today. This could result from many factors, including an adverse change in general economic conditions, that are beyond our control. If our estimates today prove to be incorrect and actual loan losses materially exceed the amounts we set aside in the allowance, we would have to increase our reserves and thereby reduce our income. See "Business of First Coastal -- Allowances for Loan Losses".

OUR STRATEGY DEPENDS ON KEY PERSONNEL

Our future success depends substantially on the efforts of our executive officers, in particular Don M. Griffith, the Chief Executive Officer and the Chairman of the Board. The loss or interruption of his services would probably hinder our ability to achieve our growth and operating strategies. Mr. Griffith is not subject to any employment agreement, although he does beneficially own a significant amount of our common stock.

CHANGES IN INTEREST RATES MAY AFFECT OUR PROFITABILITY

The Bank derives its income primarily from the differential or "spread" between the interest earned on loans, securities and other interest-earning assets, and interest paid on deposits, borrowings and other interest-bearing liabilities. In general, the wider the spread, the more we earn. Net interest spreads are affected by the difference between the maturities and repricing characteristics of interest-earning assets and interest-bearing liabilities. These differences in turn are affected by changes in general interest rates. We cannot eliminate the interest rate risk nor can we assure that the steps taken by the Bank will minimize such risk, especially given recent volatility in the credit markets. In addition, an increase in the general level of interest rates may make it harder for our borrowers to pay the interest on and principal of their loans. Therefore, changes in levels of market interest rates could materially adversely affect our net interest spread, asset quality, loan origination volume and overall results of operation. See "Management's Discussion and Analysis of Results of Operations and Financial Condition of First Coastal -- Net Interest Income."

WE ARE SUBJECT TO EXTENSIVE REGULATION

We are subject to extensive regulation, supervision and examination by government agencies, principally banking regulators. These agencies have been granted extensive discretion in connection with their supervisory and enforcement activities, which are intended primarily for the protection of the deposit insurance fund and the depositors of the Bank and not our shareholders. Consequently, these regulatory agencies and their rules often serve to limit our activities in ways that could be adverse to the interests of our shareholders. See "Supervision and Regulation."

WE FACE SIGNIFICANT COMPETITION

We operate in the highly competitive western Los Angeles County banking market and compete not only with other commercial banks, but also with many other financial competitors, including savings and loans, finance companies, brokerage firms, insurance companies, credit unions, mortgage banks and other financial intermediaries.

Most of our significant competitors have substantially greater resources and capital than we do. Our non-bank competitors also generally operate under fewer regulatory constraints. As a result, we generally cannot offer our customers different products or significantly better priced products than our competitors and we typically have to work harder to compete. See "Business of First
Coastal -- Competition".

OUR LOANS ARE CONCENTRATED IN REAL ESTATE

A significant portion (80% at September 30, 1998) of our loans are secured by real estate. The properties securing these loans are located in California, Arizona, Iowa and Maine. Real estate values are generally affected by general economic and other conditions in the area where the real estate is located, fluctuations in interest rates and changes in tax and other laws. Any decline in real estate values could significantly reduce the value of the real estate collateral securing our real estate loans and could increase the likelihood of defaults under our real estate loans. This, in turn, would adversely affect our results of operations and our financial position. See "Business of First
Coastal -- Lending Activities."

WE ARE CURRENTLY CONTROLLED BY ONE STOCKHOLDER

Our biggest stockholder, California Community LLC (the "LLC"), beneficially owns approximately 78% of our common stock as of September 30, 1998. Even after the planned distribution by the LLC to its members of its common stock, a relatively small number of shareholders will still hold a majority of our common stock. These shareholders may be able to control the outcome of matters requiring a stockholder vote, including the election of directors, and thereby control our management and policies. See "Beneficial Ownership of Common Stock -- California Community LLC."

OUR EXPANSION STRATEGY PRESENTS SPECIAL RISKS

We intend to grow in part by acquiring entire banks and branches of other banks. For example, in June 1997, we acquired Marina Bank, and we intend to use a portion of the proceeds from this offering to acquire American Independent Bank, N.A. In the last few years, many other banks have also sought to grow by acquiring banking assets. This competition for banking assets has increased the prices we must pay and has reduced the number of attractive acquisition opportunities. This in turn reduces our return on investment and our margin for error.

A bank acquisition strategy can be risky. Special acquisition risks include:

     - the diversion of management time to integrating the new business,

     - unanticipated problems with loans or legal liabilities, and

     - difficulties in retaining customers and employees of the acquired banks.

The occurrence of any one of these risks in any acquisition could have a material adverse effect on our results of operations and our financial condition, especially given our reduced margin for error.

WE FACE YEAR 2000 ISSUES

Any inability of computer programs to accurately distinguish dates beyond December 31, 1999, creates potential problems in our own computer systems, the computer systems of third parties with whom we deal and the computer systems of our customers. These potential problems could have a material impact on our ability to conduct our business, and especially to process and account for the electronic transfer of funds and transactions. Incomplete or untimely resolution of the Year 2000 issue represents an uncertainty that is reasonably likely to affect our future financial results, or cause current reported financial information not to be indicative of future operating results or future financial conditions. In addition, the Office of the Comptroller of the Currency requires national banks to become Year 2000 compliant and can penalize those that do not meet specified goals in a timely manner. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of First
Coastal -- Year 2000 Compliance."

OUR COMMON STOCK, THE UNITS AND THE PREFERRED SECURITIES HAVE LIMITED OR NO MARKETS

The Units and Preferred Securities are new issues, and prior to this offering, there has been only a limited public market for our common stock. Although we intend to file an application to include the Units and, after separation, the Preferred Securities for quotation on the OTC Bulletin Board, we cannot be sure that an active public market for the Units, common stock or Preferred Securities will develop or be sustained after the offering. Although the Underwriters have indicated to us that they intend to make a market in the common stock and the Units and, after separation, the Preferred Securities, they will not be obligated to do so and may discontinue market making at any time. Any reduction in the number of market makers could adversely affect your ability to sell your Units, common stock or Preferred Securities. In addition, our requirement that the common stock and Preferred Securities trade together for one year as a Unit may depress the price of the common stock and Preferred Securities below the levels each would trade at separately.

The initial public offering price of the Units has been determined in part by reference to the trading prices for the few recent reported trades of the common stock and in part by negotiations between us and the Underwriters. With the limited trading history of the common stock and our inability to predict where the Units, common stock and Preferred Securities should trade in the future, we cannot be sure that the initial public offering price of the Units will, in fact, be indicative of the trading price of the Units or common stock and Preferred Securities after the offering. The price of the Units, common stock and Preferred Securities after this offering may fluctuate widely, depending upon many factors, some of which have nothing to do with the operating results of First Coastal, and the Units may trade at prices significantly below the initial public offering price.

RISK FACTORS RELATING TO THE COMMON STOCK

WE DO NOT INTEND TO PAY DIVIDENDS ON THE COMMON STOCK

We have no intention of paying dividends on our common stock for the foreseeable future. Even if we intended to pay dividends, our ability to do so would be substantially restricted. See the second paragraph of "-- Our Holding Company Structure Limits Our Liquidity and Ability to Pay Dividends."

OUR SHARE PRICE MAY DECLINE DUE TO SHARES ELIGIBLE FOR FUTURE SALE

At the completion of this offering, we will have 964,551 shares of common stock outstanding. Up to an additional 708,500 shares may be issued if all of the shares of our Series A 10% Cumulative Convertible Preferred Stock convert into common stock and all outstanding warrants and stock options are exercised. Although a total of 805,917 shares of common stock (assuming the conversion of Series A Preferred Stock and the exercise of stock options and warrants) are subject to a lock-up for 15 months following this offering, sales of substantial amounts of common stock, or the possibility of such sales, may "flood the market" or otherwise adversely affect the price of our common stock and impede our ability to raise capital through the issuance of equity securities.

RISK FACTORS RELATING TO THE PREFERRED SECURITIES

OUR OBLIGATIONS TO PAY INTEREST ON THE JUNIOR SUBORDINATED DEBENTURES AND UNDER THE GUARANTEE ARE JUNIOR TO OUR OTHER OBLIGATIONS

The Trust cannot pay distributions to holders of the Preferred Securities unless we make interest payments on the Junior Subordinated Debentures as and when required. We may make payments on the Junior Subordinated Debentures only with money remaining after we make payments on our other debt because our obligations under the Junior Subordinated Debentures are unsecured and rank subordinate and junior in right of payment to all current and future senior and subordinated debt, the amount of which is not limited. As of September 30, 1998, we have $1.0 million of indebtedness which is senior to the Junior Subordinated Debentures. Further, we have no limitations on our ability to issue additional junior subordinated debentures in connection with any future offerings of preferred securities, and any such additional debentures would rank on a parity with the Junior Subordinated Debentures.

WE HAVE THE OPTION TO DEFER INTEREST PAYMENTS

We may defer the payment of interest on the Junior Subordinated Debentures at any time up to 20 consecutive quarters, provided that no deferral period may extend beyond the maturity date and provided that we are not in default under the Indenture governing the Junior Subordinated Debentures. As a consequence of any such deferral, the Trust will defer distributions on the Preferred Securities. Our Guarantee does not apply during a deferral period.

Upon the termination of any deferral period and the payment of all interest then accrued and unpaid, we may elect to begin a new deferral period. There is no limitation on the number of times that we may elect to begin a deferral period. See "Description of Preferred Securities -- Distributions -- Deferral periods."

HOLDERS OF PREFERRED SECURITIES WILL CONTINUOUSLY ACCRUE UNPAID DISTRIBUTIONS

Each holder of Preferred Securities will be required to accrue and recognize income (in the form of original issue discount) in respect of its pro rata share of the interest accruing on the Junior Subordinated Debentures held by the Trust on a daily basis under the constant yield method, regardless of whether or not cash is distributed on the Preferred Securities. Accordingly, if we declare a deferral period, holders would not receive cash to pay the tax on such income until the end of the deferral period.

A holder who sells Preferred Securities will recognize income on the unpaid distributions up to the date of sale. Such income will increase a holder's tax basis in the Preferred Securities, offset by any paid distributions. If we elect to exercise our deferral right, the market price of the Preferred Securities is likely to be adversely affected. In the event the sale price does not accurately reflect the accrual of unpaid distributions, the holder may recognize a capital loss on the sale but would accrue regular income on the unpaid distributions. In general, an individual taxpayer may only offset $3,000 of capital losses against regular income during any year. See "Certain Federal Income Tax
Considerations -- Original Issue Discount" and "-- Sales and Redemption of Preferred Securities."

WE MAY REDEEM THE PREFERRED SECURITIES UPON THE OCCURRENCE OF CERTAIN EVENTS

Upon the occurrence and during the continuation of a Tax Event, an Investment Company Event or a Capital Treatment Event, each as defined below, we have the right to redeem at par the Junior Subordinated Debentures in whole (but not in part) and therefore cause the Trust to redeem the Preferred Securities. If then required under applicable guidelines or policies of the Federal Reserve, we will need the Federal Reserve's approval to do this. See "Description of the Preferred Securities -- Redemption."

In general, a "Tax Event" means any change in the laws or regulations which poses a substantial risk that the Preferred Securities might lose their special tax treatment, an "Investment Company Event" means any change in the laws or regulations which require the Trust to be registered under the Investment Company Act and a "Capital Treatment Event" means any change in the laws or regulations which poses a substantial risk that we will not be able to treat the Preferred Securities as Tier 1 capital for purposes of the capital adequacy guidelines of the Federal Reserve. For a more precise definition of these terms, see "Description of Junior Subordinated Debentures -- Optional Redemption."

POSSIBLE TAX LAW CHANGES AFFECTING PREFERRED SECURITIES

It has been reported that the IRS recently challenged another company's deduction for interest paid on a debt instrument similar in some respects to the Junior Subordinated Debentures and issued to an entity similar to the trust. Based on available information, we do not believe that this challenge will affect our ability to deduct interest payments on our Junior Subordinated Debentures. However, you should be aware that further developments favoring the IRS's challenge, or other unrelated developments, could cause a Tax Event.

In addition, certain legislative proposals were made in 1996 and 1997 which, if enacted, would have retroactively affected the ability of issuers to deduct interest paid on securities similar to the Junior Subordinated Debentures. These proposals were not, however, incorporated into the legislation enacted on August 5, 1997 as the Taxpayer Relief Act of 1997. Nevertheless, there can be no assurance that other legislation enacted after the date of this Prospectus will not otherwise adversely affect our ability to deduct the interest payable on the Junior Subordinated Debentures and thereby result in early redemption for a Tax Event. See "Certain Federal Income Tax Considerations -- Possible Tax Law Changes."

WE MAY DISSOLVE THE TRUST AND DISTRIBUTE THE JUNIOR SUBORDINATED DEBENTURES TO
YOU

We have the right at any time to dissolve the Trust and cause the Trust to distribute the Junior Subordinated Debentures to you, subject to the receipt of any required prior approval of the Federal Reserve. Because you may receive Junior Subordinated Debentures in liquidation of the Trust, if you choose to invest in the Preferred Securities you should be prepared to hold the Junior Subordinated Debentures. Therefore you should carefully review all the information regarding the Junior Subordinated Debentures contained in this Prospectus. See "Description of Preferred Securities -- Exchange of Preferred Securities for Junior Subordinated Debentures" and "Description of Junior Subordinated Debentures."

WE MAY OPERATE WITH FEW RESTRICTIONS UNDER THE INDENTURE GOVERNING THE JUNIOR SUBORDINATED DEBENTURES

The Junior Subordinated Notes Indenture and the Trust Agreement governing the Trust do not limit our operations or provide protection in the event of a material adverse change in our financial condition or results of operations. Additionally, these instruments do not limit our ability to incur additional indebtedness. Therefore, you should not consider these instruments to be a significant factor in evaluating whether we will be able to comply with our obligations.

THE PREFERRED SECURITIES HAVE LIMITED VOTING RIGHTS

We will hold all the Common Securities of the Trust. These securities give us the right to control nearly all aspects of the administration, operation or management of the Trust, including selection and removal of the Administrators of the Trust. The Preferred Securities, on the other hand, will generally have no voting rights. As a holder of the Preferred Securities you will be able to vote only on matters relating to the modification of the terms of the Preferred Securities or Junior Subordinated Debentures, the acceleration of payments and certain other matters described in this Prospectus. In addition, if we default under the Junior Subordinated Debentures or if the Property Trustee of the Trust fails to perform certain acts required of it, the holders of a majority of the outstanding Preferred Securities will be able to remove the Property Trustee and the trustee under the Indenture. See "Description of Preferred
Securities -- Regarding the Trustees of the Trust -- Removal and Appointment of Successors" and " -- Voting Rights; Amendment of the Trust Agreement."

                                USE OF PROCEEDS

The Trust will use all of the proceeds from the sale of Preferred Securities to purchase our Junior Subordinated Debentures. We estimate that we will have net proceeds from the sale of our common stock and Junior Subordinated Debentures, after paying expenses related to this offering, of approximately $7.1 million (assuming an offering price of $27.00 per Unit). In addition, we expect to receive $1.1 million from the exercise of warrants held by California Community LLC. Of this total, we intend to use approximately $6.5 million to help the Bank finance the acquisition of AIB, approximately $653,000 to redeem 94,757 shares of our 10% Series A Cumulative Convertible Preferred Stock (the "Series A Preferred Stock") and approximately $1.1 million for general working capital purposes, including a reserve for the payment of interest on the Junior Subordinated Debentures.

                              ACCOUNTING TREATMENT

The Trust will be treated as our subsidiary and, accordingly, the accounts of the Trust will be included in our consolidated financial statements. The Preferred Securities will be presented as a separate line item in our consolidated balance sheet under the caption "Company obligated mandatorily redeemable Preferred Securities of subsidiary trust holding solely Junior Subordinated Debentures," and appropriate disclosures about the Preferred Securities, the Guarantee and the Junior Subordinated Debentures will be included in the notes to our consolidated financial statements. For financial reporting purposes, we will record distributions payable on the Preferred Securities and amortization of the capitalized offering costs as expense in our consolidated statement of income.

                                 CAPITALIZATION

The following table sets forth our capitalization as of September 30, 1998 and as adjusted to give effect to:

          1. The issuance and sale of 300,000 shares of common stock at an assumed offering price of $7.00 per share, less underwriting discounts and expenses,

          2. The issuance and sale of $6.0 million aggregate principal amount of Junior Subordinated Debentures by us to the Trust less underwriting discounts and expenses,

          3. The payment of $6.5 million to the Bank to help it purchase AIB for approximately $7.3 million, including expenses and adjustments,

          4. The assumed conversion of 11,118 shares of our Series A Preferred Stock into 11,118 shares of our common stock, and the redemption of 94,757 shares of our Series A Preferred Stock for an aggregate of $653,000, and

          5. The exercise by California Community LLC of 225,000 warrants to purchase common stock at $5.00 per share.

For additional information regarding these adjustments, see "Unaudited Pro Forma Financial Information," "Description of Capital Stock -- Preferred Stock" and "Beneficial Ownership of Common Stock -- California Community LLC."

                                                               SEPTEMBER 30, 1998
                                                              --------------------
                                                              ACTUAL   AS ADJUSTED
                                                              ------   -----------
                                                                  (DOLLARS IN
                                                                   THOUSANDS)
NOTE PAYABLE................................................  $1,000     $ 1,000
COMPANY OBLIGATED MANDATORILY REDEEMABLE PREFERRED
  SECURITIES OF SUBSIDIARY TRUST HOLDING SOLELY JUNIOR
  SUBORDINATED DEBENTURES(1)................................      --       6,000
SHAREHOLDERS' EQUITY:
Preferred Stock; no par value, $6.75 liquidation preference;
  5,000,000 shares authorized; 423,500 shares outstanding
  (actual); 317,625 shares outstanding (as adjusted)........   2,658       1,993
Common Stock; 10,000,000 shares authorized and 664,551
  shares outstanding (actual); 1,200,669 shares outstanding
  (as adjusted).............................................   3,424       6,474
Retained Earnings...........................................      14         (44)
Accumulated Other Comprehensive Income -- Net Unrealized
  Depreciation in Investment Securities Available for
  Sale......................................................     (51)        (51)
                                                              ------     -------
          TOTAL SHAREHOLDERS' EQUITY........................   6,045       8,372
                                                              ------     -------
          TOTAL CAPITALIZATION (EXCLUDING DEPOSITS).........  $7,045     $15,372
                                                              ======     =======

                                     MINIMUM(2)   WELL-CAPITALIZED   ACTUAL   AS ADJUSTED
                                     ----------   ----------------   ------   -----------
BANK-ONLY REGULATORY CAPITAL
  RATIOS:
  Total capital to risk-weighted
     assets........................      8%              10%         10.68%      11.46%
  Tier 1 capital to risk-weighted
     assets........................      4%               6%          7.73%       9.20%
  Tier 1 capital to average total
     assets........................      4%               5%          5.33%       6.23%

                                                   MINIMUM(2)   ACTUAL   AS ADJUSTED
                                                   ----------   ------   -----------
CONSOLIDATED REGULATORY CAPITAL RATIOS:
  Total capital to risk-weighted assets..........      8%        9.45%      12.72%
  Tier 1 capital to risk-weighted assets.........      4%        5.38%       6.60%
  Tier 1 capital to average assets...............      4%        3.74%       4.48%

-------------------------
(1) The Trust, a wholly-owned subsidiary of First Coastal, will hold, as its sole asset, $6.8 million principal amount of Junior Subordinated Debentures, of which $6.6 million will be purchased with the proceeds of the Preferred Securities issued by the Trust. The remaining $0.2 million of Junior Subordinated Debentures will be purchased with the proceeds of the Common Securities issued by the Trust to First Coastal, which will own all of the Common Securities.

(2) The minimum capital ratios, which currently apply to the Bank, will apply to First Coastal on a consolidated basis only when our total consolidated assets exceed $150 million. See "Supervision and Regulation -- Capital Adequacy" and "Risk Factors -- Risk Factors Relating to First Coastal -- We Face Certain Capital Requirements."

                          MARKET PRICE OF COMMON STOCK
                              AND DIVIDEND POLICY

Since June 1997, our common stock has been traded from time to time in unreported private transactions and on the OTC Bulletin Board under the symbol "FCLA." Although we are aware of very little trading in our common stock, we believe our common stock has traded in 1998 at prices ranging from $5.63 to $8.13 and in 1997 at prices ranging from $5.40 to $6.00 per share (as adjusted for the Reverse Stock Split). These prices reflect only transactions reported to us by market makers in our common stock and may not be representative of all trades during the past year. We have not attempted to verify the accuracy of sales information reported to us by third parties.

The Underwriting Agreement requires us to apply to have our Units, common stock and Preferred Securities quoted on the Nasdaq SmallCap Market if in the future we meet its requirements. Even after the offering and the proposed distribution by California Community LLC of its common stock to its members, we will not meet the requirements for listing on the Nasdaq Small Cap Market, primarily because our non-affiliates will not hold at least one million shares of our common stock. There can be no assurance that we will ever meet this, or some of the other requirements of the Nasdaq SmallCap Market.

To date, we have not paid any cash dividends on our common stock and it is unlikely that we will do so in the foreseeable future. In addition, the ability of the Bank to pay dividends to us is limited by law. See "Risk Factors -- Risk Factors Relating to First Coastal -- Our Holding Company Structure Limits our Liquidity and Ability to Pay Dividends," "Risk Factors -- Risk Factors Relating to the Common Stock -- We Do Not Intend to Pay Dividends on the Common Stock," and "Supervision and Regulation -- Dividend Regulation".

We pay regular dividends on our 423,500 outstanding shares of Series A Preferred Stock but we intend to call up to 94,757 shares for redemption using a portion of the proceeds of this offering. Each share of Series A Preferred Stock currently pays dividends at an annual rate per share of $0.675, or 10% of its stated liquidation preference. See "Description of Capital Stock -- Preferred Stock."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                           RESULTS OF OPERATIONS AND
                      FINANCIAL CONDITION OF FIRST COASTAL

HISTORY

We specialize in developing personalized banking relationships with small businesses, executives and professionals in the local community. Over the past two years, with the arrival of a new management group headed by Don M. Griffith, we have returned to profitability, turning a net loss of $124,000 for the year ended December 31, 1996 to net income of $60,000 for the year ended December 31, 1997 and $241,000 for the nine months ended September 30, 1998. In addition, we have grown our assets from $25.9 million as of December 31, 1996 to $81.1 million as of September 30, 1998, approximately 60% of which was accounted for by internal growth and 40% by a bank acquisition. We have also agreed to purchase American Independent Bank, N.A., which would add approximately $37.6 million to our total assets with significant opportunities for cost savings and growth.

During 1997, we reorganized into a holding company ownership structure by exchanging the shares of the Bank's capital stock for the capital stock of First Coastal, and the shareholders of the Bank became shareholders of First Coastal. There was no cash involved in this transaction, which was accounted for as a pooling of interest, and our consolidated financial statements contained in this Prospectus have been restated to give full effect to this transaction.

In June 1997, we acquired Marina Bank for approximately $4.1 million in cash (including transaction costs). Marina Bank had total assets of approximately $20.9 million when we acquired it. The acquisition was accounted for using the purchase method of accounting. Goodwill arising from the transaction totaled approximately $2.1 million and is being amortized over fifteen years on a straight-line basis. This acquisition was funded in part by a public offering of common stock and Series A Preferred Stock totaling $3.1 million, net of all costs.

As of July 1, 1997, we adjusted our capital accounts through a quasi-reorganization and thereby eliminated our accumulated deficit and unrecognized loss on available for sale securities through a reduction of our capital account by the same amount.

BASIS OF PRESENTATION

The following discussion and analysis is intended to assist in an understanding of the significant factors that influenced our financial condition at September 30, 1998 as compared to December 31, 1997 and at December 31, 1997 as compared to December 31, 1996. The following discussion will also analyze our results of operations for the nine months ended September 30, 1998 as compared to September 30, 1997 and for the year ended December 31, 1997 as compared to December 31, 1996. The discussion and analysis should be read in conjunction with our financial statements and corresponding notes included in the back part of this Prospectus.

OVERVIEW OF FIRST NINE MONTHS OF 1998

We earned $241,000 in the first nine months of 1998 compared to $6,000 for the same period in 1997 and $60,000 for the entire year of 1997. This significant increase was a combination of the acquisition of Marina Bank in late June of 1997 as well as aggressive cost and balance sheet management.

During 1998 we also experienced significant asset growth. Total assets increased $25.0 million from $56.1 million at December 31, 1997 to $81.1 million at September 30, 1998. This increase was funded by service area deposit growth of $12.8 million and the acceptance of an additional $14.8 million in brokered deposits. The increase in assets was primarily due to an increase in loans of $16.3 million (including $10.5 million in residential loans purchased from other institutions) and a $11.2 million increase in federal funds, offset by a reduction of $4.1 million in investment securities.

ASSETS

During the first nine months of 1998 we continued to maximize the leverage of our capital by increasing total assets $25.0 million to $81.1 million. We supplemented loan demand in our market area by purchasing loans from other institutions and investing in federal funds.

From December 31, 1996 to December 31, 1997, we increased our total assets by $30.2 million from $25.9 million to $56.1 million. This increase was due primarily to the $20.9 million in assets obtained from the acquisition of Marina Bank as well as by strong economic growth in the communities we serve. This asset growth was primarily funded by an increase in deposits of $22.4 million, comprised of $18.6 million from the acquisition of Marina Bank and $1.3 million in brokered deposits, as well as the addition of $4.6 million in repurchase agreements.

The following tables present, for the periods indicated, the distribution of average assets, liabilities and shareholders' equity, as well as the total dollar amounts of interest income from average interest-earning assets and the resultant yields, and the dollar amounts of interest expense and average interest-bearing liabilities, expressed both in dollars and in rates. Nonaccrual loans are included in the calculation of the average balances of loans, and interest not accrued is excluded.

                                           FOR THE NINE MONTHS ENDED SEPTEMBER 30,
                                -------------------------------------------------------------
                                            1998                            1997
                                -----------------------------   -----------------------------
                                                     AVERAGE                         AVERAGE
                                          INTEREST   YIELD OR             INTEREST   YIELD OR
                                AVERAGE    EARNED      RATE     AVERAGE    EARNED      RATE
                                BALANCE   OR PAID      PAID     BALANCE   OR PAID      PAID
                                -------   --------   --------   -------   --------   --------
                                                   (DOLLARS IN THOUSANDS)
ASSETS
Interest-Earning Assets:
  Investment Securities.......  $ 9,894    $  480      6.47%    $ 7,122    $  336      6.29%
  Federal Funds Sold..........    6,169       250      5.40%      1,732        71      5.47%
  Other Earning Assets........       --        --        --          37        --        --
  Loans.......................   48,599     3,224      8.85%     23,478     1,752      9.95%
                                -------    ------               -------    ------
          Total
             Interest-Earning
             Assets...........   64,662     3,954      8.15%     32,369     2,159      8.89%
Cash and Due From Bank........    3,384                           2,825
Premises and Equipment........      442                             269
OREO..........................      286                              15
Other Assets..................    3,358                           1,379
Allowance for Loan Losses.....     (574)                           (516)
                                -------                         -------
          Total Assets........  $71,558                         $36,341
                                =======                         =======
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-Bearing Liabilities:
  NOW and Money Market........  $12,954    $  254      2.61%    $ 8,953    $  143      2.13%
  Savings.....................    4,032        70      2.31%      3,927        68      2.31%
  Time Deposits under
     $100,000.................    9,066       360      5.29%      6,644       271      5.44%
  Time Deposits of $100,000 or
     More.....................   20,254       866      5.70%      2,561       100      5.21%
  Borrowed Funds..............    2,152       101      6.26%         15         2     17.78%
                                -------    ------               -------    ------
          Total
             Interest-Bearing
             Liabilities......   48,458     1,651      4.54%     22,100       584      3.52%
                                           ------                          ------
Demand Deposits...............   16,638                           9,835
Other Liabilities.............      536                             403
Shareholders' Equity..........    5,926                           4,003
                                -------                         -------
          Total Liabilities
             and Shareholders'
             Equity...........  $71,558                         $36,341
                                =======                         =======
Net Interest Income...........             $2,303                          $1,575
                                           ======                          ======
Net Yield on Interest-Earning
  Assets......................                         4.75%                           6.49%
                                                       ====                           =====

                                                   FOR THE YEAR ENDED DECEMBER 31,
                                    -------------------------------------------------------------
                                                1997                            1996
                                    -----------------------------   -----------------------------
                                                         AVERAGE                         AVERAGE
                                              INTEREST   YIELD OR             INTEREST   YIELD OR
                                    AVERAGE    EARNED      RATE     AVERAGE    EARNED      RATE
                                    BALANCE   OR PAID      PAID     BALANCE   OR PAID      PAID
                                    -------   --------   --------   -------   --------   --------
                                                       (DOLLARS IN THOUSANDS)
ASSETS
Interest-Earning Assets:
  Investment Securities...........  $ 6,854    $  428      6.24%    $ 2,639    $  147      5.57%
  Federal Funds Sold..............    2,066       114      5.52%      4,514       233      5.16%
  Other Earning Assets............       28         3     10.71%        105         5      4.76%
  Loans...........................   26,554     2,627      9.89%     15,639     1,636     10.46%
                                    -------    ------               -------    ------
     Total Interest-Earning
       Assets.....................   35,502     3,172      8.93%     22,897     2,021      8.83%
Cash and Due From Bank............    2,829                           2,194
Premises and Equipment............      309                             131
OREO..............................       30                             249
Other Assets......................    1,781                             278
Allowance for Loan Losses.........     (563)                           (332)
                                    -------                         -------
     Total Assets.................  $39,888                         $25,417
                                    =======                         =======
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-Bearing Liabilities:
  NOW and Money Market............  $ 9,551    $  212      2.22%    $ 8,086    $  181      2.24%
  Savings.........................    4,045        94      2.32%      3,710        87      2.35%
  Time Deposits under $100,000....    6,297       332      5.27%      3,179       169      5.32%
  Time Deposits of $100,000 or
     More.........................    4,363       243      5.57%        748        39      5.21%
  Borrowed Funds..................       23         6     26.09%         --        --
                                    -------    ------               -------    ------
     Total Interest-Bearing
       Liabilities................   24,279       887      3.65%     15,723       476      3.03%
                                               ------                          ------
Demand Deposits...................   10,822                           7,443
Other Liabilities.................      289                             250
Shareholders' Equity..............    4,498                           2,001
                                    -------                         -------
     Total Liabilities and
       Shareholders' Equity.......  $39,888                         $25,417
                                    =======                         =======
Net Interest Income...............             $2,285                          $1,545
                                               ======                          ======
Net Yield on Interest-Earning
  Assets..........................                         6.44%                           6.75%
                                                          =====                           =====

NET INTEREST INCOME

The principal component of our earnings is net interest income. Net interest income is the difference between the interest we earn on our loans and investments and the interest we pay on deposits and other interest-bearing liabilities.

Our net interest income is affected by changes in the amount and mix of our interest-earning assets and interest-bearing liabilities, referred to as a "volume change". It is also affected by changes in the yields we earn on interest-earning assets and rates we pay on interest-bearing deposits and other borrowed funds, referred to as a "rate change".

The following table sets forth changes in interest income and interest expense for the major categories of our interest-earning assets and interest-bearing liabilities, and the amount of change attributable to volume and rate changes for the years indicated. Changes not solely attributable to rate or volume have been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the changes in each.

                                NINE MONTHS ENDED
                               SEPTEMBER 30, 1998
                                      OVER                YEAR ENDED DECEMBER 31, 1997
                                NINE MONTHS ENDED                     OVER
                               SEPTEMBER 30, 1997         YEAR ENDED DECEMBER 31, 1996
                            -------------------------    ------------------------------
                               INCREASE (DECREASE)            INCREASE (DECREASE)
                                  DUE TO CHANGE                  DUE TO CHANGE
                            -------------------------    ------------------------------
                            VOLUME    RATE     CHANGE     VOLUME      RATE      CHANGE
                            ------    -----    ------    --------    ------    --------
                                              (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS:
  Investment Securities...  $  134    $  10    $  144     $  261      $ 20      $  281
  Federal Funds Sold......     180       (1)      179       (134)       15        (119)
  Other Earning Assets....      --       --        --         (6)        4          (2)
  Loans...................   1,802     (330)    1,472      1,084       (93)        991
                            ------    -----    ------     ------      ----      ------
          Total Interest
             Income.......   2,116     (321)    1,795      1,205       (54)      1,151
INTEREST-BEARING
  LIABILITIES:
  Interest-Bearing
     Demand...............      74       37       111         33        (2)         31
  Savings.................       2       --         2          8        (1)          7
  Time Deposits under
     $100,000.............      88        1        89        164        (1)        163
  Time Deposits $100,000
     or More..............     755       11       766        201         3         204
  Borrowed Funds..........     102       (3)       99          6        --           6
                            ------    -----    ------     ------      ----      ------
          Total Interest
             Expense......   1,021       46     1,067        412        (1)        411
                            ------    -----    ------     ------      ----      ------
Interest Differential or
  Net Interest Income.....  $1,095    $(367)   $  728     $  793      $(53)     $  740
                            ======    =====    ======     ======      ====      ======

NINE MONTHS ENDED SEPTEMBER 30, 1998 COMPARED TO SEPTEMBER 30, 1997

During the first nine months of 1998, our net interest income was $2.3 million compared to $1.6 million for the same period of 1997. This increase was primarily due to a significant increase in our average interest-earning assets partially offset by a decline in the net interest yield on these assets. Our strategy to maximize the leverage of our capital by significantly increasing earning assets required us to increase our funding through higher cost sources, such as brokered time deposits. This narrowed the net yield on our earning assets from 6.49% as of September 30, 1997 to 4.75% as of September 30, 1998.

We believe this decline in the net yield on interest-earning assets is temporary and should reverse in future periods. We plan to accomplish this by replacing our higher-cost brokered deposits and low yielding real estate loans with core deposits and commercial loans generated from our relationship banking strategy.

Interest income increased $1.8 million from $2.2 million for the first nine months of 1997 to $4.0 million for the same period in 1998 primarily due to the increase in earning assets noted above. However, the yield on these assets declined 74 basis points from 8.89% as of September 30, 1997 to 8.15% as of September 30, 1998. This decline was caused by a significant shift in the mix of interest-earning assets at the Bank to real estate secured loans. These real estate loans accounted for a majority of the growth ($25.1 million) in our average loans. Real estate secured loans generally have lower rates than other types of lending. This shift contributed to the 110 basis point decrease in yields on our loan portfolio.

Interest expense increased $1.1 million for the first nine months of 1998 over the corresponding period of 1997 to $1.7 million. This increase was significantly impacted by the $23.4 million increase in interest-bearing liabilities required to fund our asset growth, as discussed above. Of this increase in interest-bearing liabilities, $16.0 million was from brokered deposits and other borrowings. The higher rates associated with these funding sources was the primary reason the overall rates we paid on interest-bearing liabilities increased by 102 basis points from 3.52% in 1997 to 4.54% as of September 30, 1998.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO DECEMBER 31, 1996

For the year ended 1997, our net interest income was $2.3 million, an increase of $740,000 or 47.9% compared to $1.5 million for the year ended 1996. This increase was comprised of an increase in interest income of $1.2 million reduced by increased interest expense of $411,000. These increases were primarily the result of the Marina Bank acquisition.

The increase in our interest income was generated primarily by the increased volume of average interest-earning assets which were $35.5 million as of December 31, 1997 compared to $22.9 million as of December 31, 1996. We also experienced a slight increase in the overall yield on these assets as the yields increased from 8.83% as of December 31, 1996 to 8.93% as of December 31, 1997.

Our interest expense was also impacted significantly by the acquisition of Marina Bank and the resulting increase in the volume of average interest-bearing liabilities which increased from $15.7 million as of December 31, 1996 to $24.3 million as of December 31, 1997. We also experienced a significant increase in the rate paid on these liabilities to 3.65% as of December 31, 1997 compared to 3.03% as of December 31, 1996. This was primarily due to the increased reliance of time deposits over $100,000, which equaled 4.8% of total interest-bearing liabilities as of December 31, 1996 and 18.0% as of December 31, 1997. The rate paid on these deposits also increased 36 basis points from 5.21% as of December 31, 1996 to 5.57% as of December 31, 1997.

PROVISION FOR LOAN LOSSES

We make provisions for loan losses to bring our total allowance for loan losses to a level we deem appropriate. We base our determination on such factors as our historical experience, the volume and type of lending we conduct, the amount of our nonperforming loans, regulatory policies, general economic conditions, and other factors related to the collectibility of loans in our portfolio. The amount we provide for loan losses is charged to earnings. See "Business of First Coastal -- Asset Quality" and "-- Allowance for Loan Losses". For the nine months ended September 30, 1998, our provision for loan losses was

$10,000 compared to $25,000 for the same period in 1997. For the year ended 1997, our provision was $25,000 compared to $39,000 for 1996.

NONINTEREST INCOME

For the nine months ended September 30, 1998, our noninterest income was $416,000 compared to $131,000 for the same period in 1997. This increase was primarily the result of giving full effect during the entire period to the acquisition of Marina Bank as well as $121,000 of gains recognized in 1998 from the sale of loans and investments.

Noninterest income remained fairly stable for the year ended 1997 at $245,000 compared to $264,000 in 1996. The $19,000 decrease was comprised of a drop in the gain from the sale of loans offset by an increase in service charges and fees resulting from the Marina Bank acquisition.

NONINTEREST EXPENSE

Noninterest expense for the nine months ended September 30, 1998 was $2.2 million, an increase of $600,000 from the $1.6 million for the same period in 1997. This change was comprised of increases in operating costs associated with the branch acquired in the Marina Bank acquisition and $65,000 in additional goodwill amortization, also from the Marina Bank acquisition.

For the year ended 1997, noninterest expense was $2.4 million, a $457,000 or 24% increase from the 1996 amount of $1.9 million. This change was comprised of increases in operating costs associated with the branch acquired in the Marina Bank acquisition and $70,000 in goodwill amortization, also from the Marina Bank acquisition.

INCOME TAXES

During 1996 and the first half of 1997, we recorded income tax expense equal only to the minimum California franchise tax. Subsequent to the quasi-reorganization on July 1, 1997, we recorded a $94,000 provision for income taxes. This resulted in an effective tax rate of approximately 30% on income before income taxes and non-deductible goodwill. During the nine months ended September 30, 1998, we recorded a $245,000 provision for income taxes. This resulted in an effective tax rate of approximately 42% on income before income taxes and non-deductible goodwill. See also Notes F and M to our consolidated financial statements included in this Prospectus for more information on income taxes.

LIQUIDITY AND ASSET/LIABILITY MANAGEMENT

The objective of our asset/liability strategy is to manage liquidity and interest rate risks to ensure the safety and soundness of our capital base, while maintaining adequate net interest margins and spreads to provide an appropriate return to our shareholders.

The Bank's liquidity, which primarily represents our ability to meet fluctuations in deposit levels and provide for customers' credit needs, is managed through various funding strategies that reflect the maturity structures of the sources of funds being gathered and the assets being funded. The Bank's liquidity is further augmented by payments of principal and interest on loans and increases in short-term liabilities such as demand deposits, short-term certificates of deposit, and overnight purchases of federal funds. Short-term investments, primarily federal funds sold and reverse repurchase lines of credit provided by our correspondent banks, are the primary means for providing immediate liquidity. In order to meet the Bank's liquidity requirements, we endeavor to maintain an appropriate liquidity ratio. The liquidity ratio is equivalent to the sum of cash and noninterest-earning deposits, interest-earning deposits, federal funds sold, and investment securities, divided by deposits. As of September 30, 1998, December 31, 1997 and December 31, 1996, the Bank's liquidity ratio was 29.3%, 29.0% and 41.6%, respectively.

We depend on dividends from the Bank for liquidity to pay interest on our debt, including the Junior Subordinated Debentures, and to pay any dividends. We currently have outstanding a $1.0 million seven-year note, which accrues interest at prime plus 1 1/2% (10% at September 30, 1998). We have pledged all of the Bank's common stock as collateral for this note. The proceeds from this note were loaned to the Bank, which invested it in available-for-sale securities. We currently do not have any lines of credit. The ability of the Bank to pay dividends to us is limited by federal law. See "Supervision and Regulation -- Dividend Regulation".

The objectives of interest rate risk management are to control exposure of net interest income to risks associated with interest rate movements in the market, to achieve consistent growth in net interest income and to profit from favorable market opportunities. Even with perfectly matched repricing of assets and liabilities, risks remain in the form of prepayment of assets, timing lags in adjusting certain assets and liabilities that have varying sensitivities to market interest rates and basis risk.

The table below sets forth the interest rate sensitivity of our interest-earning assets and interest-bearing liabilities as of September 30, 1998, using the interest rate sensitivity gap ratio. For purposes of the following table, an asset or liability is considered rate-sensitive within a specified period when it can be repriced or matures within its contractual terms.

                                         ESTIMATED MATURITY OR REPRICING
                                --------------------------------------------------
                                          OVER THREE
                                            MONTHS      OVER
                                 UP TO     TO LESS     ONE TO     OVER
                                 THREE     THAN ONE     FIVE      FIVE
                                MONTHS       YEAR       YEAR      YEARS     TOTAL
                                -------   ----------   -------   -------   -------
                                              (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS:
  Investment Securities.......  $   345    $     --    $ 3,385   $ 2,347   $ 6,077
  Federal Funds Sold..........   11,550          --         --        --    11,550
  Loans.......................   14,292       7,176     12,834    21,966    56,268
                                -------    --------    -------   -------   -------
                                $26,187    $  7,176    $16,219   $24,313   $73,895
                                =======    ========    =======   =======   =======
INTEREST-BEARING LIABILITIES:
  Money Market and NOW
     Deposits.................  $13,869    $     --    $    --   $    --   $13,869
  Savings.....................    4,083          --         --        --     4,083
  Time Deposits...............   13,879      19,006        636        --    33,521
  Note Payable................    1,000          --         --        --     1,000
                                -------    --------    -------   -------   -------
                                $32,831    $ 19,006    $   636   $    --   $52,473
                                =======    ========    =======   =======   =======
Interest Rate Sensitivity
  Gap.........................  $(6,644)   $(11,836)   $15,583   $24,313   $21,422
Cumulative Interest Rate
  Sensitivity Gap.............  $(6,644)   $(18,474)   $(2,891)  $21,422   $21,422
Cumulative Interest Rate
  Sensitivity Gap Ratio Based
  on Total Assets.............    (8.19)%    (22.77)%    (3.56)%   26.41%    26.41%

Gap analysis attempts to capture interest rate risk, which is attributable to the mismatching of interest rate sensitive assets and liabilities. The actual impact of interest rate movements on our net interest income may differ from that implied by any gap measurement, depending on the direction and magnitude of the interest rate movements, the repricing characteristics of various on and off-balance sheet instruments, as well as competitive pressures. These factors are not fully reflected in the foregoing gap analysis and, as a result, the gap report may not provide a complete assessment of our interest rate risk.

A generally negative cumulative gap value means that over the periods indicated our liabilities will reprice slightly faster than our assets. This means generally that, in a rising interest rate environment, net interest income can be expected to decrease and that, in a declining interest rate environment, net interest income can be expected to increase.

EFFECTS OF INFLATION

The impact of inflation on a financial institution can differ significantly from that exerted on other companies. Banks, as financial intermediaries, have many assets and liabilities which may move in concert with inflation both as to interest rates and value. This is especially true for banks, such as us, with a high percentage of interest rate-sensitive assets and liabilities. A bank can reduce the impact of inflation if it can manage its interest rate sensitivity gap. We attempt to structure our mix of financial instruments and manage our interest rate sensitivity gap in order to minimize the potential adverse effects of inflation or other market forces on its net interest income and, therefore, our earnings and capital.

IMPACT OF RECENT ACCOUNTING PRONOUNCEMENTS

In June of 1996, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," establishing accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on the consistent application of the financial-components approach. The implementation of this statement did not have a material effect on our financial condition and results of operations.

In February 1997, the FASB issued SFAS No. 128, "Earnings per Share". This Statement established new standards for computing and presenting earnings per share and requires all prior period earnings per share data be restated to conform with the provisions of the statement. The implementation of this statement did not have a material effect on our financial condition and results of operations.

In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income". This statement provides that all enterprises report comprehensive income as a measure of overall performance. This new standard is effective for 1998 and is not expected to have a material impact on our financial statements.

In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". This statement changes the way public companies report selected information about segments of their business in their annual financial statements and require them to report selected segment information in their quarterly reports issued to shareholders. This new standard is effective for 1998 and is not expected to have a material impact on our financial statements.

In February 1998, the FASB issued SFAS 132, "Employer's Disclosures about Pensions and other Post-Retirement Benefits". This Statement standardizes the disclosure requirements for pensions and other post-retirement benefits to the extent practicable. This new standard is effective for 1998 and is not expected to have a material impact on our financial reporting.

In June 1998, the FASB issued SFAS 133, "Accounting for Derivative Instruments and Hedging Activities". This Statement establishes accounting and reporting standards for derivative instruments and for hedging activities. This new standard is effective for 2000 and is not expected to have a material impact on our financial statements.

YEAR 2000 COMPLIANCE

OVERVIEW

The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. As a result, date-sensitive software and/or hardware may recognize a date using "00" as the year 1900 rather than the year 2000.

This could result in a system failure or other disruption of operations and impede normal business activities. In June 1996, the Federal Financial Institutions Examination Council ("FFIEC") alerted the banking industry of the serious challenges that would be encountered with Year 2000 issues. The OCC has also implemented a plan to require compliance with Year 2000 issues and regularly examines our progress.

OUR STATE OF READINESS

In accordance with OCC guidelines, we have developed a comprehensive plan which we believe will result in timely and adequate modifications of our systems and technology to address our Year 2000 issues, which contemplates all system conversions and testing to be substantially completed by December 31, 1999. We have completed a top-down assessment of our mission-critical and other systems for Year 2000 compliance and are currently in the third and fourth of five phases for compliance, "renovation and validation", as defined by the FFIEC. We have tested our non-information technology systems, such as microprocessors controlling our environmental and alarm systems, and found them to be Year 2000 compliant.

To determine the readiness of our customers, we have sent a questionnaire to, and received responses from, each of our significant borrowers and depositors to determine the extent of risk created by any failure by them to remediate their own Year 2000 issues. Each borrower and depositor is categorized according to their state of readiness based on their response to the questionnaire and our review of the customer. We have set aside a Year 2000 contingency reserve of $61,000 for the borrowers with high Year 2000 risk. We have also taken steps to ensure liquidity for depositors with high Year 2000 risks. We will make a re-assessment on each customer's risk on a regular basis.

To determine the readiness of our vendors, we have sent out a letter to each vendor inquiring about their compliance with Year 2000. For those vendors that have responded that they are Year 2000 compliant and that we have determined to not have a material impact on the Bank's operations, no further work is performed. For those vendors that have responded they are working towards Year 2000 compliance and that we have determined to be significant, including mission critical vendors, we will follow up on a regular basis through 1999. These vendors have advised us that they expect to be Year 2000 compliant prior to December 31, 1999. If those vendors do not demonstrate compliance by a certain date, we will seek other alternatives in accordance with our contingency plan, which may include seeking replacement vendors.

OUR COSTS AND RISKS

A few of our computer hardware and software applications were modified or replaced in order to maintain their functionality as the year 2000 approaches. We have spent approximately $80,000 as of September 30, 1998 to address our Year 2000 issues and estimate our total costs over the three year period 1998 - 2000 to be approximately $125,000, which will come from our general funds. None of these costs, however, are expected to materially impact our results of operations in any one reporting period.

Ultimately, the potential impact of the year 2000 issue will depend not only on the corrective measures we undertake, but also on the way in which the year 2000 issue is addressed by governmental agencies, businesses, and other entities who provide data to us, receive data from us, or whose financial condition or operational capability is important to us, such as suppliers or customers. At worst, our customers and vendors will face severe Year 2000 issues, which may cause borrowers to become unable to service their loans. We may also be required to replace non-compliant vendors with more expensive Year 2000-compliant vendors. At this time we cannot determine the financial effect on us if significant customer and/or vendor remediation efforts are not resolved in a timely manner.

OUR CONTINGENCY PLANS

We have created a contingency plan which would take effect should there be circumstances preventing timely implementation. We intend to hire an independent consultant to review our mission critical systems by the end of the first quarter of 1999, and if such systems have not become Year 2000 compliant, we will retain a new vendor to resolve these issues. In addition, for each mission critical system, we have identified alternate procedures to achieve a successful resumption of business in case our computer systems, or those of our mission critical vendors, fail, including developing a manual process for implementing the system and identifying alternative vendors.

                           BUSINESS OF FIRST COASTAL

GENERAL

We are the parent of First Coastal Bank, National Association (the "Bank"), a national bank headquartered at 275 Main Street, El Segundo, California, which commenced operations as a nationally chartered bank on November 29, 1984. We were incorporated under the laws of the State of California on October 17, 1996, and we conduct all of our business activities through the Bank. We currently have no other subsidiaries. The Bank is a member of the Federal Reserve System and its deposits are insured by the FDIC up to the maximum limits prescribed by law.

The mission of the Bank is to offer relationship-oriented financial services and to be a financial institution known for its quality, soundness and integrity.

In this section, the terms "we" and "our" refer to both First Coastal and the Bank.

OUR BUSINESS STRATEGY

Our business strategy is to:

  - Cater to small businesses, executives and professionals by offering quality, personalized financial services which have become less available due to consolidation in the banking industry.

  - Build our deposit base and loan portfolio through service-oriented relationship banking.

  - Selectively acquire or merge with other banks to decrease unit costs and expand our geographic presence, initially in the South Bay, West Los Angeles and San Fernando Valley areas of Southern California.

WE SEE OPPORTUNITIES CREATED BY MERGERS IN THE BANKING INDUSTRY. We believe that the rapid consolidation of banks and the formation of "mega-banks" has caused, and will continue to cause, small business, executive and professional customers to seek the service-oriented, customized and quality services which we offer. According to the FDIC, the five largest financial institutions in Los Angeles County hold more than half of all deposits in the region. Our Bank has a market share of less than 0.1% of the large, growing and diverse Los Angeles County market, which in 1997 had over $100 billion in total banking deposits, a population of over 9.5 million and a per capita income of over $25,000. We believe our strategy, if successfully executed, will allow us to grow faster than the overall market. In addition, a very small shift in our market share represents large potential growth from our small base.

INTERNAL GROWTH. Our internal growth strategy is primarily focused on "total relationship banking", which means developing a personalized package of financial services and providing superior service to customers with high transactional needs. By focusing on customer relationships, we believe that we fill a niche neglected by the larger banks.

Our target market consists of small businesses, executives and professionals in the South Bay, West Los Angeles and San Fernando Valley areas of Southern California. We have hired, and will continue to hire, highly motivated and well-compensated business development officers to generate significant deposit relationships. Our objective is to retain the most effective business development team of any community bank in Southern

California and to support them with quality financial products and exceptional customer service. In addition, we have focused on cross-selling financial products, such as money market and time deposits, to our relationship customers, and we intend to introduce investment management services in the future. We believe that our internal growth strategy sets us apart from other community banks in the region.

We recognize that relationship banking may result in slower loan growth than "loan production" banking, which places a premium on maximizing the number of outstanding loans. Therefore, we supplement local relationship lending with loans originated by a select group of low-cost local loan production agents, which generally consists of well-secured commercial and real estate loans. We seek to maximize the quality of these loans and will accept a lower fixed-rate nominal loan yield for higher credit worthiness and security. In addition, we occasionally purchase out-of-state loan pools consisting of well-seasoned single family residential loans in order to create geographical diversification and to generate a higher yield than our securities portfolio. We do not lend to hedge funds or invest in foreign securities, which we believe minimizes our exposure to international economic problems.

GROWTH THROUGH ACQUISITIONS. Acquisitions will continue to play a key role in augmenting internal growth and lowering our unit costs. Due to our small size and focus, we believe that we have the opportunity to significantly improve our customer service as well as our operating efficiencies through synergies and consolidation of administrative and certain routine operations. Our acquisition objectives are to:

  - Increase our return on capital by trimming redundant operations and thereby lower operating expenses as a percentage of revenues.

  - Increase our low-cost deposit base and geographic coverage.

  - Leverage cross-selling opportunities and offer improved services to the customers of the banks we acquire.

In accordance with this strategy, we are using part of the proceeds from this offering to acquire American Independent Bank, N.A. See "The Proposed Acquisition of American Independent Bank."

THE LOS ANGELES COUNTY ECONOMY

We operate primarily in Los Angeles County in the state of California. The county covers 4,752 square miles and had a mid-1997 population of 9,524,600, according to the Los Angeles Economic Development Corporation ("LAEDC"). The county's 1997 population represented 28.9% of California's 1997's population of 32,957,000. The county's population would make it equivalent to the ninth largest state in the nation, according to LAEDC. The county's population in 2005 is projected to grow to 10,528,000, an increase of 1,003,400 or 10.5% from 1997 to 2005, according to the Center for Continuing Study of the California Economy ("CCSCE").

In 1997, the county's per capita income of $25,368 remained slightly below 1990's per capita income level of $25,514. CCSCE projects the county's per capita income to rise to between $27,075 to $29,753 in 2005, with a moderate growth estimated at $28,164.

LENDING ACTIVITIES

We originate, purchase and sell loans, or participating interests in loans for our own portfolio and for possible sale in the secondary market. Our loans include single family residential loans, commercial business, commercial real estate loans, Small Business Administration ("SBA") loans, and consumer loans.

The following table sets forth the composition of our loan portfolio by type of loan at the periods indicated:

                                                                  DECEMBER 31,
                                              SEPTEMBER 30,    -------------------
                                                  1998          1997        1996
                                              -------------    -------    --------
                                                     (DOLLARS IN THOUSANDS)
LOANS:
  Commercial................................     $ 4,303       $ 4,574    $  2,150
  Consumer..................................       3,569         5,210       2,345
  Construction Financing....................          50            67         510
  Real Estate -- Residential, 1 to 4
     Units..................................      26,853        13,778       2,460
  Real Estate -- Other......................      21,493        16,363       8,856
                                                 -------       -------    --------
          Total Loans.......................      56,268        39,992      16,321
Net Deferred Loan Costs (Fees)..............          57          (147)        (61)
Allowance for Loan Losses...................        (562)         (615)       (382)
                                                 -------       -------    --------
Net Loans...................................     $55,763       $39,230    $ 15,878
                                                 =======       =======    ========
Commitments:
  Standby Letters of Credit.................     $    --       $    --    $     25
  Undisbursed Loans and Commitments to Grant
     Loans..................................       1,892         3,009       1,866
                                                 -------       -------    --------
          Total Commitments.................       1,892         3,009       1,866
                                                 =======       =======    ========

We make commercial loans to provide working capital, finance the purchase of equipment and for other business purposes. These loans can be "short-term", with maturities ranging from thirty days to one year, or "term loans" with maturities normally ranging from one to twenty-five years. Short-term loans are generally intended to finance current transactions and typically provide for periodic principal payments, with interest payable monthly. Term loans normally provide for floating interest rates, with monthly payments of both principal and interest.

We make consumer loans to finance automobiles, various types of consumer goods, and other personal purposes. Consumer loans generally provide for the monthly payment of principal and interest. Most consumer loans are secured by the personal property being purchased. At September 30, 1998, 53% of our consumer loans were secured by automobiles, calculated by principal amount.

We make construction financing loans primarily as interim loans to finance the construction of commercial and single family residential property. These loans are typically short term. We do not make loans for speculative or tract housing construction or for the acquisition of raw land and have made very few construction loans in general.

Our 1 - 4 unit residential real estate loans consists primarily of single family residential loans. We make these loans based on the borrower's cash flow and secure the loan by a first or second deed of trust on the property. Our general policy is to restrict our residential loans to no more than 80% of the appraised value of the property. We offer both fixed and variable rate residential loans with maturities extending up to 30 years. Additionally, in order to supplement our loan portfolio and to enhance geographical diversity, we purchase single family residential loans from other financial institutions. In order to minimize prepayment risk, we have paid little or no premium for loan pools with the following criteria:

  - well-seasoned and well-collateralized conforming mortgages,

  - borrowers with sound credit who demonstrate the ability to service the debt, and

  - a stable and consistent cash flow.

We review each loan within the pool and eliminate those individual loans which do not meet our underwriting standards. As of December 31, 1997, these pool loans totaled $8.8 million and were secured by residential properties in Arizona. As of September 30, 1998, these loans increased to $19.4 million and were secured by residential properties in Arizona ($9.0 million in loans), Maine ($6.9 million in loans) and Iowa ($3.5 million in loans). We do not service these loans.

Our other real estate loans consists primarily of commercial and industrial real estate loans. We make these loans based on the income generating capacity of the property or the cash flow of the borrower. These loans are secured by the property. Our general policy is to restrict these loans to no more than 75% of the lower of the appraised value or the purchase price of the property. We offer both fixed and variable rate loans with maturities which generally do not exceed 15 years, unless the loans are SBA loans secured by real estate or other commercial real estate loans easily sold in the secondary market.

We also make SBA-guaranteed loans, the guaranteed portion of which may be resold in the secondary market. We have in the past sold the guaranteed portion of our SBA loans in the secondary market but retained the servicing rights for such SBA loans. At December 31, 1997 and 1996, we serviced approximately $6.1 million and $5.4 million, respectively, in SBA loans. We categorize SBA loans as Commercial or Real Estate depending on the underlying collateral.

Many of our loans have floating rates tied to our base rate or other market rate indicators, the majority of which are adjusted at least quarterly. The following table shows the maturity of certain loan categories outstanding as of December 31, 1997:

                                     DUE IN      DUE AFTER
                                    ONE YEAR    ONE YEAR TO    DUE AFTER
                                    OR LESS     FIVE YEARS     FIVE YEARS     TOTAL
                                    --------    -----------    ----------    -------
                                                 (DOLLARS IN THOUSANDS)
Commercial........................   $1,740       $ 1,753       $ 1,081      $ 4,574
Consumer..........................       80         3,959         1,171        5,210
Construction Financing............       67            --            --           67
Real Estate.......................    2.189         8,977        18,975       30,141
                                     ------       -------       -------      -------
          Total...................   $4,076       $14,689       $21,227      $39,992
                                     ======       =======       =======      =======
Floating Rate.....................                                           $12,867
Fixed Rate........................                                            27,125
                                                                             -------
          Total...................                                           $39,992
                                                                             =======

ASSET QUALITY

The risk of nonpayment of loans is an inherent feature of the banking business. That risk varies with the type and purpose of the loan, the collateral which is utilized to secure payment, and ultimately, the credit worthiness of the borrower. In order to minimize this credit risk, virtually all loans are approved by the Loan Committee of the Board of Directors. Our Loan Committee is comprised of directors and members of our senior management.

We grade our loans from "acceptable" to "loss", depending on credit quality, with "acceptable" representing loans with an acceptable degree of risk given the favorable aspects of the credit and with both primary and secondary sources of repayment. Classified loans or substandard loans are ranked below "acceptable" loans. As these loans are identified in our review process, we add them to our internal watchlist and establish loss allowances for them. Additionally, our loans are examined regularly by the OCC. We do not return a loan to accrual status until it is brought current with respect to both principal and interest payments, the loan is performing to current terms and conditions, the interest rate is commensurate with market interest rates and future principal and interest payments are no longer in doubt.

The following table provides information with respect to the components of our nonperforming assets at the dates indicated:

                                                                              AT
                                                                         DECEMBER 31,
                                                           AT           ---------------
                                                   SEPTEMBER 30, 1998    1997     1996
                                                   ------------------   ------   ------
                                                          (DOLLARS IN THOUSANDS)
Non-Accrual Loans.................................       $  403         $  137   $  213
Loans 90 Days Past Due and Still Accruing.........           54             10       --
Restructured Loans................................        1,001          1,102      856
                                                         ------         ------   ------
          Total Nonperforming Loans...............        1,458          1,249    1,069
Other Real Estate Owned...........................          218            200       51
                                                         ------         ------   ------
          Total Nonperforming Assets..............       $1,676         $1,449   $1,120
                                                         ======         ======   ======
Non-Accrual Loans as a Percentage of Total
  Loans...........................................         0.72%          0.34%    1.31%
Accruing Loans 90 Days Past Due as a Percentage of
  Total Loans.....................................         0.10%          0.03%      --
Restructured Loans as a Percentage of Total
  Loans...........................................         1.78%          2.76%    5.24%
                                                         ------         ------   ------
Nonperforming Loans as a Percentage of Total
  Loans...........................................         2.60%          3.13%    6.55%
                                                         ======         ======   ======
Allowance for Loan Losses as a Percentage of
  Nonperforming Loans.............................        38.55%         49.24%   35.73%
Nonperforming Assets as a Percentage of Total
  Assets..........................................         2.07%          2.58%    4.32%

Restructured loans are those loans where we have made concessions in interest rates or repayment terms to assist the borrower. Non-accrual loans are generally loans which are past due 90 days or are loans that we believe the interest upon which may not be collectible. At September 30, 1998 and December 31, 1997, the majority of our non-accrual loans were secured by real estate. We recognized income of $75,000 for the first nine months of 1998, $130,000 for the year ended 1997 and $76,000 for the year ended 1996 for cash interest payments on restructured loans. Our interest income would have increased approximately $23,800 for the first nine months of 1998, $29,000 for the year ended 1997 and $53,000 for the year ended 1996 had all of these nonperforming loans performed in accordance with their original terms and conditions.

Other real estate owned is acquired in satisfaction of loan receivables through foreclosure or other means. We record these properties on an individual asset basis at the estimated fair value less selling expenses.

ALLOWANCE FOR LOAN LOSSES

The following table summarizes, for the periods indicated, changes in our allowance for loan losses arising from loans charged off, recoveries on loans previously charged off, additions to the allowance which have been charged to operating expenses and certain ratios relating to the allowance for loan losses:

                                                                   FOR THE YEAR ENDED
                                           FOR THE NINE MONTHS        DECEMBER 31,
                                           ENDED SEPTEMBER 30,     ------------------
                                                   1998            1997        1996
                                           --------------------    -----      -------
                                                     (DOLLARS IN THOUSANDS)
ALLOWANCE FOR LOAN LOSSES:
Balance at Beginning of Period...........          $615            $382       $  333
Actual Charge-offs:
  Commercial.............................            42             192          108
  Consumer...............................            93              14           45
  Real Estate............................             1              --           --
                                                   ----            ----       ------
          Total Charge-Offs..............           136             206          153
                                                   ----            ----       ------
LESS RECOVERIES:
  Commercial.............................            70               3          162
  Consumer...............................             3              35            1
  Real Estate............................            --              --           --
                                                   ----            ----       ------
          Total Recoveries...............            73              38          163
                                                   ----            ----       ------
Net Loans Charged Off (Recovered)........            63             168          (10)
Provision for Loan Losses................            10              25           39
Allowance on Loans Purchased from Marina
  Bank...................................            --             376           --
                                                   ----            ----       ------
Balance at End of Period.................          $562            $615       $  382
                                                   ====            ====       ======
RATIOS:
Net Loans Charged Off (Recovered) to
  Average Loans..........................          0.17%           0.63%       (0.06%)
Allowance for Loan Losses to Total
  Loans..................................          1.00%           1.54%        2.34%

We consider our allowance for loan losses to be adequate to provide for losses inherent in our loans. While we use available information to recognize losses on loans and leases, future additions to our allowance may be necessary based on changes in economic conditions. In addition, federal regulators, as an integral part of their examination process, periodically review our allowance for loan losses and may recommend additions based upon their evaluation of the portfolio at the time of their examination. Accordingly, there can be no assurance that our allowance for loan losses will be adequate to cover future loan losses or that significant additions to the allowance for loan losses will not be required in the future. Material additions to the allowance for loan losses would decrease our earnings and capital and would thereby reduce our ability to pay distributions on the Preferred Securities and dividends on the common stock, among other adverse consequences.

Our ratio of allowance for loan losses to total loans has declined significantly from 2.34% in 1996, to 1.54% in 1997 to 1.00% in 1998. This decline is primarily the result of our significant increase in lower-risk residential loans. These loans accounted for 15% of our loans at December 31, 1996, 35% at December 31, 1997 and 48% of our loans at September 30, 1998.

The following table summarizes the allocation of the allowance for loan losses by loan type for the periods indicated (dollar amounts in thousands):

                                                                  DECEMBER 31,
                            SEPTEMBER 30,        -----------------------------------------------
                                 1998                     1997                     1996
                        ----------------------   ----------------------   ----------------------
                                    PERCENT OF               PERCENT OF               PERCENT OF
                                     LOANS IN                 LOANS IN                 LOANS IN
                                     CATEGORY                 CATEGORY                 CATEGORY
                        ALLOWANCE    TO TOTAL    ALLOWANCE    TO TOTAL    ALLOWANCE    TO TOTAL
                         AMOUNT       LOANS       AMOUNT       LOANS       AMOUNT       LOANS
                        ---------   ----------   ---------   ----------   ---------   ----------
                                                 (DOLLARS IN THOUSANDS)
Commercial............    $103          7.6%       $127         11.4%       $ 16         13.2%
Consumer..............      43          6.3%         33         13.0%         18         14.4%
Construction
  Financing...........      --          0.1%         --          0.2%          4          3.1%
Real Estate --
  Residential, 1 to 4
  Units...............     104         47.7%         17         34.5%         15         15.1%
Real
  Estate -- Other.....     177         38.3%        411         40.9%        186         54.3%
Unallocated...........     135          N/A          27          N/A         143          N/A
                          ----        -----        ----        -----        ----        -----
                          $562        100.0%       $615        100.0%       $382        100.0%
                          ====        =====        ====        =====        ====        =====

INVESTMENT ACTIVITY

We are required under federal regulations to maintain a minimum amount of liquid assets and are also permitted to make certain other investments in securities. We intend to hold securities in our investment portfolio to balance the overall interest-rate sensitivities of our assets and liabilities.

Our investment decisions are primarily made by Don M. Griffith, our Chief Executive Officer. Mr. Griffith acts within policies established by the Board of Directors and reports monthly to the Board. Our investments can include investment grade corporate securities, AAA-rated mortgage-backed securities, federally insured certificates of deposit, U.S. treasury obligations and U.S. Government agency-backed securities. Our goals are to obtain the highest yield consistent with maintaining a stable overall asset and liability position while limiting economic risks. In accordance with this policy we actively manage our investment portfolio, the composition of which may shift substantially over time. By September 30, 1998, for instance, we had shifted our investment focus from government-backed securities almost entirely to privately-issued AAA-rated mortgage-backed securities. Recently we have shifted our investing to investment-grade corporate securities yielding a higher rate of return. For further information concerning our investment securities portfolio, see Note B of the notes to our consolidated financial statements included in this Prospectus.

The following table summarizes the amounts and distribution of our investment securities held as of the dates indicated, and the weighted average yield as of September 30, 1998. During 1996, we converted our entire investment portfolio into the Available-for-Sale category to increase the portfolio's liquidity and our planning opportunities.

                                    SEPTEMBER 30,
                                         1998                DECEMBER 31,       DECEMBER 31,
                              --------------------------         1997               1996
                                                WEIGHTED   -----------------   ---------------
                               BOOK    MARKET   AVERAGE     BOOK     MARKET     BOOK    MARKET
                              VALUE    VALUE     YIELD      VALUE     VALUE    VALUE    VALUE
                              ------   ------   --------   -------   -------   ------   ------
                                                   (DOLLARS IN THOUSANDS)
U.S. Agencies:
  One to Five Years.........  $   --   $   --      --      $ 2,000   $ 2,000   $5,386   $5,363
  Over Five to Ten Years....      --       --      --        2,139     2,139       --       --
                              ------   ------              -------   -------   ------   ------
          Total U.S.
             Agency.........      --       --      --        4,139     4,139    5,386    5,363
Mortgage-Backed
  Securities................   5,818    5,732     7.1%       5,870     5,875    1,488    1,483
Federal Home Loan Bank
  Stock.....................     169      169     5.9%
Federal Reserve Stock.......     176      176     6.0%         169       169       88       88
                              ------   ------              -------   -------   ------   ------
          Total.............  $6,163   $6,077     7.1%     $10,178   $10,183   $6,962   $6,934
                              ======   ======              =======   =======   ======   ======

DEPOSITS

Deposits are the primary source of funding for our lending and investing needs. Total deposits were $22.9 million at December 31, 1996, increased to $45.3 million at December 31, 1997 and reached $72.9 million at September 30, 1998. Our total deposits increased in 1997 primarily from the acquisition of Marina Bank.

The following table summarizes the distribution of our average deposits and the average rates we paid for the periods indicated:

                                   FOR THE NINE          FOR THE YEAR ENDED DECEMBER 31,
                                   MONTHS ENDED       -------------------------------------
                                SEPTEMBER 30, 1998          1997                1996
                                -------------------   -----------------   -----------------
                                AVERAGE    AVERAGE    AVERAGE   AVERAGE   AVERAGE   AVERAGE
                                BALANCE      RATE     BALANCE    RATE     BALANCE    RATE
                                --------   --------   -------   -------   -------   -------
                                                  (DOLLARS IN THOUSANDS)
NOW.........................    $ 6,774      1.83%    $ 5,874    1.82%    $ 5,742    2.04%
Savings Deposits............      4,032      2.31%      4,045    2.32%      3,710    2.35%
Money Market Accounts.......      6,180      3.47%      3,677    2.85%      2,344    2.73%
TCD Less than $100,000......      9,066      5.29%      6,297    5.27%      3,179    5.32%
TCD $100,000 or More........     20,254      5.70%      4,363    5.57%        748    5.21%
                                -------               -------             -------
          Total
            Interest-Bearing
             Deposits.......     46,306      4.46%     24,256    3.64%     15,723    3.03%
Non Interest-Bearing Demand
  Deposits..................     16,638                10,822               7,443
                                -------               -------             -------
          Total Deposits....    $62,944      3.28%    $35,078    2.51%    $23,166    2.05%
                                =======               =======             =======

Included in our time deposits of $100,000 or more are $14.8 million in brokered deposits at September 30, 1998, which we have used to leverage our capital in the short term as we generate a more stable relationship-based deposit base. Brokered deposits can be a useful source of funds to quickly increase a bank's funding. However, brokered deposits generally require us to pay higher rates than we do for other deposits. Brokered deposits are also less stable, because they are less likely to renew when they mature than other time deposits. For these reasons, as the brokered deposits mature through March 31, 1999, we intend to replace them with lower rate and more stable internally generated deposits, which have grown significantly over the past nine months. Nevertheless, there can be no assurance that we will be able to do so or that we will not accept brokered deposits in the future.

The scheduled maturity distribution of our time deposits of $100,000 or greater, as of September 30, 1998, was as follows (dollar amounts in thousands):

Three Months or Less..................  $ 9,638
Over Three Months to One Year.........   11,169
Over One Year to Three Years..........      100
                                        -------
          Total.......................  $20,907
                                        =======

At September 30, 1998, one customer relationship accounted for approximately 8% of our demand deposits in the aggregate through numerous title and escrow accounts. Subsequent to September 30, 1998, we made a business decision to terminate this customer relationship in order to further diversify our deposits, reduce our reliance on any one particular customer and more efficiently deploy our human resources. We do not believe that the loss of this customer relationship will significantly increase our overall funding costs or materially adversely affect our financial position or results of operations.

REPURCHASE AGREEMENTS

We also utilize repurchase agreements from time to time to help achieve our short-term liquidity goals. As of December 31, 1997, we had entered into repurchase agreements totaling $4.6 million with two of our correspondent banks. These agreements matured within 90 days and included interest at 5.9%. At September 30, 1998, these balances had been paid in full.

EMPLOYEES

As of September 30, 1998, we employed 23 full-time equivalent employees. We believe that we enjoy satisfactory relations with our employees.

As a method to control costs, we have reduced the number of people we directly employ by outsourcing certain functions such as data processing, computer maintenance, credit review, loan documentation and some loan origination functions to outside vendors, including a company controlled by some of our executives. See "Certain Transactions".

FACILITIES

We lease our El Segundo headquarters and branch office, consisting of approximately 5,620 square feet of space, through 2013 for $8,149 per month. One of our directors is a partner in the lessor. See "Certain Transactions".

We own the 2,400 square feet building and lease the land that our Marina del Rey branch is located upon under a lease that expires in 2000. The current monthly rent is $5,734 plus property taxes and subject to annual increases equivalent to the increase in the Consumer Price Index. Upon expiration of the lease, we expect to move to an upgraded location in the vicinity.

COMPETITION

The banking business in California generally, and our market area specifically, is highly competitive. A number of major banks have offices in our market area and currently dominate loan and deposit origination. We compete for deposits and loans principally with these major banks, as well as with savings and loan associations, finance companies, credit unions and numerous other financial institutions located in our market area.

We consider our primary service area to range from the South Bay to the San Fernando Valley in western Los Angeles County. Our service area includes numerous branches of larger banks and savings institutions.

Among the advantages which the major banks have over us are their ability to finance extensive advertising campaigns and to offer the convenience of many retail outlets. Many of the major banks operating in our service area offer certain services, such as trust and international banking services, which we do not offer directly. In addition, these larger banks usually have substantially higher lending limits than we do.

LEGAL PROCEEDINGS

To the best of our knowledge, there are no pending or threatened legal proceedings to which we are a defendant which may have a materially adverse effect upon our business or property. However, the Bank is a plaintiff in lawsuits to collect delinquent loans. These lawsuits are routine and incidental to our business.

                 DIRECTORS, OFFICERS AND SIGNIFICANT EMPLOYEES

OFFICERS AND DIRECTORS

The directors of First Coastal and the executive officers and significant employees of First Coastal and the Bank are the following persons:

                                                                            YEAR FIRST
                                                                            ELECTED OR
          NAME(1)             AGE                   TITLE                  APPOINTED(2)
          -------             ---                   -----                  ------------
Don M. Griffith.............  55    Chairman, President and Chief              1996
                                    Executive Officer of First Coastal
                                    and the Bank
Deborah A. Marsten..........  45    Director, Secretary and Chief              1996
                                    Financial Officer of First Coastal;
                                    Director of the Bank
James F. Gardunio...........  48    Director of First Coastal; Director,       1996
                                    Executive Vice President and Chief
                                    Credit Officer of the Bank
Paul M. Deters..............  58    Director of First Coastal and the          1983
                                    Bank
Clifford J. Einstein........  59    Director of First Coastal               1983/1992
Charles R. Fullerton........  56    Director of First Coastal and the          1996
                                    Bank
Carole J. LaCaze............  55    Director of First Coastal and the          1996
                                    Bank
Joseph H. Wender............  54    Director of First Coastal                  1997
Gordon Fong.................  31    Senior Vice President and Chief            N/A
                                    Financial Officer of the Bank
C. Edward Myska.............  53    Senior Vice President of the Bank          N/A
Charles E. Brooks...........  62    (3)                                        (3)

-------------------------
(1) The address for each is c/o First Coastal Bank, 275 Main Street, El Segundo, California 90245.

(2) Indicates the year first appointed to the board of directors of First Coastal or the Bank.

(3) Mr. Brooks will become Vice-Chairman of the Board for both First Coastal and the Bank, and Executive Vice President of the Bank, upon the consummation of the AIB acquisition.

Don M. Griffith is Chairman, President and Chief Executive Officer of First Coastal and the Bank. Mr. Griffith is also Chief Executive Officer and Manager of California Community LLC, which bought a majority interest in the Bank in August, 1996. Mr. Griffith is also the Chairman of DataTech Management, Inc. and the founder of D.M. Griffith & Co., Inc., an investment firm started with the financial backing of Kohlberg, Kravis, Roberts & Co. in 1989 to invest in banks and thrifts. Mr. Griffith was Chairman and Founder of Peninsula National Bank from 1993 until the sale of his interest in Peninsula in 1995. Mr. Griffith was previously a director of Palos Verdes National Bank, the predecessor to Peninsula, which failed in 1993. Mr. Griffith's previous banking experience also includes work at First Interstate Bancorp from 1979 to 1989, where he was Executive Vice President and Chief Financial Officer, and Bank of America from 1974 to 1979, where he was in charge of the energy lending unit in Los Angeles. A Los Angeles native, Mr. Griffith earned an MBA from the Harvard Graduate School of Business

Administration, a MA in Political Science from the University of California, Berkeley and a BA in Political Science from Stanford.

Deborah A. Marsten is Director, Secretary and Chief Financial Officer of First Coastal, and Director of the Bank. Ms. Marsten has over 27 years of experience in banking and related businesses. Ms. Marsten is also a Manager of California Community LLC and the President and Chief Executive Officer of DataTech Management, Inc. From 1993 to 1996, Ms. Marsten was a consultant specializing in bank operations. She was formerly both the Senior Vice President and Chief Financial Officer of Western United National Bank from 1988 to 1993 and Brentwood Square Savings and Loan Association from 1985 to 1988, and Vice President and Cashier of both Mercantile National Bank and First Beverly Bank.

James F. Gardunio is a Director of First Coastal, and Director, Executive Vice President and Chief Credit Officer of the Bank. From 1996 to 1997 he was Senior Vice President and Chief Credit Officer of Aames Financial Corporation, a company that originates, purchases and sells residential home loans. Previously, Mr. Gardunio was Executive Vice President and Chief Credit Officer of Mercantile National Bank from 1994 to 1996, Senior Vice President and Chief Credit Officer of California Federal Bank from 1989 to 1994, as well as Vice President and Senior Credit Officer of Wells Fargo Bank from 1982 to 1989. Mr. Gardunio is a graduate of the Stanford University Graduate School of Business.

Paul M. Deters, Director of First Coastal and the Bank, is the Chairman of the Board of Bussco, Inc. in Torrance, which manufactures electronic components for the aerospace and computer industries. He is also Chairman and CEO of PDP International, a manufacturer of electrical products used in the telecommunications industry. Mr. Deters served as the founding Chairman of the Bank for ten years.

Clifford J. Einstein, Director of First Coastal, is the Chairman, CEO, Managing Partner, and Creative Director of Dailey & Associates, a division of Interpublic Group of Companies, one of the world's largest advertising companies. He has held these positions since 1994. Mr. Einstein is on the Advisory Board of the Rape Treatment Center of Santa Monica. He is a member of the Screen Actors Guild, the Directors Guild of America and of ASCAP, and is a trustee of the Museum of Contemporary Art.

Charles R. Fullerton, Director of First Coastal and the Bank, is Co-owner and Chief Financial Officer of Parsec Automation Corp., a software and engineering service company located in Brea, California. In addition, he is the owner of Fullerton & Co., a financial advisory firm in Long Beach, California, which places debt and equity for small and medium sized companies. From 1986 to 1990, Mr. Fullerton was Managing Director of First Interstate Venture Capital Corporation, a capital fund that invested in small businesses. He earned his BA in economics from Stanford University and his MBA from the University of Southern California.

Carole J. LaCaze, Director of First Coastal and the Bank, is a Partner of LaCaze Development Company, where she and her husband develop, hold and manage over two million square feet of retail space in California and Nevada. Mrs. LaCaze graduated with a BA from UCLA and completed graduate studies in education at USC. She also serves on the boards of the Little Company of Mary Hospital Foundation and the Hospice Foundation.

Joseph H. Wender, Director of First Coastal, is a Limited Partner of Goldman, Sachs & Co., a full-service investment banking and financial services firm, and works in its

Financial Institutions Group. Mr. Wender joined Goldman, Sachs & Co. in 1971 and rose to the position of Vice-President of the Investment Banking Division in 1975 and Partner in 1982. Mr. Wender is also a director of ISIS Pharmaceuticals Inc. Mr. Wender is a graduate of Yale Law School and the Harvard Graduate School of Business.

Gordon Fong is Senior Vice President and Chief Financial Officer of the Bank. Prior to joining the Bank in September 1997, Mr. Fong was a Manager at Deloitte & Touche, LLP where he specialized in the audits of community banks in the Southern California area. Mr. Fong is a Certified Public Accountant and received his BA from UCLA in Economics/Business.

C. Edward Myska is Senior Vice President of Business Development/Marketing of the Bank. Mr. Myska has over 25 years of experience in the banking industry. From 1987 to 1997, Mr. Myska was employed by Marathon National Bank as Senior Vice President of Business Development. From 1979 to 1987, Mr. Myska was Vice President of Banking Operations with First Federal Bank. Mr. Myska is a graduate of California State University, Northridge where he received a BA degree in Business Management and Sociology.

Charles E. Brooks will become the Vice-Chairman of the Board of First Coastal and the Bank and Executive Vice President of the Bank upon the consummation of the acquisition of AIB. Since 1987, Mr. Brooks has been the President and Chief Executive Officer of AIB. Mr. Brooks has over 40 years of experience in banking, finance and credit management and was previously Executive Vice President and Loan Administrator of California Overseas Bank from 1985 to 1987. From 1964 to 1985, Mr. Brooks held various positions at Security Pacific National Bank, eventually rising to the position of Vice President of the Correspondent Banking Department. Mr. Brooks is a Director of Community Bankers of Southern California.

ADMINISTRATORS OF THE TRUST

Gordon Fong and James F. Gardunio will serve as Administrators of the Trust. As the holder of the Common Securities of the Trust, we have the right to appoint the Administrators. The rights and duties of the Administrators are set forth in the Trust Agreement, which is included as an exhibit to the Registration Statement of which this Prospectus is a part, and generally consist of administrative and ministerial duties associated with the operation of the Trust. The Administrators shall not be trustees or, to the fullest extent permitted by law, fiduciaries with respect to the Trust or the holders of the Preferred Securities. The Administrators will not receive any additional compensation for serving as Administrators.

EMPLOYMENT AGREEMENTS

We have entered into a three-year employment agreement with Mr. Gardunio commencing on July 1, 1997. The agreement entitles Mr. Gardunio to annual compensation of $100,000 and a signing bonus of $45,000 paid in installments over the three-year term.

We have also entered into a three-year employment agreement with Mr. Myska commencing on August 1, 1997. The agreement entitles Mr. Myska to annual compensation of $80,000 and quarterly commissions based on a percentage of new deposits Mr. Myska generates for us.

Mr. Brooks will be subject to a three-year employment agreement effective upon the consummation of our acquisition of AIB. Mr. Brooks will be entitled to an annual base salary of $110,000, the use of an automobile and salary continuation benefits upon his retirement.

                     REMUNERATION OF DIRECTORS AND OFFICERS

Our directors and officers receive no additional compensation for serving as directors and officers of First Coastal. The Bank pays all salary and compensation. The following table sets forth the aggregate annual remuneration of certain of our executive officers as of September 30, 1998 for the 1998 fiscal year, and for fiscal years 1997 and 1996. No other officer had annual salary and bonuses totaling more than $100,000, and none of these officers were employed by us in fiscal year 1995.

                   NAME AND                                     ANNUAL
              PRINCIPAL POSITION                FISCAL YEAR     SALARY      BONUS
              ------------------                -----------    --------    -------
Don M. Griffith, Chairman and Chief                1998        $112,920         --
  Executive Officer of the Bank                    1997        $112,920         --
                                                   1996(1)     $ 47,050         --
James F. Gardunio, Executive Vice President        1998        $100,000    $15,000
  and Chief Credit Officer of the Bank             1997(2)     $ 50,000    $15,000
                                                   1996          N/A         N/A
C. Edward Myska, Senior Vice President             1998        $ 80,000    $69,429(3)
  and Business Development Officer of the Bank     1997(4)     $ 33,333    $ 4,450
                                                   1996          N/A         N/A

-------------------------
(1) Mr. Griffith's employment began on August 1, 1996.

(2) Mr. Gardunio's employment began on July 1, 1997.

(3) Consists of performance-based commissions earned to September 30, 1998 and estimated through the end of the year.

(4) Mr. Myska's employment began on August 1, 1997.

DIRECTOR COMPENSATION

The members of our Board of Directors do not receive any fees for being a director or attending meetings.

STOCK OPTION PLAN

Our shareholders approved an employee stock option plan in 1996, which provides for the issuance of up to 85,000 options to directors, officers and key employees. The exercise price of options issued under our stock option plan must be at least 100% of the fair market value of the common stock on the date the options are granted. As of September 30, 1998, options to purchase 60,000 shares of common stock were outstanding, of which 12,000 are currently exercisable.

We believe that stock options serve as effective performance-based incentives and expect to have a number of stock options equal to 10 - 15% of our common stock outstanding at any time. Prior to the completion of this offering, we intend to amend the stock option plan to increase the number of options eligible to be issued.

Except for our employee stock option plan, we do not have any other long-term incentive plan. In fiscal year 1997, we granted options to purchase 5,000 shares of common stock to James F. Gardunio at an exercise price of $5.75 per share. These options expire November 20, 2007 and were the only options we granted in fiscal year 1997. The following table sets forth certain information concerning stock options granted during fiscal year 1998 as of September 30, 1998. No stock options were exercised during fiscal years 1997 or 1998.

                                      PERCENT OF
                        OPTIONS      TOTAL OPTIONS
                       GRANTED IN     GRANTED IN
   NAME OF HOLDER         1998           1998         EXERCISE PRICE    EXPIRATION DATE
   --------------      ----------    -------------    --------------    ---------------
Don M. Griffith......    25,000           42%             $6.25          Feb. 20, 2008
James F. Gardunio....     5,000            8%             $6.25          Feb. 20, 2008
Deborah A. Marsten...    25,000           42%             $6.25          Feb. 20, 2008
C. Edward Myska......         0            0%              N/A                N/A

The following table sets forth the total number of exercisable and unexercisable options at September 30, 1998, and the value of such options.

                                                             VALUE OF IN-THE-MONEY
                                    TOTAL EXERCISABLE/     EXERCISABLE/UNEXERCISABLE
                                 UNEXERCISABLE OPTIONS AT  OPTIONS AT SEPTEMBER 30,
        NAME OF HOLDER              SEPTEMBER 30, 1998               1998*
        --------------           ------------------------  -------------------------
Don M. Griffith................        5,000/20,000             $3,750/$15,000
James F. Gardunio..............        2,000/8,000              $2,000/$ 8,000
Deborah A. Marsten.............        5,000/20,000             $3,750/$15,000
C. Edward Myska................            0/0                        N/A

-------------------------
* Assumes a value of $7.00 per share of common stock.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Section 317 of the California Corporations Code authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Article FIFTH of our Articles of Incorporation and Section 7.5 of our Bylaws provide for indemnification of our directors, officers, employees and other agents to the fullest extent permitted by the California Corporations Code. These documents have been filed as exhibits to the Registration Statement of which this Prospectus is a part. In addition, we maintain a directors and officer's liability insurance policy.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

SECURITY OWNERSHIP OF OFFICERS AND DIRECTORS

The following table sets forth the shares of Series A Preferred Stock and common stock beneficially owned as of September 30, 1998 by each of our executive officers, each of our directors, each person known to us to be the beneficial owner of more than 5% of the outstanding Series A Preferred Stock or common stock, and all of our directors and executive officers as a group. Percentage amounts for the common stock assume the exercise of all stock options and warrants exercisable by such person within 60 days, the conversion of all shares of Series A Preferred Stock held by said person, the distribution by California Community LLC of its shares of our common stock to its members and no exercise of options or warrants, and no conversion of Series A Preferred Stock, by any other person.

                                SERIES A PREFERRED STOCK               COMMON STOCK
                               --------------------------   -----------------------------------
                               AMOUNT AND    PERCENT OF     AMOUNT AND    PERCENT
                               NATURE OF    CLASS BEFORE    NATURE OF     OF CLASS     PERCENT
      NAME AND ADDRESS         BENEFICIAL   AND AFTER THE   BENEFICIAL   BEFORE THE   AFTER THE
     OF BENEFICIAL OWNER       OWNERSHIP      OFFERING      OWNERSHIP     OFFERING    OFFERING
     -------------------       ----------   -------------   ----------   ----------   ---------
Don M. Griffith(1)...........     3,940(2)         *%       697,640(2)      77.6%       56.9%
Paul M. Deters(1)............         0            0           5,317           *           *
Clifford J. Einstein(1)......         0            0           5,560           *           *
Charles R. Fullerton(1)......         0            0          13,429(3)      1.5         1.1
James F. Gardunio(1).........         0            0           2,200(4)        *           *
Carole J. LaCaze(1)..........         0            0          13,429(3)      1.5         1.1
Deborah A. Marsten(1)........         0            0          18,629(5)      2.1         1.5
Joseph H. Wender(1)..........     4,741          1.1          79,659(6)      8.9         6.5
California Community LLC(7)..         0            0         688,700(9)     77.4        56.5
  355 South Grand Ave.,
  Suite 4295
  Los Angeles, CA 90071
Charles A. Davis(8)..........    13,333          3.1          74,821(10)     8.3         6.1
Stephen Friedman(8)..........    13,333          3.1          74,821(10)     8.3         6.1
John Markham Green(8)........    13,333          3.1          74,821(10)     8.3         6.1
Charles E. Brooks(11)........         0            0               0           0           0
All directors and executive
  officers as a group........     8,681          2.1         730,981(12)    80.7        59.1

-------------------------
  *  Less than 1%.

 (1) The address for each person is c/o First Coastal Bancshares, 275 Main Street, El Segundo, California 90245.

 (2) Mr. Griffith is the Chief Executive Officer of California Community LLC. (the "LLC"), which holds 463,700 shares of common stock and warrants to purchase an additional 225,000 shares of common stock. Mr. Griffith beneficially owns 13.43% of the LLC's capital units. As the CEO of the LLC, Mr. Griffith has the power to vote all of the common stock held by the LLC and is therefore deemed to be a beneficial owner of all of such shares. Mr. Griffith also beneficially owns 5,000 shares of common stock pursuant to stock options exercisable within 60 days and 3,940 shares of Series A Preferred Stock held by his wife. Mr. Griffith does not directly hold any shares of common stock. Mr. Griffith disclaims ownership of all but 97,492 shares.

 (3) These individuals do not directly hold any shares of common stock, but instead each beneficially own 1.95% of the capital units of the LLC, which represents approximately 13,429 shares of common stock.

 (4) Includes 200 shares held directly and 2,000 options to purchase common stock exercisable within 60 days.

 (5) Ms. Marsten beneficially owns of 1.95% of the capital units of the LLC, which represents approximately 13,429 shares of common stock, and 200 shares of common stock directly. Ms. Marsten also beneficially owns 5,000 shares of common stock pursuant to stock options exercisable within 60 days.

 (6) Mr. Wender beneficially owns 7.80% of the capital units of the LLC, which represents approximately 53,718 shares of common stock, 21,200 shares of common stock held directly and 4,741 shares of Series A Preferred Stock, which are convertible into 4,741 shares of common stock.

 (7) Controlled by certain directors and executive officers of First Coastal.

 (8) The address for each is c/o California Community LLC, 355 South Grand Ave., Suite 4295, Los Angeles, CA 90071.

 (9) Includes warrants to purchase 225,000 shares of common stock at $5.00 per share which are exercisable until May 31, 1999.

(10) Each of these individuals beneficially owns 5.85% of the capital units of the LLC, which represents approximately 40,288 shares of common stock, 21,200 shares of common stock held directly and 13,333 shares of Series A Preferred Stock, which are convertible into 13,333 shares of common stock.

(11) Mr. Brooks did not hold any shares of First Coastal capital stock as of September 30, 1998. However, upon the commencement of Mr. Brook's employment with us following the AIB acquisition, he will receive options to purchase 8,000 shares of common stock at the then-market price per share, which expire ten years from their date of issue and of which one-fifth will be immediately exerciseable.

(12) Includes all shares beneficially owned by the LLC, all shares directly owned, all shares obtainable upon conversion of shares of Series A Preferred Stock and all shares which may be purchased upon exercise of stock options.

CALIFORNIA COMMUNITY LLC

California Community LLC (the "LLC") is a California limited liability company controlled by Don M. Griffith and Deborah A. Marsten, who are directors and executive officers of First Coastal. No other investor in the LLC is permitted to own more than 9.9% of the membership units of the LLC. In August 1996, the LLC was approved by the Federal Reserve to become a bank holding company and acquired a majority interest in the Bank. In addition to its ownership of 463,700 shares of our common stock, the LLC holds a total of 225,000 warrants to purchase our common stock at an exercise price of $5.00 per share, which expire May 31, 1999.

The LLC has agreed to exercise all of the warrants held by it prior to the consummation of the acquisition of AIB. The LLC has informed us that prior to the consummation of the acquisition of AIB, it intends, but is not obligated, to distribute a significant portion of the common stock then held by it to its members on a pro rata basis so that the LLC would no longer need to be registered as a bank holding company. As a result of this planned distribution, no shareholder of First Coastal would hold a majority of the voting power of our common stock, although the members of the LLC would individually control significant blocks of shares.

                              CERTAIN TRANSACTIONS

DataTech Management, Inc. ("DataTech") provides us with loan servicing and computer hardware and software maintenance services. Two of our executive officers and directors, Don M. Griffith and Deborah A. Marsten, own DataTech. We have entered into our agreements with DataTech after arms'-length negotiations, approval by our disinterested directors and our verification that the prices we pay are similar to those DataTech charges its other community bank clients. For the nine months ended September 30, 1998, we have paid fees to DataTech of approximately $108,000.

One of our directors, Clifford J. Einstein, owns a 25% interest in the lessor of our headquarters and main branch in El Segundo, California. Mr. Einstein was not involved in the negotiations on behalf of either party concerning the lease. Our Board employed an independent real estate appraiser as well as real estate counsel to evaluate the lease and determined that this office space was obtained at rates or terms no less favorable to us than would have been obtained from a non-affiliated person. Rent on this property is $8,149 per month.

                          THE PROPOSED ACQUISITION OF
                           AMERICAN INDEPENDENT BANK

We have entered into an agreement to acquire American Independent Bank, N.A. ("AIB"), pursuant to which we will acquire all of the outstanding shares of AIB for approximately $7.3 million, including expenses and adjustments. The proceeds from this offering will provide all of such funds. Assuming all conditions are met or waived, including receipt of all required banking regulatory approvals, we intend to complete the acquisition immediately following consummation of this offering, and in no event later than February 28, 1999. We filed an application with the Office of the Comptroller of the Currency on October 13, 1998 for approval under the Bank Merger Act. In addition, on October 27, 1998, we obtained a waiver from the Board of Governors of the Federal Reserve System for approval under the Bank Holding Company Act. The acquisition of AIB has been approved by our board of directors and AIB's board of directors. AIB's shareholders approved the acquisition on October 22, 1998. Pursuant to the Underwriting Agreement, the Underwriters will not be obligated to consummate the offering until we have received all necessary regulatory approvals for the acquisition.

AIB is a community bank conducting a general commercial banking business that serves professionals, individuals and small to medium-sized businesses. As of September 30, 1998, AIB had total assets of $37.6 million, shareholders' equity of $3.5 million and deposits of $33.6 million. See the financial statements of AIB included in the back part of this Prospectus for more information. AIB's two branches are located at 1644 W. Redondo Beach Boulevard, Gardena, California 90247 and 333 North Glenoaks Boulevard, Burbank, California 91502.

We believe that this acquisition will enable us to better compete in the marketplace for deposits and loans and provide our existing customers with better service. For example, our existing customers in the San Fernando Valley will be able to use the AIB branch in Burbank, California for more convenient service, and we will be able to lower our courier costs for such customers due to the closer proximity of the Burbank office. In addition, we will be able to reduce the combined bank's duplicative administrative costs, consolidate certain routine operations with low marginal costs and cross-sell financial services to AIB's customers. We also believe that AIB's customer base and operating philosophy are similar to ours, which should help facilitate the integration of our operations.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma combined balance sheet as of September 30, 1998 combines our historical balance sheet with AIB's as if the acquisition and offering had been effective on that date after giving effect to the purchase accounting adjustments described in the accompanying notes. The unaudited pro forma combined statements of income combines our results of operations with AIB's for the nine months ended September 30, 1998 and the year ended December 31, 1997 as if the acquisition and offering had been effective on January 1, 1997 after giving effect to purchase accounting adjustments described in the notes.

The unaudited pro forma combined financial statements and accompanying notes reflect the application of the purchase method of accounting. Under this method of accounting, the purchase price will be allocated to the assets acquired and liabilities assumed based on their estimated fair values at the effective time of the acquisition. Deferred tax assets and liabilities will be adjusted for the difference between the tax basis of the assets and liabilities and their estimated fair values. The excess, if any, of the total acquisition cost over the sum of the assigned fair values of the tangible assets acquired less liabilities assumed is recorded as goodwill. As described in the accompanying notes, estimates of the fair values of AIB's assets and liabilities have been combined with the recorded values of our assets and liabilities.

The unaudited pro forma combined balance sheet shows the effect the acquisition would have had on our asset and liability balances if the transaction had been consummated as of September 30, 1998. The total acquisition cost of $7.3 million (including transaction costs, adjustments and fees) is allocated to the various assets of AIB based upon estimates of fair market values. Goodwill of $3.8 million is shown, representing the excess of acquisition cost over the fair value of the assets acquired less liabilities assumed.

The unaudited pro forma combined income statements for the nine months ended September 30, 1998 and the year ended December 31, 1997 show the effect the acquisition might have had on our historical operations. The pro forma adjustments include only items that are directly attributable to the transaction.

The unaudited pro forma combined financial statements are intended for informational purposes and are not necessarily indicative of the future financial position or future results of operations of the combined company, or of the financial position or the results of operations of the combined company that would have actually occurred had the Acquisition been in effect as of the date or for the periods presented.

These unaudited pro forma combined financial statements should be read in conjunction with, and are qualified in their entirety by, our financial statements and those of AIB, in each case appearing elsewhere in this Prospectus.

                      ACQUISITION OF AIB BY FIRST COASTAL

                  UNAUDITED PRO FORMA CONDENSED BALANCE SHEET
                            AS OF SEPTEMBER 30, 1998

                                                  FIRST COASTAL BANCSHARES AND SUBSIDIARY
                                            ----------------------------------------------------
                                              FIRST       AMERICAN
                                             COASTAL     INDEPENDENT                   COMBINED
                                            BANCSHARES      BANK       ADJUSTMENTS    PRO FORMA
                                            ----------   -----------   -----------    ----------
                                                       (DOLLAR AMOUNTS IN THOUSANDS)
Cash and Due from Banks...................   $  3,710      $ 4,875                    $    8,585
Federal Funds Sold........................     11,550        7,005       $  (653)(A)      19,749
                                                                           8,223(B)
                                                                          (6,376)(C)
                                             --------      -------       -------      ----------
          TOTAL CASH AND CASH
             EQUIVALENTS..................     15,260       11,880         1,194          28,334
Investment Securities.....................      6,077        4,000                        10,077
Investment in Subsidiary Bank.............         --
Note Receivable...........................         --
Loans and Leases..........................     56,325       20,913                        77,238
Allowance for Loan and Lease Losses.......       (562)        (197)                         (759)
                                             --------      -------       -------      ----------
          NET LOANS AND LEASES............     55,763       20,716            --          76,479
Premises and Equipment....................        413          377                           790
Other Real Estate Owned...................        218           81                           299
Goodwill..................................      1,803           39         3,751(C)        5,593
Accrued Interest and Other Assets.........      1,586          501           757(B)        2,844
                                             --------      -------       -------      ----------
          TOTAL ASSETS....................   $ 81,120      $37,594       $ 5,702      $  124,416
                                             ========      =======       =======      ==========
Demand Deposits...........................   $ 21,448      $13,909       $            $   35,357
Money Market, Savings and NOW Accounts....     17,952       12,309                        30,261
Certificates of Deposit...................     33,521        7,377                        40,898
                                             --------      -------       -------      ----------
          TOTAL DEPOSITS..................     72,921       33,595            --         106,516
Accrued Interest and other Liabilities....      1,154          488           886(D)        2,528
Long Term Debt............................      1,000           --                         1,000
Preferred Securities of Subsidiary
  Trust...................................         --           --         6,000(B)        6,000
Shareholders' Equity:
  Preferred Stock.........................      2,658           --          (665)(A)       1,993
  Common Stock............................      3,424        4,059            70(A)        6,474
                                                                           2,980(B)
                                                                          (4,059)(C)
  Retained Earnings.......................         14         (548)          (58)(A)         (44)
                                                                             548(C)
  Net unrealized gain (loss) on
     securities...........................        (51)                                       (51)
                                             --------      -------       -------      ----------
          TOTAL SHAREHOLDERS' EQUITY......      6,045        3,511        (1,184)          8,372
                                             --------      -------       -------      ----------
          TOTAL LIABILITIES AND
             SHAREHOLDERS' EQUITY.........   $ 81,120      $37,594       $ 5,702      $  124,416
                                             ========      =======       =======      ==========
Common Shares Outstanding.................    664,551                                  1,200,669

                      ACQUISITION OF AIB BY FIRST COASTAL

              NOTES TO UNAUDITED PRO FORMA CONDENSED BALANCE SHEET
                            AS OF SEPTEMBER 30, 1998
      (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AND PER UNIT AMOUNTS)

(A) We believe that approximately 11,118 shares of the Series A Preferred Stock will convert to common stock. This will result in an increase to common stock of $70 and the issuance of 11,118 shares of common stock. We will redeem up to 94,757 shares of Series A Preferred Stock not electing to convert at $6.89 per share ($653). Retained earnings will be charged for the excess of the redemption price over the carrying amount of the Series A Preferred Stock ($58).

(B) We intend to fund the purchase of AIB and redeem our Series A Preferred Stock through the proceeds from this offering. The following underwriting commissions and offering expenses are estimates.

Proceeds from Sale of Trust Preferred Securities -- 300,000
  securities @ $20.00 per security..........................  $6,000
Underwriting Commissions....................................    (407)
Offering Expenses...........................................    (350)
Proceeds from Sale of Common Stock -- 300,000 shares @ $7.00
  per share.................................................   2,100
Underwriting Commissions....................................    (120)
Offering Expenses...........................................    (125)
Exercise of outstanding warrants............................   1,125
                                                              ------
          Net increase in Common Stock......................   2,980
                                                              ------
                                                              $8,223
                                                              ======

      The costs and commissions related to the Preferred Securities will be capitalized and amortized over the life of the securities. The costs related to the common stock will be deducted from the proceeds and the net amount added to common stock.

(C) Goodwill resulting from the acquisition of AIB is computed as follows:

Purchase price -- American Independent Bank.................  $ 6,376
Net book value -- American Independent Bank.................   (3,511)
Legal and Professional Fees.................................      152
Contract cancellation fees, net of taxes....................      100
Change in control payments, net of taxes....................      634
                                                              -------
Goodwill....................................................  $ 3,751
                                                              =======

(D) The increase in other liabilities is comprised of the following costs that will be incurred by AIB at or prior to the close:

Legal and Professional Fees.................................  $152
Contract cancellation fees, net of taxes....................   100
Change in control payments, net of taxes....................   634
                                                              ----
                                                              $886
                                                              ====

                      ACQUISITION OF AIB BY FIRST COASTAL

                 UNAUDITED PRO FORMA CONDENSED INCOME STATEMENT
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998
                   (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT EPS)

                                             FIRST        AMERICAN
                                            COASTAL      INDEPENDENT                    COMBINED
                                           BANCSHARES       BANK        ADJUSTMENTS    PRO FORMA
                                           ----------    -----------    -----------    ----------
Interest and fees on loans...............   $  3,224       $1,832                      $    5,056
Interest on investment securities........        480          216                             696
Other interest income....................        250          186          $  45(A)           481
                                            --------       ------          -----       ----------
     Total interest income...............      3,954        2,234             45            6,233
Interest on deposits and other
  borrowings.............................      1,651          446            547(B)         2,644
                                            --------       ------          -----       ----------
     Net interest income.................      2,303        1,788           (502)           3,589
Provision for credit losses..............         10           92                             102
                                            --------       ------          -----       ----------
     Net interest income after provision
       for credit losses.................      2,293        1,696           (502)           3,487
Noninterest income.......................        416          503                             919
Noninterest expenses:
  Salaries and employee benefits.........        954          792           (221)(C)        1,525
  Premises and equipment.................        317          220            (32)(D)          505
  Goodwill amortization..................        100            5            188(E)           293
  Other expenses.........................        852          931           (405)(F)        1,378
                                            --------       ------          -----       ----------
     Total noninterest expenses..........      2,223        1,948           (470)           3,701
                                            --------       ------          -----       ----------
     Income before income taxes..........        486          251            (32)             705
Income taxes.............................        245          104             62(G)           411
                                            --------       ------          -----       ----------
          NET INCOME.....................   $    241       $  147          $ (94)      $      294
                                            ========       ======          =====       ==========
Earnings per share (EPS) data:
  Basic earnings per share...............   $   0.04                                   $     0.11
  Weighted average shares used in
     computation.........................    671,284                                    1,207,402

-------------------------
(A)  Assumes 5% yield on increase in cash of $1,194 for nine months.
(B) Assumes 11.75% yield on Preferred Securities of $6,000 for nine months plus the amortization of the capitalized costs related to the Preferred Securities.
(C)  Anticipates $24.5 per month decrease to reflect excess staffing.
(D)  Anticipates $3.5 per month decrease to related to excess facilities
(E)  Reflects 15 year amortization of $3,751 in Goodwill for nine months
(F)  Anticipates $45 per month reduction for expenses duplicated at the Bank.
(G) Assumes a combined federal and state income tax rate of 40%, excluding nondeductible portion of goodwill.

                      ACQUISITION OF AIB BY FIRST COASTAL

                 UNAUDITED PRO FORMA CONDENSED INCOME STATEMENT
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                   (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT EPS)

                                            FIRST       AMERICAN
                                           COASTAL     INDEPENDENT                   COMBINED
                                          BANCSHARES      BANK       ADJUSTMENTS    PRO FORMA
                                          ----------   -----------   -----------    ----------
Interest and fees on loans.............    $  2,627      $2,299                     $    4,926
Interest on investment securities......         428         307                            735
Other interest income..................         117         162            60(A)           339
                                           --------      ------         -----       ----------
  Total interest income................       3,172       2,768            60            6,000
Interest on deposits and other
  borrowings...........................         887         480           731(B)         2,098
                                           --------      ------         -----       ----------
  Net interest income..................       2,285       2,288          (671)           3,902
Provision for credit losses............          25          --                             25
                                           --------      ------         -----       ----------
  Net interest income after provision
     for credit losses.................       2,260       2,288          (671)           3,877
Noninterest income.....................         245         650                            895
Noninterest expenses:
  Salaries and employee benefits.......       1,144       1,068          (294)(C)        1,918
  Premises and equipment...............         310         431           (42)(D)          699
  Goodwill amortization................          70          --           250(E)           320
  Other expenses.......................         826         949          (540)(F)        1,235
                                           --------      ------         -----       ----------
     Total noninterest expenses........       2,350       2,448          (626)           4,172
                                           --------      ------         -----       ----------
     Income before income taxes........         155         490           (45)             600
Income taxes...........................          95         188            82(G)           365
                                           --------      ------         -----       ----------
          NET INCOME...................    $     60      $  302         $(127)      $      235
                                           ========      ======         =====       ==========
Earnings per share (EPS) data:
  Basic earnings (loss) per share(H)...    $  (0.15)                                $     0.05
  Shares used in computation...........     638,990                                  1,175,108

-------------------------
(A) Assumes 5% yield on increase in cash of $1,194.
(B) Assumes 11.75% yield on Preferred Securities of $6,000 plus the amortization of the capitalized costs related to the Preferred Securities.
(C) Anticipates $24.5 per month decrease to reflect excess staffing.
(D) Anticipates $3.5 per month decrease to related to excess facilities.
(E) Anticipates 15 year amortization of $3,751 in Goodwill.
(F) Reflects $45 per month reduction for expenses duplicated at the Bank.
(G) Assumes a combined federal and state income tax rate of 40%, excluding nondeductible portion of goodwill.
(H) In computing earnings per share, earnings are reduced by the $58 excess of the redemption price of the Series A Preferred Stock over the carrying amount of the Series A Preferred Stock. Had this charge not been included, basic and diluted earnings per share would have been approximately $0.10 per share.

                  SUMMARY HISTORICAL FINANCIAL INFORMATION OF
                        AMERICAN INDEPENDENT BANK, N.A.

The following table presents a summary of selected financial information. This information is only a summary and should be read in conjunction with AIB's financial statements and related notes presented elsewhere in this Prospectus.

                                                  AT OR FOR THE           AT OR FOR THE
                                                NINE MONTHS ENDED           YEAR ENDED
                                                  SEPTEMBER 30,            DECEMBER 31,
                                                -----------------   --------------------------
                                                 1998      1997      1997     1996      1995
                                                -------   -------   ------   -------   -------
                                                            (DOLLARS IN THOUSANDS)
SUMMARY OF OPERATIONS
  Interest Income.............................  $ 2,234   $ 2,051   $2,768   $ 2,385   $ 2,303
  Interest Expense............................      446       351      480       440       405
                                                -------   -------   ------   -------   -------
  Net Interest Income.........................    1,788     1,700    2,288     1,945     1,898
  Provision for Loan Losses...................       92        --       --        35       190
                                                -------   -------   ------   -------   -------
  Net Interest Income after Provision for Loan
     Losses...................................    1,696     1,700    2,288     1,910     1,708
  Noninterest Income..........................      503        43      650       718       752
  Noninterest Expense.........................    1,948     1,834    2,448     2,217     2,209
                                                -------   -------   ------   -------   -------
  Income before Income taxes..................      251       359      490       411       251
  Income Taxes................................      104       131      188         1         1
                                                -------   -------   ------   -------   -------
  Net Income..................................  $   147   $   228   $  302   $   410   $   250
                                                =======   =======   ======   =======   =======
BALANCE SHEET DATA -- AT PERIOD END
  Total Assets................................  $37,594   $35,135   33,699    30,120    27,429
  Total Loans.................................   20,913    19,695   21,130    19,241    17,185
  Allowance for Loan Losses (ALLL)............      197       267      216       260       319
  Investment Securities.......................    4,000     4,590    3,500     4,200     1,700
  Federal Funds Sold..........................    7,005     4,680    3,920     2,000     2,335
  Other Real Estate Owned.....................       81       130      130        49       169
  Total Deposits..............................   33,595    31,612   30,206    26,970    24,773
  Total Shareholders' Equity..................    3,511     3,235    3,310     2,996     2,517
OPERATING RATIOS AND OTHER SELECTED DATA
  Return on Average Assets(1)(4)..............     0.54%     0.94%    0.90%     1.36%     0.88%
  Return on Average Equity(1)(4)..............     5.76%     9.68%    9.56%    14.67%    10.63%
  Operating Efficiency Ratio(3)(4)............    84.96%    83.63%   83.32%    83.25%    83.36%
  Net Interest Yield(1)(2)....................     7.65%     8.27%    8.17%     7.72%     7.22%
SELECTED ASSET QUALITY RATIOS -- AT PERIOD END
  Nonperforming Loans to Total Loans..........     3.19%     3.70%    2.88%     3.29%     7.60%
  Nonperforming Assets to Total Assets........     1.98%     2.44%    2.20%     2.27%     5.36%
  ALLL as a Percentage of Nonperforming
     Loans....................................    29.66%    36.63%   35.35%    40.94%    24.50%
  ALLL as a Percentage of Total Loans.........     0.95%     1.36%    1.02%     1.35%     1.85%

-------------------------
(1) Calculations are based on average daily balances.

(2) Net interest yield has been calculated by dividing net interest income by average interest-earning assets.

(3) The operating efficiency ratios have been calculated by dividing non-interest expense by operating income (net interest income plus non-interest income).

(4) Annualized for the nine months ended September 30, 1998.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                           RESULTS OF OPERATIONS AND
             FINANCIAL CONDITION OF AMERICAN INDEPENDENT BANK, N.A.

HISTORY

AIB commenced operations on February 1, 1984 as a national banking association regulated by the OCC. AIB's deposits are insured up to the maximum legal limits by the FDIC. AIB is a member of the Federal Reserve System and as such is also subject to supervision by the Federal Reserve Bank of San Francisco. As of September 30, 1998, AIB had total assets of approximately $37.6 million, total deposits of approximately $33.6 million, and shareholders' equity of approximately $3.5 million.

DISCUSSION OF RESULTS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998

Total assets at September 30, 1998 were $37.6 million, an increase of $3.9 million from the $33.7 million in total assets at December 31, 1997. The increase in assets was centered in short-term investments as total loans did not materially change during 1998. The increase in total assets was funded by a $3.4 million increase in deposits which were $33.6 million at September 30, 1998 compared to $30.2 million at December 31, 1997. Management believes this growth is representative of the improving economy in its primary market area.

Net income was $147,000 for the first nine months of 1998 compared to $228,000 for the same period in 1997. This decrease is comprised of several components. Net interest income increased $88,000 as a result of the asset growth noted above, although the net interest yield declined slightly as the majority of the deposit growth occurred in the interest-bearing categories of deposits and the asset growth was centered in the lower yielding investment category of assets. The most significant component of the decline in net income was the provision for loan losses which was $92,000 for 1998 compared to no provision in 1997. Noninterest expense also increased primarily from increased equipment depreciation and maintenance related to the computer conversion in late 1997, and to a slight degree, costs associated with the Year 2000 compliance issues.

FISCAL YEAR 1997 VERSUS 1996 -- BASIS OF PRESENTATION

The following discussion and analysis is intended to assist in an understanding of the significant factors that influenced AIB's financial condition at December 31, 1997 as compared to December 31, 1996 as well as the results of operations for the year ended December 31, 1997 as compared to December 31, 1996. The discussion and analysis should be read in conjunction with AIB's financial statements and corresponding notes included elsewhere in this Prospectus.

ASSETS

AIB's total assets increased $2.8 million, or 8.3%, to $36.5 million from December 31, 1997 to September 30, 1998. AIB had total assets of $33.7 million as of December 31, 1997, compared to $30.1 million as of December 31, 1996, representing an increase in total assets of approximately $3.6 million, or 11.9%. This increase in total assets from December 31, 1996 to December 31, 1997 included an increase in net loans of approximately $2 million, or 10.2%. Total deposits were approximately $30.2 million as of

December 31, 1997, compared to $27.0 million as of December 31, 1996, representing an increase in total deposits of approximately $3.2 million, or 12.0%.

The following table presents, for the periods indicated, the distribution of average assets, liabilities and shareholders' equity, as well as the total dollar amounts of interest income from average interest-earning assets and the resultant yields, and the dollar amounts of interest expense and average interest-bearing liabilities, expressed both in dollars and in rates. Nonaccrual loans are included in the calculation of the average balances of loans, and interest not accrued is excluded.

                                                       FOR THE NINE MONTHS ENDED
                                                          SEPTEMBER 30, 1998
                                                    -------------------------------
                                                                           AVERAGE
                                                               INTEREST    YIELD OR
                                                    AVERAGE     EARNED       RATE
                                                    BALANCE    OR PAID       PAID
                                                    -------    --------    --------
                                                        (DOLLARS IN THOUSANDS)
ASSETS
Interest-Earning Assets:
  Investment Securities...........................  $ 4,325     $  192       5.92%
  Federal Funds Sold..............................    4,864        186       5.10%
  Other Earning Assets............................      601         24       5.32%
  Loans...........................................   21,372      1,832      11.43%
                                                    -------     ------
          Total Interest-Earning Assets...........   31,162      2,234       9.56%
Cash and Due From Bank............................    4,466
Premises and Equipment............................      398
OREO..............................................       85
Other Assets......................................      437
                                                    -------
          Total Assets............................  $36,548
                                                    =======
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-Bearing Liabilities:
  NOW.............................................  $ 3,049     $   30       1.31%
  Money Market....................................    4,815         94       2.60%
  Savings.........................................    3,219         53       2.20%
  Time Deposits under $100,000....................    3,916        147       5.00%
  Time Deposits of $100,000 or More...............    3,063        122       5.31%
                                                    -------     ------
          Total Interest-Bearing Liabilities......   18,062     $  446       3.29%
                                                                ------
Demand Deposits...................................   14,819
Other Liabilities.................................      265
Shareholders' Equity..............................    3,402
                                                    -------
          Total Liabilities and Shareholders'
             Equity...............................  $36,548
                                                    =======
Net Interest Income...............................              $1,788
                                                                ======
Net Yield on Interest-Earning Assets..............                           7.65%
                                                                            =====

                                                  FOR THE YEAR ENDED DECEMBER 31,
                                   -------------------------------------------------------------
                                               1997                            1996
                                   -----------------------------   -----------------------------
                                                        AVERAGE                         AVERAGE
                                             INTEREST   YIELD OR             INTEREST   YIELD OR
                                   AVERAGE    EARNED      RATE     AVERAGE    EARNED      RATE
                                   BALANCE   OR PAID      PAID     BALANCE   OR PAID      PAID
                                   -------   --------   --------   -------   --------   --------
                                                      (DOLLARS IN THOUSANDS)
ASSETS
Interest-Earning Assets:
  Investment Securities..........  $ 4,370    $  281      6.43%    $ 2,552    $  166      6.50%
  Federal Funds Sold.............    3,167       162      5.12%      4,391       229      5.22%
  Other Earning Assets...........      437        26      5.95%        625        37      5.92%
  Loans..........................   20,030     2,299     11.48%     17,638     1,953     11.07%
                                   -------    ------               -------    ------
          Total Interest-Earning
             Assets..............   28,004     2,768      9.88%     25,206     2,385      9.46%
Cash and Due From Bank...........    4,417                           4,011
Premises and Equipment...........      341                             163
OREO.............................       89                             129
Other Assets.....................      637                             559
                                   -------                         -------
          Total Assets...........  $33,488                         $30,068
                                   =======                         =======
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-Bearing Liabilities:
  NOW............................  $ 3,101    $   40      1.29%    $ 2,868    $   40      1.39%
  Money Market...................    4,441       106      2.39%      4,388       104      2.37%
  Savings........................    3,196        71      2.22%      2,810        62      2.21%
  Time Deposits under $100,000...    3,265       158      4.84%      3,035       152      5.01%
  Time Deposits of $100,000 or
     More........................    2,075       105      5.06%      1,659        82      4.94%
                                   -------    ------               -------    ------
          Total Interest-Bearing
             Liabilities.........   16,078       480      2.99%     14,760       440      2.98%
                                              ------                          ------
Demand Deposits..................   13,988                          12,344
Other Liabilities................      264                             174
Shareholders' Equity.............    3,158                           2,790
                                   -------                         -------
          Total Liabilities and
             Shareholders'
             Equity..............  $33,488                         $30,068
                                   =======                         =======
Net Interest Income..............             $2,288                          $1,945
                                              ======                          ======
Net Yield on Interest-Earning
  Assets.........................                         8.17%                           7.72%
                                                         =====                           =====

NET INTEREST INCOME

AIB's earnings depend primarily upon the difference between total interest income, consisting of interest earned on its loans, securities and other earning assets, and total interest expense, consisting of interest accrued on deposits and other interest bearing liabilities. Net interest income was $2.3 million in 1997, compared to $1.9 million in 1996, reflecting an increase of approximately $343,000, or 18%.

The following table sets forth changes in interest income and interest expense for each major category of interest-earning asset and interest-bearing liability, and the amount of change attributable to volume and rate changes for the years indicated. Changes not solely attributable to rate or volume have been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the changes in each.

                                                    YEAR ENDED DECEMBER 31, 1997
                                                                OVER
                                                    YEAR ENDED DECEMBER 31, 1996
                                                    ----------------------------
                                                        INCREASE (DECREASE)
                                                           DUE TO CHANGE
                                                       (DOLLARS IN THOUSANDS)
                                                    ----------------------------
                                                    VOLUME      RATE      CHANGE
                                                    ------      ----      ------
INTEREST-EARNING ASSETS:
  Investment Securities...........................   $117       $(2)       $115
  Federal Funds Sold..............................    (63)       (4)        (67)
  Other Earning Assets............................    (11)       --         (11)
  Loans...........................................    273        73         346
                                                     ----       ---        ----
          Total Interest Income...................    316        67         383
INTEREST-BEARING LIABILITIES:
  Interest-Bearing Demand.........................      4        (2)          2
  Savings.........................................      9        --           9
  Time Deposits under $100,000....................     11        (5)          6
  Time Deposits $100,000 or More..................     21         2          23
                                                     ----       ---        ----
          Total Interest Expense..................     45        (5)         40
                                                     ----       ---        ----
Interest Differential or Net Interest Income......   $271       $72        $343
                                                     ====       ===        ====

PROVISION FOR LOAN LOSSES

During 1997, there was no provision for loan losses compared to $35,000 for 1996.

NONINTEREST INCOME

The major component of noninterest income (92% in 1997) consists of service charges on deposit accounts and fees for other banking transactions. Noninterest income decreased from approximately $718,000 as of December 31, 1996 to $650,000, or 9.34%. The primary component of this decrease in noninterest income was a decrease of approximately $42,000 in the gain on the sale of OREO.

NONINTEREST EXPENSE

AIB's noninterest expense increased from $2.2 million as of December 31, 1996 to $2.4 million as of December 31, 1997, or 10%. Salary, wages and employee benefits increased by approximately $75,000, which resulted primarily from an increase in officers' salary expense due to a slight increase in staff as well as other moderate increases. Professional fees also increased by approximately $75,000.

LIQUIDITY AND ASSET/LIABILITY MANAGEMENT

In the normal course of business, AIB must ensure that sufficient funds are available to meet customer needs for borrowing and deposit withdrawals. As of December 31, 1997, AIB had a ratio of total loans to total deposits of 70.0%, compared to 71.3% the previous year. Liquid assets including securities held to maturity represented 38.3%, compared to 38.1% of total deposits the previous year.

The table below sets forth the interest rate sensitivity of AIB's interest-earning assets and interest-bearing liabilities as of September 30, 1998, using the interest rate sensitivity gap ratio. For purposes of the following table, an asset or liability is considered rate-sensitive within a specified period when it can be repriced or matures within its contractual terms.

                                         ESTIMATED MATURITY OR REPORTING
                                --------------------------------------------------
                                             THREE
                                             MONTHS
                                LESS THAN   TO LESS    ONE TO     OVER
                                  THREE     THAN ONE    FIVE      FIVE
                                 MONTHS       YEAR      YEARS     YEARS     TOTAL
                                ---------   --------   -------   -------   -------
                                              (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS:
  Interest-Bearing Deposits...   $   396    $   297    $    --   $    --   $   693
  Investment Securities.......        --         --      4,000        --     4,000
  Federal Funds Sold..........     7,005         --         --        --     7,005
  Loans.......................    15,385      1,275      3,750       576    20,986
                                 -------    -------    -------   -------   -------
                                  22,786      1,572      7,750       576    32,684
INTEREST-BEARING LIABILITIES:
  Money Market and NOW........     9,191         --         --        --     9,191
  Savings.....................     3,118         --         --        --     3,118
  Time Deposits...............     2,834      4,231        312        --     7,377
                                 -------    -------    -------   -------   -------
                                  15,143      4,231        312        --    19,686
                                 -------    -------    -------   -------   -------
  INTEREST RATE SENSITIVITY
     GAP......................   $ 7,643    $(2,659)   $ 7,438   $   576   $12,998
                                 =======    =======    =======   =======   =======
Cumulative Interest Rate
  Sensitivity Gap.............   $ 7,643    $ 4,984    $12,422   $12,998   $12,998
Cumulative Interest Rate
  Sensitivity Gap Ratio Based
  on Total Assets.............     20.33%     13.26%     33.04%    34.57%    34.57%

YEAR 2000 ISSUES

FORMAL AGREEMENT

On July 28, 1998 AIB entered into a Formal Agreement with the OCC relating to AIB's compliance with the OCC's and FFIEC's rules and regulations pertaining to Year 2000 compliance. The Agreement required that AIB take various actions to confirm Year 2000 compliance.

In accordance with the Formal Agreement, AIB submitted to the OCC a written project plan with applicable deadlines, describing the specific objectives and actions that will be taken by AIB's board or directors and management to ensure that each of AIB's information and environmental systems are Year 2000 compliant. The plan includes a formalized reporting process on a monthly basis to update the AIB's board of directors on its overall Year 2000 project plan, which has already been implemented. AIB submitted a testing plan, which includes provisions for the development of a testing strategy for all mission critical systems that are to be remediated. Additionally, the plan establishes a process to manage the Year 2000 risk posed by AIB's customers. AIB has also developed and implemented a Year 2000 customer awareness program.

On October 1, 1998 AIB's formal agreement was terminated by the OCC.

AIB'S STATE OF READINESS

AIB has informed us that it has already completed and has begun to implement its Year 2000 project plan and is currently in the fourth phase, renovation and validation. Testing of AIB's mission critical software providers and vendors is scheduled to be completed within the timeframes dictated by FFIEC regulation. Additionally, we have been informed that testing has already been completed on all of AIB's in-house computers and software, and noncompliant computers have been replaced.

To date, AIB estimates that the total cost to evaluate, assess and remedy its Year 2000 issues has been less than $70,000. AIB's future costs to complete evaluation, assessment and remediation of Year 2000 issues, including replacement if necessary, is expected to be less than $64,000.

Due to our proposed acquisition of AIB, we expect to convert AIB's computer systems to our computer system. This conversion is likely to occur during the first or second quarter of 1999. However, we will still have to monitor the Year 2000 preparedness of AIB's customers and vendors if we consummate our acquisition. AIB has informed us that it has assessed the potential Year 2000 risks relating to its loan customers and depositors and has been promoting customer awareness of the Year 2000 issue.

LENDING ACTIVITIES

The following table sets forth the composition of AIB's loan portfolio by type of loan at the periods indicated:

                                                                  DECEMBER 31,
                                             SEPTEMBER 30,     -------------------
                                                 1998           1997        1996
                                             -------------     -------     -------
                                                    (DOLLARS IN THOUSANDS)
Loans:
  Commercial...............................     $ 7,297        $ 7,934     $ 4,881
  Consumer.................................         481          2,321       2,196
  Construction Financing...................       3,297          2,020         153
  Real Estate -- Other.....................       9,911          8,918      12,085
                                                -------        -------     -------
          Total Loans......................      20,986         21,193      19,315
Net Deferred Loan Fees and Discounts.......        (737)           (63)        (74)
Allowance for Loan Losses..................        (197)          (216)       (260)
                                                -------        -------     -------
Net Loans..................................     $20,716        $20,914     $ 8,981
                                                =======        =======     =======
COMMITMENTS:
  Standby Letters of Credit................     $    20        $   349     $    --
  Undisbursed Loans and Commitments to
     Grant Loans...........................       1,689          2,909       3,020
                                                -------        -------     -------
          Total Commitments................     $ 1,709        $ 3,258     $ 3,020
                                                =======        =======     =======

Many of the loans have floating rates tied to AIB's base rate or other market rate indicator, the majority of which are adjusted at least quarterly. The majority of AIB's fixed rate loans mature within five years. This serves to lessen the risk to AIB from movements in interest rates, particularly rate increases. The following table shows the maturity of certain loan categories outstanding as of December 31, 1997:

                                     DUE IN      DUE AFTER
                                    ONE YEAR    ONE YEAR TO    DUE AFTER
                                    OR LESS     FIVE YEARS     FIVE YEARS     TOTAL
                                    --------    -----------    ----------    -------
                                                 (DOLLARS IN THOUSANDS)
Commercial........................   $5,163       $ 2,416        $  355      $ 7,934
Consumer..........................      890         1,395            36        2,321
Construction Financing............    1,676           344            --        2,020
Real Estate -- Other..............    1,227         6,595         1,096        8,918
                                     ------       -------        ------      -------
                                     $8,956       $10,750        $1,487      $21,193
                                     ======       =======        ======      =======
Floating Rate.....................                                           $15,242
Fixed Rate........................                                              5951
                                                                             -------
                                                                             $21,193
                                                                             =======

ASSET QUALITY

The following table provides information with respect to the components of AIB's nonperforming assets at the dates indicated:

                                                                         AT
                                                                    DECEMBER 31,
                                                 AT              ------------------
                                         SEPTEMBER 30, 1998       1997        1996
                                         ------------------      ------      ------
                                                   (DOLLARS IN THOUSANDS)
Non-Accrual Loans....................          $  596            $  545      $  525
Accruing Loans 90 Days Past Due and
  Still Accruing.....................               4                --          43
Restructured Loans...................              64                66          67
                                               ------            ------      ------
          Total Nonperforming
             Loans...................             664               611         635
Other Real Estate Owned..............              81               130          49
                                               ------            ------      ------
          Total Nonperforming
             Assets..................          $  745            $  741      $  684
                                               ======            ======      ======
Nonperforming Loans as a Percentage
  of Total Loans.....................            3.19%             2.88%       3.29%
Allowance for Loan Losses as a
  Percentage of Nonperforming
  Loans..............................           29.66%            35.35%      40.94%
Nonperforming Assets as a Percentage
  of Total Assets....................            1.98%             2.20%       2.27%

Restructured loans are those loans where concessions in interest rates or repayment terms have been made to assist the borrower. Non-accrual loans are generally loans which are past due 90 days or are loans that management believes the interest upon which may not be collectible. At September 30, 1998, all non-accrual loans were secured by real estate. AIB recognized income of $0 in 1997 and $79,000 in 1996 for cash interest payments on restructured loans. Interest income would have increased approximately $48,000 in 1997 and $2,000 in 1996 had all of these nonperforming loans performed in accordance with their original terms and conditions.

ALLOWANCE FOR LOAN LOSSES

The following table summarizes, for the periods indicated, changes in the allowance for loan losses arising from loans charged off, recoveries on loans previously charged off, additions to the allowance which have been charged to operating expenses and certain ratios relating to the allowance for loan losses:

                                                                  FOR THE YEAR ENDED
                                             FOR THE NINE            DECEMBER 31,
                                             MONTHS ENDED       ----------------------
                                          SEPTEMBER 30, 1998     1997            1996
                                          ------------------    ------          ------
                                                                (DOLLARS IN THOUSANDS)
ALLOWANCE FOR LOAN LOSSES:
Balance at Beginning of Period..........         $216            $260            $319
Actual Charge-offs:
  Commercial............................           80              44              81
  Credit Cards..........................           16               9               6
  Consumer..............................           37               6               2
  Real Estate...........................           --              --              37
                                                 ----            ----            ----
          Total Charge-Offs.............          133              59             126
                                                 ----            ----            ----
LESS RECOVERIES:
  Commercial............................           18              10              23
  Credit Cards..........................           --              --               1
  Consumer..............................            1              --               3
  Real Estate...........................            3               5               5
                                                 ----            ----            ----
          Total Recoveries..............           22              15              32
                                                 ----            ----            ----
Net Loans Charged Off (Recovered).......          111              44              94
Provision for Loan Losses...............           92              --              35
                                                 ----            ----            ----
Balance at End of Period................         $197            $216            $260
                                                 ====            ====            ====
RATIOS:
Net Loans Charged Off to Average
  Loans.................................         0.69%           0.22%           0.53%
Allowance for Loan Losses to Total
  Loans.................................         0.95%           1.02%           1.35%

The following table summarizes the allocation of the allowance for loan losses by loan type for the periods indicated (dollar amounts in thousands):

                                                           DECEMBER 31,
                                          -----------------------------------------------
                                                   1997                     1996
                                          ----------------------   ----------------------
                                                      PERCENT OF               PERCENT OF
                                                       LOANS IN                 LOANS IN
                                                       CATEGORY                 CATEGORY
                                          ALLOWANCE    TO TOTAL    ALLOWANCE    TO TOTAL
                                           AMOUNT       LOANS       AMOUNT       LOANS
                                          ---------   ----------   ---------   ----------
Construction Financing..................    $ --           9.5%      $ --           0.8%
Real Estate -- Other....................      74          42.1         60          62.6
Commercial..............................       5          37.4         20          25.3
Consumer................................      --          11.0         --          11.3
Unallocated.............................     137           N/A        180           N/A
                                            ----        ------       ----        ------
                                            $216        100.00%      $260        100.00%
                                            ====        ======       ====        ======

INVESTMENT ACTIVITY

The following table summarizes the amounts and distribution of the AIB's investment securities held as of the dates indicated, and the weighted average yield as of September 30, 1998 (dollar amounts in thousands):

                                                         SEPTEMBER 30, 1998
                                                     ---------------------------
                                                                        WEIGHTED
                                                     BOOK     MARKET    AVERAGE
                                                     VALUE    VALUE      YIELD
                                                     -----    ------    --------
HELD-TO MATURITY SECURITIES U.S. AGENCIES:
     One to Five Years.............................  4,000    4,026       6.0%
                                                     -----    -----
          Total U.S. Agencies......................  4,000    4,026       6.0
                                                     -----    -----
          Total Held-to-Maturity Securities........  4,000    4,026       6.0
                                                     =====    =====

DEPOSITS

The following table summarizes the distribution of average deposits and the average rates paid for the period indicated:

                                                                 FOR THE NINE
                                                                 MONTHS ENDED
                                                              SEPTEMBER 30, 1998
                                                            ----------------------
                                                            AVERAGE       AVERAGE
                                                            BALANCE         RATE
                                                            --------      --------
                                                            (DOLLARS IN THOUSANDS)
NOW.......................................................  $ 3,049         1.31%
Savings Deposits..........................................    3,219         2.20
Money Market Accounts.....................................    4,815         2.60
TCD Less than $100,000....................................    3,916         5.00
TCD $100,000 or More......................................    3,063         5.31
                                                            -------
          Total Interest-Bearing Deposits.................  $18,062         3.29
Non Interest-Bearing Demand Deposits......................   14,819           --
                                                            -------
          Total Deposits..................................  $32,881         1.81
                                                            =======

The scheduled maturity distribution of AIB's time deposits of $100,000 or greater, as of September 30, 1998, were as follows (dollar amounts in thousands):

Three Months or Less...................  $1,454
Over Three Months to One Year..........   1,861
                                         ------
          Total........................  $3,315
                                         ======

                           SUPERVISION AND REGULATION

The following summarizes certain statutes and regulations affecting us. This is only a summary, and we do not intend it to replace a review of the actual statutes and regulations.

THE BANK -- GENERAL

The Bank is regulated by the OCC as a national banking association. The Bank is also subject to certain FDIC rules and regulations because its deposits are insured by the FDIC. These regulatory agencies regularly examine the Bank to ensure its compliance with their rules and regulations.

FIRST COASTAL -- GENERAL

First Coastal is a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the "Bank Holding Company Act"), and as such is subject to regulation by the Board of Governors of the Federal Reserve System (the "FRB"). The FRB regularly examines First Coastal and the Bank to ensure compliance with all applicable laws and regulations.

The Bank Holding Company Act requires us to obtain the FRB's prior approval before we acquire other banks or bank holding companies. In addition, any entity that acquires more than 9.9% of our voting securities is generally presumed to be a bank holding company, and such acquisition would require the prior approval of the FRB.

CAPITAL ADEQUACY

The OCC has established minimum capital adequacy guidelines for national banks, and the FRB has established minimum capital adequacy guidelines for bank holding companies. The FRB's capital adequacy guidelines apply on a consolidated basis if a bank holding company's consolidated assets are $150 million or more and apply on a bank-only basis if consolidated assets are under $150 million. Our consolidated assets on a pro forma basis as of September 30, 1998, after taking into account the offering and the acquisition of AIB, would have been approximately $124 million. See "Risk Factors -- Risk Factors Relating to First Coastal -- We Face Certain Capital Requirements."

Under the capital adequacy guidelines, different categories of assets are assigned different risk weights, based generally on the perceived credit risk of the asset. Tier 1 capital generally includes common shareholders' equity, perpetual preferred stock and minority interests in consolidated subsidiaries. The FRB has announced that securities having the characteristics of the Preferred Securities qualify as Tier 1 capital, but only 25% of an institution's Tier 1 capital may be in the form of such securities. Total capital generally consists of, in addition to Tier 1 capital, preferred stock not qualifying as Tier 1 capital, subordinated and other qualifying debt and a portion of the allowance for loan losses. The Tier 1 component must comprise at least 50% of qualifying total capital. Risk-based capital ratios are calculated with reference to risk-weighted assets which include both on and off-balance sheet exposures. The FRB requires a total capital to risk-weighted assets ratio of at least 8% and a Tier 1 capital to risk-weighted assets ratio of at least 4%. The FRB has also adopted a "minimum leverage ratio," which requires a Tier 1 capital to average total assets ratio of at least 4%. These minimum ratios currently apply to the Bank and would apply on a consolidated basis to First Coastal only when our consolidated assets exceed $150 million.

In addition to the FRB's risk-based capital guidelines, the OCC has adopted five levels of capital for national banks; any national bank with a total capital to risk-weighted assets ratio of at least 10%, Tier 1 capital to risk-weighted assets ratio of at least 6% and a Tier 1 capital to average total assets ratio of at least 5% is considered to be "well capitalized." The Bank is currently well capitalized, and after consummation of this offering and the acquisition of AIB, would remain well-capitalized on a pro-forma basis.

The following table sets forth, on a bank-only basis, the above-mentioned capital ratios as of September 30, 1998 and on a pro forma basis as of September 30, 1998 after taking into account the consummation of the offering and the acquisition of AIB:

                                                                    AS OF
          BANK-ONLY                                             SEPTEMBER 30,
        CAPITAL RATIO:          MINIMUM(1)   WELL-CAPITALIZED       1998        PRO FORMA
        --------------          ----------   ----------------   -------------   ---------
Total capital to risk-weighted
  assets......................      8%              10%             10.68%        11.46%
Tier 1 capital to
  risk-weighted assets........      4%               6%              7.73%         9.20%
Tier 1 capital to average
  total assets................      4%               5%              5.33%         6.23%

-------------------------
(1) These minimum capital ratios are currently applicable on a bank-only basis and will be applicable on a consolidated basis only when our total assets exceed $150 million. As of September 30, 1998, on a consolidated basis, our total capital to risk-weighted assets, Tier 1 capital to risk-weighted assets and Tier 1 capital to average total assets ratios were 9.45%, 5.38% and 3.74%, respectively. On a pro forma consolidated basis, after taking into account the consummation of the offering, the assumed conversion of 11,118 shares of Series A Preferred Stock, the redemption of 94,757 shares of Series A Preferred Stock and the acquisition of AIB, such ratios as of September 30, 1998 would have been 12.72%, 6.60% and 4.48%, respectively.

ADDITIONAL REGULATION

We are also subject to federal regulation as to such matters as required reserves, limitation as to the nature and amount of our loans and investments, regulatory approval of any consolidation, issuance or retirement by the Bank of its own securities, limitations upon the payment of dividends and other aspects of banking operations. In addition, the activities and operations of the Bank are subject to a number of additional detailed, complex and sometimes overlapping laws and regulations. These include state usury and consumer credit laws, laws relating to fiduciaries, the Federal Truth-in-Lending Act and Regulation Z, the Federal Equal Credit Opportunity Act and Regulation B, the Fair Credit Reporting Act, the Truth in Savings Act, the Community Reinvestment Act, antiredlining legislation and antitrust laws.

DIVIDEND REGULATION

Our ability to obtain funds for the payment of dividends and for other cash requirements is largely dependent on the amount of dividends which may be declared by our subsidiary, the Bank. National banks may not pay dividends from their capital. All dividends must be paid out of net income, after deducting losses and bad debts. In addition, the Bank is prohibited from declaring a dividend on its shares of common stock until:

          (1) The surplus fund equals the amount of capital stock or

          (2) If the surplus fund does not equal the amount of capital stock, until an amount equal to one-tenth of the Bank's net income for the preceding half year is transferred into the surplus fund.

Under this formula, the Bank would be eligible to pay up to approximately $241,000 in dividends for the nine months ended September 30, 1998.

The approval of the OCC is required prior to the payment of dividends if the total of all dividends declared by a national bank in any calendar year exceeds the total of its retained net income for that year combined with its net income for the two preceding years, less any required transfers to surplus or a fund for the retirement of any preferred stock. Further, the OCC also has authority to prohibit the payment of dividends by a national bank when it determines such payment to be an unsafe and unsound banking practice. A bank may, upon approval by OCC, be able to undergo a "quasi-reorganization," which would allow the bank to ignore accumulated losses before the quasi-reorganization. The Bank underwent a quasi-reorganization in 1997.

The Bank does not have positive retained earnings, and therefore may only pay dividends to First Coastal out of its current income each year. The Bank has not historically earned sufficient income to enable it to pay dividends to First Coastal in amounts necessary to cover dividends on the Series A Preferred Stock and interest payments on both the $1.0 million note payable and the Junior Subordinated Debentures. Although our pro forma financial statements indicate that, following our acquisition of AIB, the Bank will be able to pay sufficient dividends to First Coastal to enable First Coastal to pay both the dividends and the interest payments, you should note that these pro forma financial statements are based on certain assumptions and are not necessarily indicative of our actual future results of operations.

GOVERNMENT POLICIES AND LEGISLATION

The policies of regulatory authorities, including the OCC, FRB and FDIC, have had a significant effect on the operating results of commercial banks in the past and are expected to do so in the future. An important function of the Federal Reserve System is to regulate aggregate national credit and money supply through such means as open market dealings in securities, establishment of the discount rate on member bank borrowings, and changes in reserve requirements against member bank deposits. Policies of these agencies may be influenced by many factors, including inflation, unemployment, short-term and long-term changes in the international trade balance and fiscal policies of the United States government.

The United States Congress has periodically considered and adopted legislation which has resulted in further regulation and/or deregulation of both banks and other financial institutions, including mutual funds, securities brokerage firms and investment banking firms. No assurance can be given as to whether any additional legislation will be adopted or as to the effect such legislation would have on the business of First Coastal or the Bank.

                          DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 10,000,000 shares of common stock, no par value, and 5,000,000 shares of Preferred Stock, no par value, after giving effect to the Reverse Stock Split. The following summary description of our capital stock is qualified in its entirety by reference to our Articles of Incorporation and By-Laws, copies of which are filed as exhibits to the Registration Statement of which this Prospectus forms a part.

COMMON STOCK

As of September 30, 1998, there were 664,551 shares of common stock outstanding, held of record by 337 stockholders (approximately 365 beneficial owners). The holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders. Holders of common stock are entitled to receive ratably such dividends as we may legally declare, subject to dividends payable on any preferred stock that we issue. We currently do not intend to pay any dividends on our common stock. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. All the outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

PREFERRED STOCK

At September 30, 1998, we had 423,500 shares of Series A Preferred Stock outstanding, held of record by 5 stockholders (approximately 65 beneficial owners). Without further shareholder approval, we can issue 4,576,500 additional shares of Preferred Stock in one or more series and fix the powers, designations, preferences and rights, and qualifications, limitations or restrictions thereof.

The Series A Preferred Stock is currently our only outstanding series of preferred stock. The holders of Series A Preferred Stock are entitled to receive cumulative preferential cash dividends, when and as declared by the Board of Directors, of 10% of the stated liquidation preference of $6.75 per share per annum. We currently pay regular dividends to holders of Series A Preferred Stock.

Under the General Corporation Law of the State of California, we may pay dividends on the Series A Preferred Stock if (1) our retained earnings equal or exceed the proposed dividend or (2) the sum of our assets (excluding goodwill and deferred charges) would be at least 125% of our liabilities (not including deferred taxes, deferred income and other deferred credits). In the event we do not pay four quarterly dividends on the Series A Preferred Stock, the holders of the Series A Preferred Stock would be able to elect two additional directors to our board until such dividends have been paid.

In the event of our liquidation, dissolution or winding up, the holders of Series A Preferred Stock are entitled to receive, in preference to any distribution to the holders of our common stock, the sum of $6.75 per share and any accrued but unpaid dividends with respect thereto.

Each share of our Series A Preferred Stock is convertible into one share of our common stock any time at the option of the holder (after giving effect to the Reverse Stock Split).

We may redeem our Series A Preferred Stock at any time after receiving the prior approval of the Federal Reserve. Assuming we receive this approval, we intend to call up to 94,757 shares of our Series A Preferred Stock for redemption on or soon after the completion of this offering. Holders of 11,118 shares of our Series A Preferred Stock have signed conversion agreements obligating them to convert their shares of Series A Preferred Stock into shares of our common stock on or prior to the redemption date. We cannot presently predict whether other holders of our Series A Preferred Stock will also convert their shares rather than redeem them.

WARRANTS

The LLC currently holds 225,000 warrants to purchase our common stock at $5.00 per share, which expire on May 31, 1999. The LLC has agreed with us that it will exercise all warrants held by it on or prior to the consummation of the AIB acquisition. In connection with this agreement, we have amended the terms of the LLC's warrants to permit them to be exercised earlier than their stated terms. See "Beneficial Ownership of the Common Stock -- California Community LLC."

In connection with this offering, we have granted the Underwriters a number of warrants to purchase our common stock. See "Underwriting -- Underwriters' Warrants."

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock and Series A Preferred Stock is U.S. Stock Transfer Corporation, Glendale, California.

U.S. Stock Transfer Corporation will also serve as transfer agent, registrar and payment agent for the Units and Preferred Securities until the common stock and Preferred Securities may trade separately. Thereafter, Wilmington Trust Company will serve as transfer agent, registrar and payment agent for the Preferred Securities.

                              DESCRIPTION OF UNITS

Each Unit is comprised of one Preferred Security ($20.00 liquidation amount) and one share of common stock. The Preferred Securities and common stock purchased in this offering must trade together and cannot trade separately until the earliest to occur of the following:

          (1)  One year after the closing of this offering.

          (2) The decision by the Underwriters, in their sole discretion, to permit separation earlier than one year after the closing of this offering.

          (3) A call of redemption of the Preferred Securities, whether pursuant to a Tax Event, Investment Company Event or Capital Treatment Event.

          (4) The occurrence of an Indenture Event of Default (as defined) under the Indenture governing the Preferred Securities.

          (5) The dissolution of the Trust or a distribution of the Junior Subordinated Debentures.

See "Description of Preferred Securities" and "Description of Junior Subordinated Debentures."

Purchasers in this offering will receive two certificates: one representing shares of common stock and one representing Preferred Securities. Each certificate will contain restrictive legends describing to the foregoing transfer restrictions. Purchasers will not receive a separate certificate representing the Units. Except for the requirement that the common stock and Preferred Securities purchased in this offering be traded as a Unit for a period of time, holders of Units will be treated as holders of both the common stock and the Preferred Securities for all purposes. Upon termination of the transfer restriction period for one of the reasons discussed above, purchasers may exchange legended certificates for non-legended certificates by presenting them to the transfer agent and registrar of the Preferred Securities.

                      DESCRIPTION OF PREFERRED SECURITIES

This section summarizes the main provisions of the Preferred Securities and the Trust Agreement governing the Trust, but it does not describe all the provisions. Consequently, this summary is qualified by reference to the full text of the Trust Agreement. We have filed with the Securities and Exchange Commission a form of the Trust Agreement as an exhibit to the Registration Statement of which this Prospectus is a part.

GENERAL

The Trust will issue the Preferred Securities and the Common Securities under the Trust Agreement, with a stated liquidation amount of $20.00 per security. The Common Securities will be issued to us concurrently with the issuance of Preferred Securities to purchasers in this offering. The Preferred Securities and the Common Securities (together, the "Trust Securities") will rank on parity with one another, and all payments in respect of the capital interests of the Trust will be made on the Preferred Securities and the Common Securities pro rata, except under certain cases of default under the Trust Agreement.

We will issue the Junior Subordinated Debentures under an indenture between us and Wilmington Trust Company (the "Indenture") as described in "Description of Junior Subordinated Debentures". Wilmington Trust Company will also act as Property Trustee and will hold legal title to the Junior Subordinated Debentures in trust for the benefit of the holders of the Trust Securities. In addition, under the Guarantee as described in "Description of Guarantee and Expense Agreement", we will guarantee, on a subordinated basis, the payment of distributions and other amounts payable on the Preferred Securities, but only to the extent that the Trust has funds on hand legally and immediately available to make those payments. See "Description of Guarantee and Expense Agreement".

DISTRIBUTIONS

Distributions will accumulate on the Preferred Securities from their original
issue date, at the annual rate of      % of the liquidation amount (or $  per
Preferred Security). Unless deferred as described below, distributions will be payable quarterly in arrears on the last day of March, June, September and December of each year (each, a "Distribution Date"), to the holders of the Preferred Securities. The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months.

The Trust will have no funds to distribute in respect of the Preferred Securities other than the payments it receives from us in respect of the Junior Subordinated Debentures. Consequently, if we defer or for any other reason fail to make interest payments on the Junior Subordinated Debentures, the Trust will not have funds available to pay distributions on the Preferred Securities. We have no current intention to exercise our right to defer interest payments on the Junior Subordinated Debentures.

DEFERRAL PERIODS. As long as no event of default under the Indenture (an "Indenture of Default", as described under "Description of Junior Subordinated Debentures -- Indenture Events of Default") has occurred and is continuing, we have the right under the Indenture to defer the payment of interest on the Junior Subordinated Debentures at any time. We may do so in each case for a period not exceeding 20 consecutive quarters (each, an "deferral period"), provided that no deferral period may extend beyond the stated maturity of the Junior Subordinated Debentures. Before a deferral period ends, we may extend it further, subject to the limit described above. When a deferral period ends and we have paid all interest then accrued and unpaid on the Junior Subordinated Debentures (to the extent permitted by applicable law), we may begin a new deferral period, so long as no Indenture Event of Default has occurred and is continuing. There is no particular limit on the number of deferral periods that we may begin.

If we elect to defer interest payments on the Junior Subordinated Debentures, the Trust will defer the payment of distributions on the Preferred Securities during the related deferral period. However, during a deferral period, distributions will continue to accumulate on the Preferred Securities and (to the extent permitted by applicable law) additional distributions will accumulate
on each deferred distribution payment at the annual rate of      %, compounded
quarterly from the corresponding Distribution Date. The term "distribution", wherever we use it in this Prospectus, includes any of these additional distributions. During a deferral period, holders of Preferred Securities will continue to be required to accrue interest income for United States federal income tax purposes. See "Certain Federal Income Tax Consequences -- Original Issue Discount".

Any distributions that would otherwise become due and payable during a deferral period will not become due and payable until the day after the period ends. If any Preferred Securities become subject to redemption during a deferral period, that deferral period will end automatically on the day before the redemption date.

We must give the Property Trustee and the holders of Preferred Securities notice of our election to begin a deferral period. In general, each notice must be given at least one business day before the record date for the distributions which would have been payable but for the election.

We must notify the holders in the manner described below in "-- Notices".

DEFERRAL PERIOD RESTRICTIONS. The Indenture provides that, during any deferral period, neither we nor any of our subsidiaries may take any of the following actions:

- declare or pay any dividend or other distribution on, or redeem, purchase or otherwise acquire, any of our capital stock, except as described below, or

- pay any principal, interest or other amount in respect of, or redeem, purchase or otherwise acquire, any of our debt securities (including guarantees of indebtedness for money borrowed) that rank, in right of payment in all respects, on parity with or junior to the Junior Subordinated Debentures, except as described below.

The Indenture restriction described above provides for significant exceptions. Any of the following that would otherwise be covered by this restriction will nevertheless be permitted:

- any transaction in which the only consideration given or to be given by us or any of our subsidiaries is Junior Securities (as defined below),

- any transaction in connection with or arising from:

  -- any employment contract, benefit plan or other similar arrangement with, or for the benefit of, one or more employees, officers, directors or consultants of ours,

  -- any stockholders' rights plans, and

  -- any issuance of Junior Securities as consideration in an acquisition transaction entered into before the applicable deferral period,

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

- any exchange or conversion of capital stock or indebtedness into or for any of our Junior Securities, and

- any purchase of fractional interests in capital stock pursuant to the provisions of a security being converted into or exchanged for capital stock.

"Junior Securities" means (1) our capital stock, (2) debt securities that rank, in right of payment in all respects, on parity with or junior to the Junior Subordinated Debentures and (3) warrants, options and other rights to acquire capital stock or debt securities of the kind described in clauses (1) and (2).

REDEMPTION

The Preferred Securities will remain outstanding until the Trust redeems them or distributes the Junior Subordinated Debentures in exchange for the Preferred Securities. Any redemption of Preferred Securities must occur as described below. Any exchange distribution must occur as described below in "-- Exchange of Preferred Securities for Junior Subordinated Debentures".

REDEMPTION OF PREFERRED SECURITIES. If we repay or redeem the Junior Subordinated Debentures at any time, whether at their stated maturity, upon acceleration after an Indenture Event of Default or upon optional redemption, the Trust will be obligated to redeem a like amount of Trust Securities on the Redemption Date at the Redemption Price paid on the Junior Subordinated Debentures. In this context, "Redemption Date" means the date on which payment of the principal of those Junior Subordinated Debentures becomes due under the Indenture.

REPAYMENT AND REDEMPTION OF JUNIOR SUBORDINATED DEBENTURES. The Junior Subordinated Debentures will initially have a stated maturity of December 31, 2028, which we may shorten to a date not earlier than December 31, 2001 subject to certain conditions and any regulatory approval. See "Description of Junior Subordinated Debentures -- Stated Maturity". If we receive prior approval from the Federal Reserve (if then required under relevant capital guidelines or policies), we will also be entitled to redeem the Junior Subordinated Debentures before their stated maturity, as follows:

          (1) On or after December 31, 2001, in whole at any time or in part from time to time (provided that no partial redemption may occur during a deferral period).

          (2) In whole (but not in part) at any time within 90 days after the occurrence of a Tax Event, an Investment Company Act Event or a Capital Treatment Event.

See "Description of Junior Subordinated Debentures -- Optional Redemption" for the definitions of "Tax Event," "Investment Company Act Event" and "Capital Treatment Event."

If we elect to redeem the Junior Subordinated Debentures, we will do so at the Redemption Price, which means:

          (a) In the case of redemption pursuant to clause (1) above, accumulated and unpaid distributions on the Junior Subordinated Debentures to be redeemed to the

Redemption Date, plus an amount per debenture as set forth below, expressed as a percentage of the principal amount:

                REDEMPTION DATE                  REDEMPTION PRICE
                ---------------                  ----------------
December 31, 2001 through December 30, 2002....        108%
December 31, 2002 through December 30, 2003....        105%
December 31, 2003 through December 30, 2004....        102%
December 31, 2004 and thereafter...............        100%

          (b) In the case of redemption pursuant to clause (2) above, the principal amount of the Junior Subordinated Debentures, plus accumulated and unpaid distributions on those debentures to the Redemption Date.

The Indenture provides that, if a Tax Event has occurred and is continuing and we do not elect to redeem the Junior Subordinated Debentures, we may be required to pay certain additional sums on the Junior Subordinated Debentures. The Indenture provisions regarding repayment and redemption of the Junior Subordinated Debentures, as well as information about the effect that possible tax law changes may have on the Junior Subordinated Debentures and Preferred Securities, are addressed in "Description of Junior Subordinated Debentures--Stated Maturity", "Risk Factors -- Risk Factors Relating to the Preferred Securities -- Possible Tax Law Changes Affecting the Preferred Securities" and "Certain Federal Income Tax Considerations -- Possible Tax Law Changes."

REDEMPTION PROCEDURES. The Property Trustee will give notice of any redemption of Preferred Securities to the holders of Preferred Securities not less than 30 nor more than 90 days before the Redemption Date, unless the redemption results from acceleration of the maturity of the Junior Subordinated Debentures and the Property Trustee cannot reasonably give this notice during this period. In that case, the Property Trustee will give the notice as soon as practicable. In all cases, the Property Trustee will give the notice of redemption in the manner described below under "-- Notices".

Payment of the Redemption Price for any Preferred Securities will be made against surrender of the certificates representing those Preferred Securities. Any distribution that is payable on or before the Redemption Date will be payable to the persons who are the holders of those Preferred Securities on the record date for the distribution.

If the Property Trustee gives a notice of redemption, it will irrevocably deposit by 12:00 noon, New York City time, on the Redemption Date, funds sufficient to pay the Redemption Price for all Preferred Securities to be redeemed on that date (to the extent the funds are available to the Property Trustee). If the Property Trustee gives notice of redemption and deposits funds as required under the Trust Agreement, then upon the date of deposit, all rights of the holders of the Preferred Securities called for redemption will cease, except the right of those holders to receive the Redemption Price (but without interest on that amount), and those Preferred Securities will cease to be outstanding. If payment of the Redemption Price for any Preferred Securities called for redemption is improperly withheld or refused and not paid either by the Trust or by us under the Guarantee, distributions on those Preferred Securities will continue to accumulate to the date the Redemption Price is actually paid.

If less than all the Preferred Securities are to be redeemed on a Redemption Date, the aggregate liquidation amount of Preferred Securities to be redeemed will be allocated pro rata between the holders of the Preferred Securities, based upon their respective aggregate liquidation amounts. Not more than 60 days prior to the Redemption Date, the Property Trustee will select the Preferred Securities to be redeemed from among the outstanding Preferred Securities not previously called for redemption. The Property Trustee may use any method of selection that it deems to be fair and appropriate, including any method that involves the redemption of a portion of the aggregate liquidation amount of any particular holder's Preferred Securities.

OTHER PURCHASES OF PREFERRED SECURITIES. Subject to applicable law (including U.S. federal securities laws), we and our subsidiaries may purchase outstanding Preferred Securities by tender, in the open market or by private agreement. These purchases may occur at any time and from time to time other than during a deferral period.

EXCHANGE OF PREFERRED SECURITIES FOR JUNIOR SUBORDINATED DEBENTURES

As the holder of the Common Securities, we will have the right at any time, in our sole discretion, to elect to dissolve the Trust, subject to the prior approval of the Federal Reserve (if then required). Upon such an election, and if the liabilities of creditors of the Trust have been satisfied as provided by applicable law, the Property Trustee will cause a like amount of Junior Subordinated Debentures to be distributed in exchange for all the outstanding Preferred Securities and Common Securities, in liquidation of the Trust. In this context, "like amount" means Junior Subordinated Debentures having an aggregate principal amount equal to the aggregate liquidation amount of all outstanding Trust Securities. See "-- Liquidation Distribution Upon Dissolution".

EXCHANGE PROCEDURES. The Property Trustee will notify holders of Preferred Securities of any exchange not less than 30 nor more than 90 days before the Exchange Date, in the manner described below under "-- Notices". On the Exchange Date, the following shall occur:

     - the Preferred Securities will cease to be outstanding,

     - any certificate representing Preferred Securities will be deemed to represent a like amount of Junior Subordinated Debentures, bearing accrued and unpaid interest in an amount equal to the accumulated and unpaid distributions on those Preferred Securities, until those certificates are presented to the paying agent for exchange or transfer, and

     - all rights of the holders of Preferred Securities will cease upon surrender of the certificates representing their Preferred Securities, as described above.

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

Under the Trust Agreement, the Trust will automatically dissolve upon the occurrence of any of the following events, whichever occurs first:

     - the expiration of its term of 30 years,

     - certain events of bankruptcy, dissolution or liquidation of a holder of Common Securities,

     - distribution of the Junior Subordinated Debentures in exchange for the Preferred Securities, after the holders of Common Securities have elected to dissolve the

       Trust, provided that we receive prior approval from the Federal Reserve (if then required),

     - redemption of all the Preferred Securities, or

     - the entry of an order for the dissolution of the Trust by a court of competent jurisdiction.

If the Trust dissolves while the Preferred Securities are outstanding, the Property Trustee will liquidate the Trust as expeditiously as the Property Trustee determines to be possible. The Property Trustee will do so by distributing to the holders of the Preferred Securities in exchange for their securities, a like amount of the Junior Subordinated Debentures. However, the Property Trustee will do so only after satisfying liabilities to creditors of the Trust as provided by applicable law and only if the Property Trustee determines that an exchange distribution of this kind is practical.

If the Property Trustee determines that an exchange distribution is not practical, each holder of outstanding Preferred Securities will be entitled to receive out of the assets of the Trust available for distribution to holders, after satisfaction of liabilities to creditors of the Trust as provided by applicable law, an amount equal to the Liquidation Distribution. The "Liquidation Distribution" for any Preferred Securities will equal the aggregate liquidation amount of those Preferred Securities plus all accrued and unpaid distributions on them to the date of payment. If the Liquidation Distribution for all outstanding Preferred Securities can be paid only in part because the Trust has insufficient assets available to pay it in full, the amounts payable by the Trust on the Preferred Securities will be paid pro rata, based on their respective liquidation amounts.

On any liquidation of the Trust, the holders of the Common Securities will be entitled to receive distributions pro rata with the holders of the Preferred Securities, unless an event of default under the Trust Agreement, a "Trust Event of Default," has occurred and is continuing. In that case, the Preferred Securities will have priority in right of payment over the Common Securities, as described below under "-- Priority Over Common Securities".

PRIORITY OVER COMMON SECURITIES

Payment of distributions and the Redemption Price will be made in respect of the Preferred Securities and the Common Securities pro rata, based on the respective aggregate liquidation amounts of the two classes, except as follows. If a Trust Event of Default (see the next subsection) has occurred and is continuing, the Trust will not pay any distribution or Redemption Price, or make any Liquidation Distribution, in respect of the Common Securities on any day unless the following have occurred:

     - in the case of any distribution to be paid, all accumulated and unpaid distributions on all outstanding Preferred Securities for all distribution periods ending on or before the payment day have been paid (or duly provided for) in cash,

     - in the case of any Redemption Price to be paid, the Redemption Price on all outstanding Preferred Securities called on or before the payment day for redemption has been paid (or duly provided for) in cash, and

     - in the case of a Liquidation Distribution to be made, the Liquidation Distribution on all outstanding Preferred Securities has been made (or duly provided for).

Whenever any distribution or Redemption Price is due and payable in respect of the Preferred Securities, the Property Trustee will apply all available funds to the payment of those amounts in full in cash before making any payment in respect of the Common Securities. The Trust will not make any payment or other distribution in respect of the Common Securities (including on account of any purchase or other acquisition) while the Preferred Securities are outstanding, other than distributions, the Redemption Price and the Liquidation Distribution on the terms set forth in the Trust Agreement.

If a Trust Event of Default occurs, the holders of the Common Securities will be deemed to have waived all rights to act with respect to the Trust Event of Default until all Trust Events of Default have been cured, waived or otherwise eliminated. Until that time, the Property Trustee will act solely on behalf of the holders of the Preferred Securities and not on behalf of the holders of the Common Securities, and only the holders of the Preferred Securities will have the right to direct the Property Trustee to act on their behalf.

TRUST EVENTS OF DEFAULT

Any one of the following events will be a "Trust Event of Default" under the Trust Agreement. This will be the case regardless of the reason why the event occurs, whether it is voluntary or involuntary and whether or not it results from operation of law, from any judgment, decree or order of any court or from any order, rule or regulation of any administrative or governmental body:

     - the occurrence of an Indenture Event of Default under the Indenture (see "Description of Junior Subordinated Debentures -- Indenture Events of Default"),

     - default by the Trust in the payment of any distribution when it becomes due and payable and continuation of the default for 30 days,

     - default by the Trust in the payment of any Redemption Price when it becomes due and payable,

     - material default or breach in the performance or under any covenant or warranty of the Property Trustee or Delaware Trustee under the Trust Agreement, and continuation of the default or breach for 60 days after a notice of default has been given; a notice of default may be given only by the holders of at least 25% in aggregate liquidation amount of the outstanding Preferred Securities, as provided under the Trust Agreement, and

     - the occurrence of certain events of bankruptcy or insolvency with respect to the Property Trustee if a successor Property Trustee has not been appointed within 90 days.

Within five business days after learning about a Trust Event of Default, the Property Trustee will notify the holders of the outstanding Trust Securities, unless the Trust Event of Default has been cured or waived. We, as depositor, and the Administrators are obligated to file annually with the Property Trustee a certificate as to whether or not we and they are in compliance with all the conditions and covenants applicable to us and them under the Trust Agreement.

ENFORCEMENT RIGHTS

If an Indenture Event of Default occurs, the holders of Preferred Securities must rely on the Property Trustee, as the holder of the Junior Subordinated Debentures, to enforce on their behalf its rights under the Junior Subordinated Debentures and the Indenture against us, subject to the following.

RIGHT TO DIRECT PROPERTY TRUSTEE'S ACTIONS. The holders of a majority in aggregate liquidation amount of outstanding Preferred Securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to, or exercising any trust or power conferred on, the Property Trustee under the Trust Agreement, including the right to direct the Property Trustee to exercise the remedies available to it as the holder of the Junior Subordinated Debentures. Accordingly, the Property Trustee will not take any of the following actions without obtaining the prior approval of the holders of a majority in aggregate liquidation amount of the outstanding Preferred Securities (or, in the case of any action that under the Indenture may be taken only with the prior consent of each affected holder of Junior Subordinated Debentures, without the prior consent of each holder of outstanding Preferred Securities):

  - direct the time, method or place of conducting any proceeding for any remedy available to, or executing any trust or power conferred on, the trustee under the Indenture (the "Indenture Trustee") with respect to the Junior Subordinated Debentures,

  - waive any past default that may be waived under the Indenture,

  - exercise any right to rescind or annul a declaration that the principal of all the Junior Subordinated Debentures be due and payable,

  - consent to any amendment, modification or termination of the Indenture or the Junior Subordinated Debentures, if the consent of any holder of Junior Subordinated Debentures is required under the Indenture, or

  - revoke any action previously authorized or approved by the holders of the Preferred Securities except by or with the subsequent authorization or approval of the holders of the Preferred Securities.

Before taking any of the actions described above, the Property Trustee must also obtain an opinion of counsel, experienced in the following matters, to the effect that the action will not cause the Trust to be classified as an association taxable as a corporation, or as other than a grantor trust, for U.S. federal income tax purposes. The Property Trustee will notify the holders of Preferred Securities of any notice of default with respect to the Junior Subordinated Debentures, in the manner described below under "-- Notices".

Any required approval of holders of Preferred Securities may be given by written consent or at a meeting convened for that purpose. The Property Trustee must cause a notice of any matter upon which holders of Preferred Securities are to act by written consent, or of any meeting at which holders of Preferred Securities are entitled to vote, to be given to the holders of Preferred Securities in the manner described below under "-- Notices". See "-- Voting Rights; Amendment of Trust Agreement".

RIGHT OF DIRECT ACTION. If an Indenture Event of Default has occurred and is continuing and is attributable to our failure to pay any interest or principal on the Junior Subordinated Debentures when due and payable, a holder of Preferred Securities may begin a legal proceeding directly against us for enforcement of payment, to that holder, of the interest or principal due and payable on Junior Subordinated Debentures having a principal amount equal to the aggregate liquidation amount of that holder's Preferred Securities (a "Direct Action"). We may not amend the Indenture to remove the right of any holder of outstanding Preferred Securities to bring a Direct Action without the prior written consent of that holder. We will have the right under the Indenture to set off any payment made to a holder of Preferred Securities in connection with a Direct Action. Except for the right to bring a Direct Action, holders of Preferred Securities will not have the right to exercise directly against us any remedy available to a holder of Junior Subordinated Debentures.

RIGHT TO ACCELERATE JUNIOR SUBORDINATED DEBENTURES. The holders of certain minimum percentages of the outstanding Preferred Securities will be entitled to exercise certain rights of the holders of the Junior Subordinated Debentures under the Indenture, if the holders of Junior Subordinated Debentures do not do so. These rights include the right to accelerate the maturity of the Junior Subordinated Debentures when an Indenture Event of Default has occurred and is continuing, to annul a declaration of acceleration of the Junior Subordinated Debentures and to waive certain defaults under the Indenture. See "Description of Junior Subordinated Debentures -- Indenture Events of Default".

MERGERS, CONSOLIDATIONS AND REPLACEMENTS OF THE TRUST

At our request and with the consent of the Administrators, but without the consent of any holder of Preferred Securities or any trustee of the Trust, the Trust may merge with or into, or consolidate or amalgamate with, convert into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, another entity (each, a "Trust Successor Transaction"), but only if that other entity is a trust organized as such under the laws of any state in the United States and only if all the following requirements are met:

  - the successor entity (if not the Trust) either (1) expressly assumes all the obligations of the Trust with respect to the Preferred Securities or (2) substitutes for the Preferred Securities other securities having substantially the same terms as the Preferred Securities ("Successor Securities"), provided that the Successor Securities rank at least as high as the Preferred Securities rank with regard to the priority in right of payment of all distributions and other amounts payable upon liquidation, redemption and otherwise,

  - the successor entity (if not the Trust) has a purpose substantially identical to that of the Trust,

  - a trustee of the successor entity (if not the Trust) possessing the same powers and duties as the Property Trustee is appointed to hold the Junior Subordinated Debentures,

  - the Successor Securities (if any) are listed or included for quotation, or will be listed or included for quotation upon notification of issuance, on any national securities exchange or other organization on which the Preferred Securities are then listed or quoted, if any,

  - the Trust Successor Transaction does not cause the Preferred Securities (or any Successor Securities) to be downgraded by any nationally recognized statistical rating organization that assigns ratings to the Preferred Securities,

  - the Trust Successor Transaction does not adversely affect the rights, preferences and privileges of the holders of the Preferred Securities (or any Successor Securities) in any material respect,

  - prior to the Trust Successor Transaction, we and the Trust have received an opinion from independent counsel to us and the Trust, experienced in the following matters, to the effect that (1) the Trust Successor Transaction will not adversely affect the rights, preferences and privileges of the holders of the Preferred Securities (or any Successor Securities) in any material respect and (2) upon completion of the Trust Successor Transaction, the Trust or the successor entity, as applicable, will not be required to register as an investment company under the Investment Company Act, and

  - we (or any permitted successor), together with our permitted assignees, hold all the Common Securities of the Trust or all comparable securities of the successor entity, as applicable, and guarantee the obligations of the successor entity (if not the Trust) in respect of the Preferred Securities (or any Successor Securities) at least to the extent provided by the Guarantee.

Notwithstanding the foregoing, the Trust may not engage in a Trust Successor Transaction that would cause the Trust or the successor entity, as applicable, to be classified as an association taxable as a corporation or as other than a grantor trust, or would cause the Junior Subordinated Debentures or any Successor Securities to be treated as other than our indebtedness, for U.S. federal income tax purposes, unless it first obtains the consent of all holders of outstanding Preferred Securities. Except as permitted under the provisions described above, the Trust may not engage in any Trust Successor Transaction.

VOTING RIGHTS; AMENDMENT OF THE TRUST AGREEMENT

Except as provided below and under "Description of Guarantee and Expense Agreement -- Amendments, Assignment and Succession", and as otherwise required by law and the Trust Agreement, the holders of the Preferred Securities will have no voting rights.

We and the Property Trustee, without the consent of the holders of the Preferred Securities, may amend the Trust Agreement from time to time to do any of the following:

  - cure any ambiguity, or correct or supplement any provision that may be inconsistent with any other provision, in the Trust Agreement,

  - make any provision with respect to matters or questions arising under the Trust Agreement that is not inconsistent with the other provisions of the Trust Agreement, and

  - modify, eliminate or add to any provisions of the Trust Agreement to any extent that may be necessary to ensure that the Trust will not be taxable as a corporation or be classified as other than a grantor trust, or to ensure that the Junior Subordinated Debentures are treated as our indebtedness for U.S. federal income tax purposes, or to ensure that the Trust will not be required to register as an "investment company" under the Investment Company Act, but only if the amendment does not adversely affect the interests of any holder of Preferred Securities in any material respect and does not become effective until notice of the amendment is given to the holders of Preferred Securities.

We and the Property Trustee may also amend the Trust Agreement if (1) the holders of not less than a majority in aggregate liquidation amount of the outstanding Preferred Securities consent and (2) the Property Trustee and Delaware Trustee of the Trust receive an opinion of counsel to the effect that the amendment or the exercise of any power granted to the Property Trustee and Delaware Trustee in accordance with the amendment will not result in the Trust being taxable as a corporation or being classified as other than a grantor trust, or the Junior Subordinated Debentures being treated as other than our indebtedness for U.S. federal income tax purposes or being required to register as an "investment company" under the Investment Company Act. Notwithstanding the foregoing, each holder of Preferred Securities must consent to any amendment of the Trust Agreement that (1) changes the amount or timing of any distribution or other payment, or otherwise adversely affects the amount of any distribution or other payment required to be made as of a specified date, in respect of that holder's Preferred Securities or (2) restricts the right of that holder to institute suit for the enforcement of any payment on those Preferred Securities on or after the date on which it becomes due and payable.

Any required approval of holders of Preferred Securities may be given at a meeting of holders of Preferred Securities convened for such purpose or pursuant to written consent. The Property Trustee will cause a notice of any meeting at which holders of Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be given to each holder of record of Preferred Securities in the manner set forth in the Trust Agreement.

For the purpose of any vote or consent of holders of Preferred Securities, any Preferred Securities owned by us, the Property Trustee, the Delaware Trustee or any affiliate of the foregoing will be treated as if they were not outstanding.

NOTICES

Notices to be given to holders of Preferred Securities may be given by mail to the respective addresses of the holders as they appear in the security register and will be deemed duly given when mailed to those addresses. Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

PAYMENT AND PAYING AGENCY

Payments in respect of any Preferred Securities will be paid by check mailed to the persons entitled to receive them, at their addresses appearing on the security register on the relevant record date.

U.S. Stock Transfer Corporation, located in Glendale, California, will serve as the paying agent until the common stock and Preferred Securities may trade separately. Thereafter, the Property Trustee will serve as the paying agent. From time to time, the Property Trustee may select one or more firms to act as the paying agent or as co-paying agents. Each paying agent must be a bank or trust company acceptable to the Administrators. A paying agent will be permitted to resign as paying agent upon 30 days' written notice to the Property Trustee and us. In the event there is no paying agent, the Property Trustee will appoint a firm to act as paying agent.

If any distribution, Redemption Price or other amount is payable in respect of the Preferred Securities on a day that is not a business day, the payment may be made on the next succeeding business day.

Any moneys deposited with the Property Trustee or any paying agent, or then held in trust by us or the Trust, for the payment of any amount due and payable on any Preferred Securities, and remaining unclaimed for two years after the amount has become due and payable, will, at our request, be repaid to us. Thereafter, the holders of those Preferred Securities will look, as a general unsecured creditor, only to us for payment thereof.

REGISTRAR AND TRANSFER AGENT

U.S. Stock Transfer Corporation will serve as registrar and transfer agent for the Preferred Securities until the common stock and Preferred Securities may trade separately. Thereafter, the Property Trustee will act as registrar and transfer agent for the Preferred Securities. The Property Trustee will exchange and register transfers of Preferred Securities without charge by or on behalf of the Trust, but will require payment of any tax or other governmental charge that may be imposed in connection with the exchange or transfer. If any Preferred Securities have been called for redemption, the Property Trustee may refuse to register any transfer of those Preferred Securities.

REGARDING THE TRUSTEES OF THE TRUST

REMOVAL AND APPOINTMENT OF SUCCESSORS. The holders of at least a majority in aggregate liquidation amount of the outstanding Preferred Securities may remove either the Property Trustee or the Delaware Trustee, or both of them, if an Indenture Event of Default has occurred and is continuing, with or without cause. In no event will the holders of the Preferred Securities have the right to vote to appoint, remove or replace the Administrators; we have this exclusive right as the holder of the Common Securities. No resignation or removal of any trustee of the Trust, and no appointment of a successor trustee, will be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the Trust Agreement.

MERGER, CONSOLIDATION, ETC. If the Property Trustee or the Delaware Trustee merges, consolidates with or converts into, another entity or another entity succeeds to all or substantially all the corporate trust business of that trustee, the other entity will be the successor of that trustee under the Trust Agreement, but only if that other entity is qualified and eligible to be a Property Trustee or Delaware Trustee.

DUTIES OF PROPERTY TRUSTEE. The Property Trustee undertakes to perform only those duties that are specifically set forth in the Trust Agreement, unless a Trust Event of Default is continuing. In that event, the Property Trustee must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Property Trustee will have no obligation to exercise any of the powers vested in it by the Trust Agreement at the request of any holder of Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that it might incur as a result. If no Trust Event of Default is continuing and the Property Trustee must decide between alternative causes of action or construe ambiguous provisions in the Trust Agreement, or is unsure of the application of any provision of the

Trust Agreement, and the matter is not one on which the holders of Trust Securities are entitled under the Trust Agreement to vote, then the Property Trustee may take any action that it deems to be advisable and in the best interests of the holders of the Trust Securities and will have no liability except for its own bad faith, negligence or willful misconduct.

MISCELLANEOUS

The Trust Agreement authorizes and directs the Administrators and the Property Trustee to conduct the affairs of and to operate the Trust so that the Trust will not be required to register as an "investment company" under the Investment Company Act or be classified as an association taxable as a corporation or as other than a grantor trust for U.S. federal income tax purposes and so that the Junior Subordinated Debentures will be treated as our indebtedness for U.S. federal income tax purposes. The Trust Agreement authorizes the Property Trustee and the holders of Common Securities to take any action, not inconsistent with applicable law, the certificate of trust of the Trust or the Trust Agreement, that they (or any successor entity) determine in their discretion to be necessary or desirable for these purposes, as long as the action does not adversely affect the interests of the holders of the Preferred Securities in any material respect. Holders of the Preferred Securities will have no preemptive or similar rights.

GOVERNING LAW

The Trust Agreement and the Trust Securities provide that they are to be governed by and construed in accordance with the laws of Delaware.

                 DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES

This section summarizes the main provisions of the Junior Subordinated Debentures and the Indenture, but it does not describe all the provisions. Consequently, this summary is qualified by reference to the full text of the Indenture. We have filed a form of the Indenture as an exhibit to the Registration Statement of which this Prospectus is a part.

GENERAL

Concurrently with the issuance of the Preferred Securities, we will issue the Junior Subordinated Debentures under the Indenture, and the Trust will use the proceeds from the sale of the Preferred Securities, together with the consideration paid by us for the Common Securities, to purchase the Junior Subordinated Debentures. The Junior Subordinated Debentures will initially have an aggregate principal amount equal to the aggregate liquidation amount of Preferred Securities and Common Securities. Unless the Trust distributes the Junior Subordinated Debentures in exchange for the Preferred Securities as described below, the Junior Subordinated Debentures will be held in the name of the Property Trustee in trust for the benefit of the holders of the Trust Securities. Wilmington Trust Company will be the trustee under the Indenture (the "Indenture Trustee").

The Junior Subordinated Debentures will be our general, unsecured obligations and will be subordinated in right of payment, to the extent and in the manner set forth in the Indenture, to all of our Senior Indebtedness (see
"-- Subordination"). Because we are a holding company, the Junior Subordinated Debentures will also effectively be subordinated to all existing and future liabilities of the Bank and any other subsidiaries we may have.

INTEREST

Interest will accrue on the principal of the Junior Subordinated Debentures from
their original issue date at the annual rate of      %. Unless deferred as
described below, interest will be payable quarterly in arrears on the last day of March, June, September and December of each year (each, an "Interest Payment Date"), to the persons who are the record holders of the Junior Subordinated Debentures at the close of business on the 15th day (whether or not a business day) next preceding the relevant Interest Payment Date. The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months.

As long as no Indenture Event of Default has occurred and is continuing, we will have the right to defer the payment of interest on the Junior Subordinated Debentures as described in "Description of Preferred
Securities -- Distributions -- Deferral Periods". However, during a deferral period, interest will continue to accrue on the Junior Subordinated Debentures and additional interest will accrue on each deferred interest payment at the
annual rate of      %, compounded quarterly from the corresponding Interest
Payment Date. The term "interest", wherever we use it in this Prospectus with respect to the Junior Subordinated Debentures, includes any of this additional interest. In addition, during any deferral period, the Indenture will prohibit us and our subsidiaries from taking certain actions described in "Description of Preferred Securities -- Distributions -- Deferral Period Restrictions".

Any interest that would otherwise become due and payable in respect of any Junior Subordinated Debentures during a deferral period will not become due and payable until the day after the period ends.

If the principal of any Junior Subordinated Debentures becomes due and payable on a day that would otherwise occur during a deferral period, that period will end automatically on the next preceding day.

STATED MATURITY

The Junior Subordinated Debentures will initially have a stated maturity of December 31, 2028. However, we will have the option at any time to shorten the stated maturity of the Junior Subordinated Debentures to a date not earlier than December 31, 2001, provided that we would pay any required premium so that the principal and premium so paid would equal the Redemption Price if the Junior Subordinated Debentures were redeemed on such date. We would expect to exercise this option if, for example, a tax development occurred that could adversely affect our ability to deduct interest payments on the Junior Subordinated Debentures we determined that shortening the maturity of the Junior Subordinated Debentures would preserve our tax deduction.

To exercise our option to shorten the stated maturity, we must select a date when the change is to become effective and must notify the Indenture Trustee, and the Indenture Trustee must notify the holders of the Junior Subordinated Debentures in the manner described below under "-- Notices", of the new stated maturity and the effective date of the change. The notice must be given not less than 30 days nor more than 90 days before the effective date. Any notice of this kind will be irrevocable when given.

OPTIONAL REDEMPTION

If we receive prior approval from the Federal Reserve (if then required under relevant capital guidelines or policies), we will have the option to redeem the Junior Subordinated Debentures before the stated maturity as follows:

     - on or after December 31, 2001, in whole at any time or in part from time to time (provided that no partial redemption may occur during a deferral period)

     - in whole (but not in part) at any time within 90 days after the occurrence of a Tax Event, an Investment Company Act Event or a Capital Treatment Event (as defined below).

The Redemption Prices of the Junior Subordinated Debentures are set forth in "Description of Preferred Securities -- Redemption -- Repayment and Redemption of Junior Subordinated Debentures". Unless we default in payment of the Redemption Price, on and after the redemption date interest will cease to accrue on the Junior Subordinated Debentures (or portions of them) called for redemption. We may not elect to redeem any Junior Subordinated Debentures on a Redemption Date that would occur during a deferral period unless we elect to redeem all outstanding Junior Subordinated Debentures on that date.

We must give notice of any redemption to the holders of the Junior Subordinated Debentures not less than 30 days nor more than 90 days before the Redemption Date, in the manner described below under "-- Notices". In all other respects, the procedures for redeeming the Junior Subordinated Debentures will be similar to those for redeeming the

Preferred Securities. See "Description of Preferred
Securities -- Redemption -- Redemption Procedures".

DEFINITION OF TAX EVENT. "Tax Event" means the receipt by us (and, if the Preferred Securities are outstanding, the Trust) of an opinion of independent counsel, experienced in the following matters, to the following effect:

As a result of any Tax Change (as defined below), there is more than an insubstantial risk that any of the following will occur:

     - the Trust is, or will be within 90 days after the date of the opinion of counsel, subject to U.S. federal income tax with respect to income received or accrued on the Junior Subordinated Debentures,

     - interest payable by us on the Junior Subordinated Debentures is not, or within 90 days after the opinion of counsel will not be, deductible by us, in whole or in part, for U.S. federal income tax purposes, or

     - the Trust is, or will be within 90 days after the date of the opinion of counsel, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

As used above, "Tax Change" means any of the following:

     - any amendment to or change (including any announced prospective change) in the laws, or any regulations under the laws, of the United States or of any political subdivision or taxing authority of or in the United States, if the amendment or change is enacted, promulgated or announced on or after the date of this Prospectus, or

     - any official administrative pronouncement or any judicial decision, whether or not the pronouncement or decision is issued to or in connection with a proceeding involving us or the Trust or is subject to review or appeal, if the pronouncement or decision is enacted, promulgated or announced on or after the date of this Prospectus.

For a description of certain tax law developments that could result in a Tax Event and thus early redemption of the Junior Subordinated Debentures and the Preferred Securities, see "U.S. Federal Income Tax Consequences -- Possible Tax Law Changes" and "Risk Factors -- Risk Factors Relating to the Preferred Securities -- Possible Tax Law Changes Affecting Preferred Securities".

DEFINITION OF "INVESTMENT COMPANY ACT EVENT". "Investment Company Act Event" means the receipt by us and the Trust of an opinion of counsel, experienced in the following matters, to the following effect: As a result of the occurrence of a change (including any announced prospective change) in law or regulation, or a change (including any announced prospective change) in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulative authority, there is more than an insubstantial risk that the Trust is or will be considered an "investment company" that is required to be registered under the Investment Company Act. To be effective for this purpose, the change, prospective change, pronouncement or decision must become effective on or after the date of this Prospectus.

DEFINITION OF "CAPITAL TREATMENT EVENT". "Capital Treatment Event" means the receipt by us and the Trust of an opinion of counsel, experienced in the following matters, to the following effect: As a result of the occurrence of a change (including any announced prospective change) in law or regulation, or a change (including any announced prospective change) in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulative authority, there is more than an insubstantial risk that we will not be entitled to treat an amount of Preferred Securities as "Tier 1 Capital" (or the then equivalent thereof) for purposes of the capital adequacy guidelines of the Federal Reserve, as then in effect and applicable to us, equal to the lesser of (1) the aggregate Liquidation Amount or (2) 25% of our total Tier 1 Capital (including such Preferred Securities qualifying as Tier 1 Capital). To be effective for this purpose, the change, prospective change, pronouncement or decision must become effective on or after the date of this Prospectus.

PAYMENT OF ADDITIONAL SUMS. If a Tax Event has occurred and is continuing and we do not elect to redeem the Junior Subordinated Debentures and thereby cause a mandatory redemption of the Preferred Securities (and we do not elect to liquidate the Trust and cause the Junior Subordinated Debentures to be distributed to the holders of the Trust Securities in exchange for their securities), the Preferred Securities will remain outstanding and we will be obligated to pay Additional Sums on the Junior Subordinated Debentures. "Additional Sums" means such additional amounts as may be necessary so that the amount of distributions that are due and payable by the Trust on the outstanding Preferred Securities and Common Securities at any time will not be reduced as a result of any additional taxes, duties and other governmental charges to which the Trust has become subject as a result of the Tax Event.

EXCHANGE OF PREFERRED SECURITIES FOR JUNIOR SUBORDINATED DEBENTURES

As described under "Description of Preferred Securities -- Exchange of Preferred Securities for Junior Subordinated Debentures", we, as the holder of the Trust's Common Securities, may elect to terminate the Trust and cause the Trust to distribute the Junior Subordinated Debentures to the holders of the Trust Securities in exchange for these securities. If we do this, we will be obligated to use our best efforts to list or include for quotation the Junior Subordinated Debentures on any stock exchange or organization on which the Preferred Securities are then listed or quoted (if any). We can give no assurance as to the market price of any Junior Subordinated Debentures that may be distributed to the holders of the Preferred Securities.

MODIFICATION OF INDENTURE

From time to time we and the Indenture Trustee may, without the consent of the holders of the Junior Subordinated Debentures, amend, waive or supplement the Indenture for specified purposes. These include curing ambiguities, defects or inconsistencies (provided that doing so does not adversely affect the interests of the holders of the Junior Subordinated Debentures or the Preferred Securities in any material respect) and qualifying, or maintaining the qualification of, the Indenture under the Trust Indenture Act.

The Indenture also permits us and the Indenture Trustee, with the consent of the holders of a majority in principal amount of the outstanding Junior Subordinated Debentures, to modify the Indenture in any manner whatsoever, provided that no modification may do any of the following, without the consent of the holder of each outstanding Junior Subordinated Debentures that would be affected by the modification:

     - change the stated maturity of the Junior Subordinated Debentures (except to shorten it as permitted by the Indenture), reduce the principal amount of the Junior Subordinated Debentures, or reduce the rate or extend the time of payment of interest on the Junior Subordinated Debentures (except for any permitted deferral in connection with a deferral period), and

     - reduce the percentage of principal amount of the outstanding Junior Subordinated Debentures, the holders of which are required to consent to any modification of the Indenture.

As long as the Preferred Securities are outstanding, the Property Trustee, as the holder of the Preferred Securities, will not be permitted to consent to any modification, waiver or termination of the Indenture without obtaining the consent of the holders of Preferred Securities as required under the Trust Agreement. See "Description of Preferred Securities -- Enforcement Rights".

INDENTURE EVENTS OF DEFAULT

Each of the following events will be an "Indenture Event of Default". This will be the case regardless of the reason why the event occurs, whether it is voluntary or involuntary and whether or not it results from operation of law, from any judgment, decree or order of any court, from any order, rule or regulation of any administrative or governmental body or by reason of the subordination provisions:

     - failure to pay any interest or Additional Sum on the Junior Subordinated Debentures when due and continuation of the default for 30 days (a permitted deferral during a deferral period will not be a default),

     - failure to pay any principal of the Junior Subordinated Debentures when due, whether at maturity or upon redemption,

     - failure to observe or perform any other covenant in the Indenture in any material respect for 90 days after written notice has been given to us by the Indenture Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Junior Subordinated Debentures, and

     - certain events in bankruptcy, insolvency or reorganization affecting us.

If an Indenture Event of Default has occurred and is continuing, either the Indenture Trustee or the holders of not less than 25% in aggregate principal amount of the outstanding Junior Subordinated Debentures may declare the principal of all Junior Subordinated Debentures to be due and payable immediately. If the Preferred Securities are outstanding and the Indenture Trustee or those holders of Junior Subordinated Debentures fail to exercise this right, the holders of at least 25% in aggregate liquidation amount of the outstanding Preferred Securities may do so. The holders of a majority in aggregate principal amount of the outstanding Junior Subordinated Debentures may annul any declaration of acceleration if (a) we have paid or deposited with the Indenture Trustee

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

a sum sufficient to pay all overdue installments of interest, principal which has become due other than by declaration of acceleration, and all sums owed to the Indenture Trustee, and (b) all Events of Default, other than the non-payment of principal that has become due solely by such acceleration, have been cured or waived as provided below. If the holders of Junior Subordinated Debentures do not exercise this right, the holders of a majority in aggregate liquidation amount of the outstanding Preferred Securities may do so.

The holders of a majority in aggregate principal amount of the outstanding Junior Subordinated Debentures or Preferred Securities may waive any default under the Indenture other than:

     - a default in the payment of principal or interest (and any Additional
       Sum), unless the default has been cured and a sum sufficient to pay all matured installments of interest and principal (and any Additional Sum) due otherwise than by acceleration has been deposited with the Indenture Trustee, and

     - a default in respect of a covenant that under the Indenture cannot be modified or amended without the consent of the holder of each affected Junior Subordinated Debentures.

The holders of a majority in aggregate principal amount of outstanding Junior Subordinated Debentures will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee. This right, as well as the rights of the holders of Junior Subordinated Debentures with regard to acceleration, annulment and waiver described above, will be subject to the enforcement rights of the holders of Preferred Securities when the Preferred Securities are outstanding. See "Description of Preferred Securities -- Enforcement Rights". We will be obligated to provide the Indenture Trustee (and, if the Preferred Securities are outstanding, the Property Trustee) annually a certificate as to whether or not we are in compliance with the provisions of the Indenture applicable to us.

CONSOLIDATION, MERGER, SALE OF ASSETS AND OTHER TRANSACTIONS

The Indenture provides that we may not consolidate with, or merge with or into, or convey, transfer or lease its properties and assets substantially as an entirety to, any other entity (a "Successor Transaction"), unless the following conditions (among others) are satisfied:

     - the successor entity (if not us) must be organized under the laws of the United States or any state or the District of Columbia, and must expressly assume our obligations to pay the interest and principal in respect of the Junior Subordinated Debentures and to perform every covenant provided for in the Indenture, and

     - immediately after giving effect to the transaction, no Indenture Event of Default (and no event that, after notice or lapse of time or both, would become an Indenture Event of Default) shall have occurred and be continuing.

If the conditions referred to above are satisfied, no consent of the holders of Junior Subordinated Debentures or Preferred Securities will be required in connection with a Successor Transaction. Also, the conditions referred to above will apply only with respect to a Successor Transaction. Other transactions, including transactions that involve our change of control or an acquisition by us of the stock or assets of another entity, would not be subject to these conditions.

The general provisions of the Indenture do not afford holders of the Junior Subordinated Debentures (or Preferred Securities) protection in the event of a highly leveraged or other transaction involving us that may adversely affect the interests of those holders.

SATISFACTION AND DISCHARGE

The Indenture provides that, except as noted below, the Indenture will cease to be of further effect, and we will be deemed to have satisfied and discharged the Indenture, when the following conditions (among others) have been satisfied:

          (1) all Junior Subordinated Debentures have been delivered to the Indenture Trustee for cancellation, or

          (2) (a) all Junior Subordinated Debentures not previously delivered to the Indenture Trustee for cancellation have become due and payable or will become due and payable at their stated maturity or on a Redemption Date within one year, and

             (b) we deposit with the Indenture Trustee, in trust funds sufficient to pay the entire indebtedness on those Junior Subordinated Debentures not previously delivered for cancellation, for the principal and interest (including any Additional Sums) to the date of the deposit (for Junior Subordinated Debentures that have become due and payable) or to the stated maturity or the Redemption Date, as the case may be (for Junior Subordinated Debentures that have not become due and payable).

We will remain obligated to provide for registration of transfer and exchange and notices of redemption and in certain other ministerial respects.

SUBORDINATION

To the extent set forth in the Indenture, the Junior Subordinated Debentures will be subordinated in right of payment to all of our Senior Indebtedness (defined below). The subordination provisions will have the following effects (among others).

If we default in the payment of any principal, interest or other amount payable in respect of any Senior Indebtedness when the same becomes due and payable (whether at maturity, on redemption, by declaration of acceleration or otherwise), then, unless and until that default has been cured or waived or has otherwise ceased to exist, or all Senior Indebtedness has been paid, we may not make or agree to make any payment in respect of the Junior Subordinated Debentures, or in respect of any redemption, repayment, retirement, purchase or other acquisition of the Junior Subordinated Debentures. This prohibition would apply to payments of principal, interest and Additional Sums in respect of any Junior Subordinated Debentures, as well as to payments in respect of any acquisition or retirement of Junior Subordinated Debentures, whether the payments are made directly or indirectly and whether they are made in cash, property, securities, by set-off or otherwise.

In addition, if any of the following events occurs, all Senior Indebtedness (including any interest that accrues after the commencement of any proceedings) must be paid in full before any payment or distribution may be made, directly or indirectly and whether in cash, securities or other property, on account of the Junior Subordinated Debentures:

     - the commencement of any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to us, our creditors or our property,

     - the commencement of any proceeding for the liquidation, dissolution or other winding up of us, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings,

     - any assignment by us for the benefit of creditors, or

     - any other marshalling of our assets.

In any such event, any payment or distribution on account of the Junior Subordinated Debentures, whether in cash, securities or other property, that would otherwise (but for the subordination provisions) be payable or deliverable in respect of the Junior Subordinated Debentures will be paid or delivered directly to the holders of Senior Indebtedness in accordance with the priorities then existing among those holders, until all Senior Indebtedness (including any post-commencement interest) has been paid in full.

In the event of any proceeding described above, after payment in full of all sums owing with respect to Senior Indebtedness, the holders of Junior Subordinated Debentures, together with the holders of any of our obligations ranking on a parity with the Junior Subordinated Debentures, will be entitled to be paid from our remaining assets the amounts at the time due and owing on the Junior Subordinated Debentures and those other obligations before any payment or other distribution, whether in cash, securities or other property, will be made on account of any of our capital stock or any of our obligations ranking junior in right of payment to the Junior Subordinated Debentures.

If any holder of Junior Subordinated Debentures receives any payment or distribution on account of the Junior Subordinated Debentures (or receives any security), whether in cash, securities or other property, before all the Senior Indebtedness has been paid in full, or otherwise in contravention of any of the subordination provisions, the holder must pay over or deliver the payment or distribution to the holders of the Senior Indebtedness at the time outstanding (in accordance with the priorities then existing among them) for application to the payment of all Senior Indebtedness remaining unpaid, to the extent necessary to pay all the Senior Indebtedness in full.

If we become insolvent, then by reason of the subordination provisions, holders of Senior Indebtedness may receive more, ratably, and holders of the Junior Subordinated Debentures may receive less, ratably, than our other creditors.

The term "Senior Indebtedness" means any of our obligations to our creditors, whether existing now or incurred in the future, as well as any other obligation, unless in the instrument creating or evidencing the obligation or pursuant to which the obligation is outstanding, it is provided that the obligations are not superior in right of payment to the Junior Subordinated Debentures or to other debt that is ranked on a parity with, or subordinated to, the Junior Subordinated Debentures.

However, Senior Indebtedness shall not include:

     - any debt that, when incurred and without respect to any election under
       Section 1111(b) of the Bankruptcy Reform Act of 1978, was without recourse to us,

     - our debt to any of our subsidiaries,

     - debt to any of our employees,

     - trade accounts payable by us, and

     - accrued liabilities arising out of our ordinary course of business.

The Indenture places no limitation on the amount of additional Senior Indebtedness that we may incur in the future.

PAYMENT AND PAYING AGENTS

Unless the Junior Subordinated Debentures have been distributed in exchange for the Preferred Securities, payments in respect of the Junior Subordinated Debentures will be made to or upon the order of the Property Trustee. If in the future the Junior Subordinated Debentures have been distributed in exchange for the Preferred Securities, payments in respect of the Junior Subordinated Debentures will be made in accordance with provisions similar to those applicable to payments in respect of the Preferred Securities. See "Description of Preferred Securities -- Payment and Paying Agents".

NOTICES

Notices to holders of Junior Subordinated Debentures under the Indenture will also be given to the holders of the Preferred Securities in accordance with provisions similar to those described in "Description of Preferred
Securities -- Notices" and to the Property Trustee. If in the future the Junior Subordinated Debentures have been distributed in exchange for the Preferred Securities, notices to holders of Junior Subordinated Debentures will be given to those holders in accordance with the provisions for notices to Preferred Securities holders referred to above.

REGARDING THE INDENTURE TRUSTEE

The Indenture Trustee will have all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to those provisions, the Indenture Trustee will have no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of Junior Subordinated Debentures, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities that might be incurred. The Indenture Trustee will not be required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if it reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

GOVERNING LAW

The Indenture provides that the Indenture and the Junior Subordinated Debentures are to be governed by and construed in accordance with New York law.

                 DESCRIPTION OF GUARANTEE AND EXPENSE AGREEMENT

This section summarizes the main provisions of the Guarantee Agreement (the "Guarantee") and the Agreement as to Expenses and Liabilities (the "Expense Agreement"), but it does not describe all the provisions. Consequently, this summary is qualified by reference to the full text of the Guarantee and the Expense Agreement. We have filed forms of the Guarantee and the Expense Agreement as exhibits to the Registration Statement of which this Prospectus is a part.

GENERAL

We will execute the Guarantee when the Preferred Securities are issued. Wilmington Trust Company will act as trustee ("Guarantee Trustee") under the Guarantee for the purpose of compliance with the Trust Indenture Act, and the Guarantee will be qualified as an indenture under the Trust Indenture Act. The Guarantee Trustee will hold the Guarantee (as defined below) for the benefit of the holders of the Preferred Securities.

Under the Guarantee, we will irrevocably agree to pay in full, on a subordinated basis and to the extent described below, to the holders of the Preferred Securities, the Guarantee Payments as and when due, regardless of any defense, right of set-off or counterclaim that the Trust may have or assert other than the defense of payment. The following payments in respect of the Preferred Securities, to the extent not paid by or on behalf of the Trust, are "Guarantee Payments":

- any accumulated and unpaid distributions required to be paid on the Preferred Securities, to the extent that the Trust has funds legally and immediately available to pay them,

- any Redemption Price required to be paid on the Preferred Securities, to the extent that the Trust has funds legally and immediately available to pay it, and

- upon a voluntary or involuntary termination, winding-up or liquidation of the Trust (unless the Junior Subordinated Debentures are distributed to holders of the Preferred Securities in exchange for these securities), the lesser of (1) the liquidation amount for the Preferred Securities plus accumulated and unpaid dividends and (2) the amount of assets of the Trust remaining available for distribution to holders of Preferred Securities after satisfaction of liabilities to creditors of the Trust as required by applicable law.

We may satisfy our obligation to make a Guarantee Payment by paying the required amounts directly to the holders of the Preferred Securities, or by causing the Trust to pay them to the holders.

We will be required to make payments under the Guarantee only to the extent that the Trust has funds sufficient to make payments in respect of its obligations under the Preferred Securities. If and to the extent we do not make payments on the Junior Subordinated Debentures, the Trust will not be able to make payments on the Preferred Securities and will not have funds available to do so. However, through the Guarantee, the Trust Agreement, the Junior Subordinated Debentures, the Indenture and the Expense Agreement, taken together, we have fully, irrevocably and unconditionally guaranteed all the Trust's obligations under the Preferred Securities on a subordinated basis. See "Relationship Among Preferred Securities, Junior Subordinated Debentures, Guarantee and Expense Agreement".

STATUS OF THE GUARANTEE

The Guarantee will be a general unsecured obligation of ours and will be subordinated in right of payment to all Senior Indebtedness in the same manner as the Junior Subordinated Debentures. Because we are a holding company, our obligations under the Guarantee, like our obligations under the Junior Subordinated Debentures, will also be effectively subordinated to all our existing and future liabilities of the Bank and any other subsidiaries we may have. See "Risk Factors -- Risks Relating to Preferred Securities -- Our Obligation to Pay Interest on the Junior Subordinated Debentures and the Guarantee are Junior to our Other Obligations", and "Description of Junior Subordinated Debentures -- Subordination".

AMENDMENTS, ASSIGNMENT AND SUCCESSION

The Guarantee may not be amended without the prior approval of the holders of a majority in the aggregate liquidation amount of the outstanding Preferred Securities, other than in ways that do not adversely affect the rights of holders of the Preferred Securities in any material respect (in which case no approval will be required). The manner of obtaining any such approval will be similar to the manner in which any approval to amend the Trust Agreement may be obtained. See "Description of Preferred Securities -- Voting Rights; Amendment of the Trust Agreement".

Any permitted successor to our obligations under the Indenture will also succeed to our obligations under the Guarantee. See "Description of Junior Subordinated Debentures -- Consolidation, Merger and Sale of Assets". The Guarantee will bind our successors, assigns, receivers, trustees and representatives and will inure to the benefit of the holders of the outstanding Preferred Securities.

EVENTS OF DEFAULT

An event of default under the Guarantee will occur if we fail to make any Guarantee Payment when obligated to do so, or if we fail to perform any other obligation and the default remains unremedied for 30 days. The holders of a majority in aggregate liquidation amount of the outstanding Preferred Securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee.

The Guarantee will guarantee payment and not collection. This means that any holder of outstanding Preferred Securities may begin a legal proceeding directly against us to enforce its rights under the Guarantee without first beginning a legal proceeding against the Trust, the Guarantee Trustee or any other party.

We, as guarantor, will be obligated to file annually with the Guarantee Trustee a certificate as to our compliance with all the conditions and covenants applicable to us under the Guarantee.

REGARDING THE GUARANTEE TRUSTEE

The Guarantee Trustee undertakes to perform only those duties that are specifically set forth in the Guarantee, except that, after a default by us under the Guarantee, it must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Guarantee at the request of any holder of Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that it might incur as a result.

TERMINATION OF THE GUARANTEE

The Guarantee will terminate and be of no further force or effect (1) when the Guarantee Payments have been paid in full by us, the Trust or both or (2) when the Junior Subordinated Debentures are distributed to the holders of the Preferred Securities in exchange for their securities. Until that time, the Guarantee will remain in full force and effect. In addition, the Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the Preferred Securities must restore payment of any sums paid to it under the Preferred Securities or the Guarantee.

GOVERNING LAW

The Guarantee provides that it is to be governed by and construed in accordance with New York law.

THE EXPENSE AGREEMENT

We will execute the Expense Agreement when the Preferred Securities are issued. In the Expense Agreement, we will irrevocably and unconditionally guarantee to each entity to whom the Trust becomes indebted or liable, the full payment of all the Trust's costs, expenses and liabilities, other than the obligations of the Trust to pay amounts due to the holders of the Common Securities or Preferred Securities pursuant to the terms of those securities. The Expense Agreement will be enforceable by third parties.

Our obligations under the Expense Agreement will be subordinated in right of payment to the same extent as the Guarantee. Our obligations under the Expense Agreement will be subject to provisions regarding amendment, termination, assignment, succession and governing law similar to those applicable to the Guarantee.

                    RELATIONSHIP AMONG PREFERRED SECURITIES,
                   JUNIOR SUBORDINATED DEBENTURES, GUARANTEE
                             AND EXPENSE AGREEMENT

FULL AND UNCONDITIONAL GUARANTEE

Taken together, we believe that our obligations under the Trust Agreement, the Junior Subordinated Debentures, the Indenture, the Guarantee and Expense Agreement provide a full, irrevocable and unconditional guarantee of the Trust's obligations under the Preferred Securities on a subordinated basis. No single document standing alone or operating in conjunction with fewer than all the other documents provides this guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Trust's obligations under the Preferred Securities. However, it must be emphasized that this guarantee does not apply during a interest deferral period.

If and to the extent that we do not make payments on the Junior Subordinated Debentures, the Trust will not have funds available for payments on the Preferred Securities. The Guarantee will not apply to payment of any amounts due on the Preferred Securities when the Trust does not have available funds to pay those amounts. In that event, the remedy of a holder of Preferred Securities is to exercise its right of Direct Action -- that is, to begin a legal proceeding directly against us for enforcement of our obligations under Junior Subordinated Debentures having a principal amount equal to the liquidation amount of the Preferred Securities held by the holder.

If we make payment on the Junior Subordinated Debentures and the Trust has funds available to make payments on the Preferred Securities but fails to do so, a holder of Preferred Securities may begin a legal proceeding against us to enforce our obligations under the Guarantee to make these payments. In the event that the Trust receives payments on the Junior Subordinated Debentures, but these funds are unavailable for payment on the Preferred Securities because of claims made by creditors of the Trust, we would be obligated under the Expense Agreement to pay those claims.

Our obligations under the Junior Subordinated Debentures are subordinated in right of payment to all of our Senior Indebtedness in the manner described in "Description of Junior Subordinated Debentures -- Subordination". Our obligations under the Guarantee and the Expense Agreement are subordinated in right of payment to all Senior Indebtedness in the same manner as the Junior Subordinated Debentures.

SUFFICIENCY OF PAYMENTS

As long as payments are made when due on the Junior Subordinated Debentures, those payments should be sufficient to fund distributions and other amounts payable on the Preferred Securities, primarily because:

     - the aggregate principal amount of the Junior Subordinated Debentures will equal the aggregate liquidation amount of the Preferred Securities and the Common Securities,

     - the interest rate, Interest Payment Dates and other payment dates for the Junior Subordinated Debentures will match the distribution rate, Distribution Dates and other payment dates for the Preferred Securities,

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

     - the Expense Agreement provides that we will pay any and all costs, expenses and liabilities of the Trust, other than the Trust's obligations under the Trust Securities, and

     - the Trust Agreement provides that the Trust will not engage in any activity that is not consistent with the limited purposes of the Trust.

Notwithstanding anything to the contrary in the Indenture, we have the right to set off any payment we make under the Guarantee in respect of the Preferred Securities against any payment we are otherwise required to make under the Indenture in respect of the Junior Subordinated Debentures.

ENFORCEMENT RIGHTS OF HOLDERS OF PREFERRED SECURITIES

A holder of Preferred Securities may begin a legal proceeding directly against us to enforce its right of Direct Action under the Indenture without first beginning a legal proceeding against the Trust, the Property Trustee or any other party. A holder of Preferred Securities may also begin a legal proceeding directly against us to enforce its rights under the Guarantee without first instituting a legal proceeding against the Guarantee Trustee, the Trust or any other party.

A default or event of default under any of our Senior Indebtedness would not be a default with respect to the Preferred Securities or the Junior Subordinated Debentures. However, in the event of a payment default under, or acceleration of, any of our Senior Indebtedness, the subordination provisions of the Indenture, the Guarantee Agreement and the Expense Agreement provide that no payments may be made in respect of the Junior Subordinated Debentures, the Guarantee or the Expense Agreement until the Senior Indebtedness has been paid in full or any payment default under that debt has been cured or waived. This in turn may trigger a default under the Indenture. See "Description of Junior Subordinated Debentures -- Subordination".

LIMITED PURPOSE OF TRUST

The Preferred Securities evidence a preferred undivided beneficial interest in the assets of the Trust, and the Trust exists solely to issue and sell the Preferred Securities and Common Securities, invest the sale proceeds in the Junior Subordinated Debentures and engage only in such other activities as may be necessary or incidental to those activities. A principal difference between the rights of a holder of Preferred Securities against the Trust and those of a holder of Junior Subordinated Debentures against us is that a holder of Junior Subordinated Debentures is entitled to receive all amounts payable on the Preferred Securities from us, while a holder of Preferred Securities is entitled to receive these amounts from the Trust (or from us under the Guarantee).

RIGHTS UPON DISSOLUTION

Upon any voluntary or involuntary dissolution, winding-up or liquidation of the Trust, the holders of Preferred Securities will be entitled to receive a like amount of Junior Subordinated Debentures in exchange for their Preferred Securities, subject to prior satisfaction of liabilities to creditors of the Trust as required by applicable law. If the Property Trustee determines that a distribution of Junior Subordinated Debentures is not practical, the holders of Preferred Securities will be entitled to receive a liquidation distribution out of the assets held by the Trust after satisfaction of those liabilities. See "Description of Preferred Securities -- Liquidation Distribution Upon Dissolution".

Upon any voluntary or involuntary liquidation or bankruptcy affecting us, the Property Trustee, as registered holder of the Junior Subordinated Debentures, would be our creditor subordinated in right of payment to all Senior Indebtedness as set forth in the Indenture. However, the Property Trustee would be entitled to receive payment in full of all amounts payable with respect to the Junior Subordinated Debentures before any holders of our capital stock receive payments or distributions.

In light of the effective guarantee provided by the combined operation of the documents described above and the subordinated status of the obligations they evidence, the positions of a holder of Preferred Securities and a holder of Junior Subordinated Debentures, relative to other creditors and to our stockholders, in the event of our liquidation or bankruptcy, should be substantially the same.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax consequences of the purchase, ownership and disposition of Preferred Securities and common stock. This summary only addresses the tax consequences to a person that acquires Units at their original offering price and that is (1) an individual citizen or resident of the United States, (2) a corporation organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate the income of which is subject to U.S. federal income tax without regard to its source or (4) a trust if a United States court is able to exercise primary supervision over administration of the trust and one or more United States persons have authority to control all substantial decisions of the trust (collectively, a "U.S. Holder"). This summary also does not address the tax consequences to (1) persons that are not United States Holders, (2) persons that may be subject to special treatment under U.S. federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, traders in securities that elect to mark to market and dealers in securities or currencies,
(3) persons that will hold Preferred Securities or common stock as part of a position in a "straddle" or as part of a "hedging", "conversion" or other integrated investment transaction for United States federal income tax purposes,
(4) persons whose functional currency is not the U.S. dollar or (5) persons that do not hold Preferred Securities or common stock as capital assets.

The statements of law or legal conclusion set forth in this summary constitute the opinion of Sullivan & Cromwell, special counsel to First Coastal and the Trust. This summary is based upon the U.S. Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Such changes may be applied retroactively in a manner that could cause the tax consequences to vary substantially from the consequences described below. In particular, a decision by the Tax Court in the Enron Corporation case could adversely affect our ability to deduct interest on the Junior Subordinated Debentures, which may in turn permit us to cause a redemption of the Preferred Securities. See "-- Possible Tax Law Changes." The authorities on which this summary is based are subject to various interpretations, and it is therefore possible that the federal income tax treatment of the purchase, ownership and disposition of Preferred Securities and common stock may differ from the treatment described below.

YOU ARE ADVISED TO CONSULT WITH YOUR OWN TAX ADVISORS IN LIGHT OF YOUR OWN PARTICULAR CIRCUMSTANCES AS TO THE U.S. FEDERAL TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF PREFERRED SECURITIES AND COMMON STOCK, AS WELL AS THE EFFECT OF ANY STATE, LOCAL OR FOREIGN LAWS.

CLASSIFICATION OF THE UNITS

Each Unit will be treated for federal income tax purposes as having been issued as part of an "investment unit" consisting of a Preferred Security and a share of common stock. The purchase price for a Unit will be allocated between the Preferred Security and common stock based upon their relative fair market values.

Based on our determination of the relative fair market values of the common stock and Preferred Securities at the time of issuance, we plan to treat each Preferred Security as issued for $20.00 and each share of common stock as issued for an amount equal to the excess of the purchase price for the Unit over $20.00. Under the applicable Regulations, our allocation of the issue price of the Unit will be binding on all holders of the Units, unless a holder of a Unit explicitly discloses (on a form prescribed by the Internal Revenue Service ("IRS") and attached to the holder's timely filed federal income tax return for the tax year that includes that acquisition date of the Unit) that the holder's allocation of the issue price of the Unit is different from the our allocation. The allocation made by us is not, however, binding on the IRS.

CLASSIFICATION OF THE JUNIOR SUBORDINATED DEBENTURES AND THE TRUST

We will treat the Junior Subordinated Debentures as indebtedness, and the balance of this discussion is based on the assumption that such treatment will be respected for federal income tax purposes.

Under current law and assuming full compliance with the terms of the Trust Agreement, the Indenture and certain other documents, the Trust will not be taxable as a corporation for U.S. federal income tax purposes. As a result, each beneficial owner of Preferred Securities (a "Securityholder") will be required to include in its gross income its pro rata share of the original issue discount ("OID") accrued with respect to the Junior Subordinated Debentures, whether or not cash is actually distributed to the Securityholders. See "-- Original Issue Discount".

ORIGINAL ISSUE DISCOUNT

Under the Indenture, we have the right to defer the payment of interest on the Junior Subordinated Debentures at any time or from time to time for a period not exceeding 20 consecutive quarterly periods with respect to each deferral period, provided that no deferral period may extend beyond the Stated Maturity of the Junior Subordinated Debentures.

Under federal income tax regulations, all interest payable on the Junior Subordinated Debentures will be treated as OID, unless the Indenture or the Junior Subordinated Debentures contain terms or conditions that make the exercise of the deferral option remote. Because we do not have a policy of paying dividends on our common stock, the covenant in the Indenture prohibiting us from paying dividends during a Deferral Period does not, by itself, provide an effective deterrent to our exercise of the deferral option. Although we do not intend to defer interest payments and believe that any deferral would significantly harm our ability to raise capital in the future, Sullivan & Cromwell, special counsel to First Coastal and the Trust, is unable to conclude as a matter of law that the Indenture or the Junior Subordinated Debentures contain terms or conditions that make the exercise of the deferral option remote. Accordingly, all interest payable on the Junior Subordinated Debentures will be treated as OID for federal income tax purposes.

A Securityholder will recognize income (in the form of OID) on a daily basis under a constant yield method over the term of the Junior Subordinated Debentures (including during any deferral period), regardless of the receipt of cash with respect to the period to which such income is attributable. (Subsequent uses of the term "interest" in this summary shall include income in the form of OID.) Assuming that our allocation of the issue price for the Units as described above is respected, the amount of OID that accrues in any quarterly period will approximately equal the amount of the interest that accrues on the Junior Subordinated Debentures in that quarterly period at the stated interest rate. A

U.S. Holder would generally be required to accrue an amount of OID in excess of the stated interest rate on the Junior Subordinated Debentures if the IRS treats the Preferred Securities as issued for an amount less than $20.00 and would generally be required to accrue an amount of OID that is below the stated interest rate on the Junior Subordinated Debentures if the IRS treats the Preferred Securities as issued for an amount in excess of $20.00.

In the event that we exercise our option to defer interest payments on the Junior Subordinated Debentures, each Securityholder will include interest in gross income in advance of the receipt of cash, and any Securityholder who disposes of the Preferred Securities prior to the record date for the payment of Distributions following such deferral period will include interest in gross income but will not receive any cash related thereto from the Trust. Any amount of OID included in a Securityholder's gross income (whether or not during the deferral period) will increase such Securityholder's tax basis in its Preferred Securities, and the amount of distributions received by a Securityholder will reduce such Securityholder's tax basis in its Preferred Securities.

Because income on the Preferred Securities will constitute interest, corporate United States Holders of the Preferred Securities will not be entitled to a dividends-received deduction with respect to any income taken into account with respect to the Preferred Securities.

DISTRIBUTION OF JUNIOR SUBORDINATED DEBENTURES TO HOLDERS OF PREFERRED SECURITIES UPON LIQUIDATION OF THE TRUST

Under current law, a distribution by the Trust of the Junior Subordinated Debentures as described under the caption "Description of Preferred
Securities -- Exchange of Preferred Securities for Junior Subordinated Debentures" will be non-taxable and will result in the Securityholder receiving directly its pro rata share of the Junior Subordinated Debentures previously held indirectly through the Trust, with a holding period and aggregate tax basis equal to the holding period and aggregate tax basis such Securityholder had in its Preferred Securities before such distribution. If, however, the liquidation of the Trust were to occur because the Trust is subject to U.S. federal income tax with respect to income accrued or received on the Junior Subordinated Debentures, the distribution of Junior Subordinated Debentures to a Securityholder by the Trust would be a taxable event to the Trust and each Securityholder, and each Securityholder would recognize gain or loss as if the Securityholder had exchanged its Preferred Securities for the Junior Subordinated Debentures it received upon the liquidation of the Trust. A Securityholder will include original issue discount in income in respect of Junior Subordinated Debentures received from the Trust in the manner described above under "-- Original Issue Discount".

SALE OR REDEMPTION OF PREFERRED SECURITIES

A Securityholder that sells Preferred Securities (including through a redemption for cash) will recognize gain or loss equal to the difference between its adjusted tax basis in the Preferred Securities and the amount realized on the sale or redemption of such Preferred Securities. A Securityholder's adjusted tax basis in the Preferred Securities generally will be the portion of the purchase price for the Units that is allocated to the Preferred Securities (determined in the manner described above), increased by OID previously includible in such Securityholder's gross income to the date of disposition and decreased by payments received on the Preferred Securities. Such gain or loss generally will be a capital gain or loss and generally will be long-term capital gain or loss if the Preferred

Securities have been held for more than one year. Long-term capital gain of a non-corporate Securityholder is generally subject to a maximum tax rate of 20%.

If we exercise our option to defer any payment of interest on the Junior Subordinated Debentures, the Preferred Securities may trade at a price that does not accurately reflect the value of accrued but unpaid interest with respect to the underlying Junior Subordinated Debentures. A Securityholder who disposes of its Preferred Securities between record dates for payments of distributions thereon will be required to include accrued but unpaid interest on the Junior Subordinated Debentures through the date of disposition in income as ordinary income, but may not receive the cash related thereto. However, such Securityholder will add such amount to its adjusted tax basis in the Preferred Securities. To the extent the selling price is less than the Securityholder's adjusted tax basis, such Securityholder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for U.S. federal income tax purposes.

If a Tax Event caused the Junior Subordinated Debentures to be treated as equity, it is possible that an exercise of our right to shorten the maturity of the Junior Subordinated Debentures following such Tax Event would be a taxable disposition to Securityholders if such shortening caused the Junior Subordinated Debentures to be re-classified as debt.

FIRST COASTAL COMMON STOCK

A U.S. Holder will include in ordinary income (except as discussed below with respect to corporations) the gross amount of any distribution made with respect to its common stock to the extent such distribution is made out of our current or accumulated earnings and profits as determined for United States federal income tax purposes. Distributions in excess of current and accumulated earnings and profits will be treated as a return of capital to the extent of the U.S. Holder's basis in its common stock and thereafter as capital gain.

A U.S. Holder that is a corporation will, subject to generally applicable limitations, be entitled to a dividends-received deduction in an amount equal to 70% of the amount of any dividend received with respect to its common stock. If a dividend is deemed to be "extraordinary" under Section 1059 of the Code, a corporate stockholder may be required to reduce its basis in the stock by the nontaxed portion of the dividend.

A U.S. Holder that sells common stock (including through a redemption for cash) will recognize gain or loss equal to the difference between its tax basis in the stock and the amount realized on the sale of the stock. A U.S. Holder's tax basis in its common stock generally will be the portion of the purchase price for the Units that is allocated to the stock (determined in the manner described above). Such gain or loss generally will be a capital gain or loss and generally will be long-term capital gain or loss if the common stock has been held for more than one year. Long-term capital gain of a non-corporate U.S. Holder is generally subject to a maximum tax rate of 20%.

BACKUP WITHHOLDING TAX AND INFORMATION REPORTING

The amount of OID accrued on the Preferred Securities, or dividends paid on the common stock, held by U.S. Holders (other than corporations and other exempt United States Holders) will be reported to the IRS. "Backup" withholding at a rate of 31% will apply to payments of dividends and interest to a non-exempt U.S. Holder unless the U.S. Holder furnishes its taxpayer identification number in the manner prescribed in applicable

Treasury regulations, certifies that such number is correct, certifies as to no loss of exemption from backup withholding and meets certain other conditions.

Payment of the proceeds from the disposition of Preferred Securities or common stock to or through the United States office of a broker is subject to information reporting and backup withholding unless the U.S. Holder establishes an exemption from information reporting and backup withholding.

Any amounts withheld from a U.S. Holder under the backup withholding rules will be allowed as a refund or a credit against such U.S. Holder's U.S. federal income tax liability, provided the required information is furnished to the IRS.

POSSIBLE TAX LAW CHANGES

You should be aware that Enron Corporation has filed a petition in U.S. Tax Court challenging the proposed disallowance by the IRS of the deduction of interest expense on securities issued by Enron Corporation in 1993 and 1994 that are similar to, but different in a number of respects from, the Junior Subordinated Debentures. It is possible that a decision in that case could give rise to a Tax Event, which would permit us to cause a redemption of the Preferred Securities, as described more fully under "Description of Preferred Securities -- Redemption". You also should be aware that legislation has been proposed by the Clinton Administration in the past that, if enacted, would have denied an interest expense deduction to issuers of instruments such as the Junior Subordinated Debentures. No such legislation is currently pending. There can be no assurance, however, that similar legislation will not ultimately be enacted into law, or that other developments will not occur on or after the date hereof that would adversely affect the tax treatment of the Junior Subordinated Debentures or the Trust. Changes of that kind also could give rise to a Tax Event.

                              ERISA CONSIDERATIONS

A fiduciary of a pension, profit-sharing or other employee benefit plan (together, "benefit plans") subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), should consider the fiduciary standards of ERISA in the context of the plan's particular circumstances before authorizing an investment in the Units. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be in accordance with the documents governing the benefit plan.

In addition, a fiduciary of a benefit plan and individuals purchasing Units for their individual retirement accounts or Keogh plans (also "benefit plans") should consider whether an investment in the Units might constitute or give rise to a prohibited transaction under ERISA and the Code. Section 406 of ERISA and
Section 4975 of the Code prohibit benefit plans from engaging in certain transactions involving "plan assets" with persons who are "parties in interest" under ERISA or "disqualified persons" under the Code with respect to the benefit plan. A violation of these rules may result in an substantial excise tax or other liabilities, unless exemptive relief is available under an applicable statutory or administrative exemption. Employee benefit plans which are governmental plans (as defined in Section 3(32) of ERISA) and certain church plans (as defined in Section 3(33) of ERISA) generally are not subject to ERISA requirements.

Under a regulation issued by the U.S. Department of Labor, the Units would not be deemed to be "plan assets" if, immediately after this offering, either (1) less than 25% of the Preferred Securities were held by benefit plans and entities holding assets deemed to be "plan assets" of any benefit plan (together, "Benefit Plan Investors"), or (2) if the Units were "publicly offered securities" for purposes of the regulation. No assurance can be given by the Underwriters that the value of the Units held by Benefit Plan Investors will be less than 25% of the total value of the Units at the completion of this offering. The Underwriters will not monitor or take any other measures with respect to the satisfaction of this exception. Furthermore, we do not anticipate that the Units would qualify as "publicly offered securities" for purposes of the regulation.

First Coastal or the Bank could be considered as a "party in interest" or "disqualified person" with respect to benefit plans which we directly or indirectly service or act as a custodian or fiduciary. Because the Units may be deemed as "plan assets," as described above, such benefit plans should not purchase Units unless the purchaser is eligible for exemption under Prohibited Transaction Class Exemption ("PTCE") 84-14, for certain transactions determined by independent qualified professional asset managers, PTCE 90-1, for certain transactions involving insurance company pooled separate accounts, PTCE 91-38, for certain transactions involving bank collective investment funds, PTCE 95-60 for certain transactions involving insurance company general accounts, and PTCE 96-23, for certain transactions determined by in-house asset managers.

Due to the complexity of these rules and the penalties imposed upon persons involved in prohibited transactions, it is important that benefit plans considering the purchase of Units consult with their counsel regarding the consequences under ERISA of the acquisition of Units.

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

                                  UNDERWRITING

GENERAL

Based on the terms and conditions of an Underwriting Agreement, we and the Trust have agreed to sell to each of the Underwriters named below, and each of the Underwriters has severally agreed to purchase from us and the Trust, the number of Units set forth opposite its name below:

                                                      NUMBER OF
                    UNDERWRITER                         UNITS
                    -----------                       ---------
Peacock, Hislop, Staley & Given, Inc. ..............   150,000
Wedbush Morgan Securities Inc. .....................   150,000
                                                       -------
          Total.....................................   300,000
                                                       =======

The Underwriters must purchase all of the Units, if any Units are purchased.

We and the Trust have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to any payments the Underwriters may be required to make.

We will pay all expenses, estimated to be $315,000, associated with the offer and sale of the Units, including the Trust's expenses. In addition, we have paid a $25,000 non-accountable expense allowance to the Underwriters and, at the closing of this offering, will pay an additional $135,000 non-accountable expense allowance to the Underwriters.

In connection with the offer and sale of the Preferred Securities, the Underwriters have advised us that they will comply with Rule 2810 under the NASD Conduct Rules. As a result, purchasers in this offering must meet the minimum suitability standards set forth on the inside front cover of this Prospectus.

COMMISSIONS AND DISCOUNTS

The Underwriters will offer the Units directly to the public at $ per Unit. The Underwriters may also offer the Units to certain securities dealers at the public offering price less a concession of $ per Unit. The Underwriters may allow, and such dealers may reallow, a discount not in excess of $ per Unit to certain brokers and dealers. After the initial public offering, the public offering price, concession and discount may be changed.

Since the Trust will use the proceeds from the sale of the Preferred Securities portion of each Unit to purchase our Junior Subordinated Debentures, we have
agreed to pay the Underwriters an underwriting commission of $          per Unit
(or a total of $          million).

OVER-ALLOTMENT OPTION

The Underwriters have an option to purchase up to 30,000 additional Units at the public offering price to cover over-allotments. The Underwriters can exercise this option during the 45 day period following the date of this Prospectus. If the Underwriters exercise this option, each Underwriter will have a firm commitment, subject to some conditions, to purchase approximately the same percentage of any additional Units as the percentage of Units initially offered that the Underwriter has agreed to purchase.

DETERMINATION OF OFFERING PRICE

Prior to this offering, our common stock has been traded from time to time in unreported private transactions and on the OTC Bulletin Board and there has been no market for the Units or the Preferred Securities. The public offering price of the Units has therefore been determined through negotiations between us and the Underwriters. Among the factors considered in determining such prices were the historical trading prices of the our common stock, prevailing market and economic conditions, our revenues and earnings, estimates of our business potential and prospects, the present state of our business operations, an assessment of our management, and consideration of the above factors in relation to market valuation of companies in related businesses and other factors deemed relevant. The public offering price of the Units does not necessarily bear any direct relation to the current market price of the our common stock or our asset value or net book value per share. There can be no assurance that the price at which the Units will sell in the public market after this offering will not be lower than the initial public offering price. See "Risk Factors -- Risk Factors Relating to First Coastal -- Our Common Stock, the Units and the Preferred Securities Have Limited or No Markets".

UNDERWRITERS' WARRANTS

At the closing of this offering, we will issue to the Underwriters, for a price of $16.50, warrants to purchase 16,500 shares of our common stock. These warrants will not be exercisable for one year after the closing of this offering, and then may be exercised for a period of four years. The exercise price of the warrants will be the greater of $9.00 per share or 120% of the initial offering price of the common stock. The warrants will contain anti-dilution provisions designed to adjust the number of shares issuable upon exercise upon the occurrence of certain events, such as a recapitalization of First Coastal or a split of our common stock.

Under certain circumstances, including a demand by the Underwriters, we will be required to register with the SEC the shares of common stock issuable upon exercise of the warrants. This would permit the Underwriters to sell these shares publicly. We must also bear the costs of registration.

For the period during which the warrants are exercisable, the Underwriters or their transferees will have the opportunity to profit from an increase in the market value of our common stock, with a resulting dilution in the interests of our other shareholders. The holders of the warrants can be expected to exercise their warrants at a time when we would, in all likelihood, either not need the additional capital or be able to obtain any needed capital by issuing our common stock or other securities on terms more favorable to us than those provided for in the warrants. These circumstances may adversely affect the terms on which we can obtain additional financing.

NO SALES OF SIMILAR SECURITIES

First Coastal, the Trust and the Bank have agreed not to issue or sell any shares of their common or preferred stock for a period of 15 months following the date of this Prospectus, except (1) if the Underwriters consent in writing,
(2) for shares of common stock issued on conversion of our outstanding Series A Preferred Stock, (3) for shares of common stock issued pursuant to the exercise of currently outstanding First Coastal options or warrants and (4) as may be necessary or reasonably desirable in order to comply with the requirements of appropriate banking regulators. In addition, each executive officer, director and significant shareholder of First Coastal, the Trust and the Bank (including the LLC) has agreed not to sell or otherwise dispose of any shares of First Coastal common stock or preferred stock held by him or her for a period of 15 months following the date of this Prospectus, except if the Underwriters consent in writing. The members of the LLC will be bound by a similar agreement upon any distribution of the First Coastal common stock held by it to its members.

PRICE STABILIZATION AND SHORT POSITIONS

In connection with the sale of the Units, SEC rules permit the Underwriters to engage in transactions that stabilize the price of the Units. These transactions may include purchases for the purpose of fixing or maintaining the price of the Units.

The Underwriters may create a short position in connection with the offering. This means that they may sell a larger number of the Units than is shown on the cover page of this Prospectus. If they create a short position, the Underwriters may purchase Units in the open market to reduce the short position.

If the Underwriters purchase Units to stabilize the price or to reduce their short position, the price of the Units could be higher than it might be if they had not made such purchases. The Underwriters make no representation or prediction about any effect that the purchases may have on the price of the Units.

The Underwriters may suspend any of these activities at any time.

PENALTY BIDS

The Underwriters may also impose a penalty bid on certain Underwriters and selling group members. This means that, if the Underwriters purchase Units in the open market to reduce their short position or to stabilize the price of the Units, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those Units as part of this offering. Any imposition of a penalty bid may have the effect of reducing sales of the Units, which may cause the price of the Units to be higher that it might be if the Underwriters had not imposed any penalty bids.

INTERESTS OF THE UNDERWRITERS

E*Capital Corporation, the parent company of Wedbush Morgan Securities, one of our Underwriters, is an investor in California Community LLC, our controlling stockholder. E*Capital owns about 4.835% of the economic interests of the LLC, which would in turn represent approximately 3.5% of our total voting power if the LLC distributed to its members on a pro rata basis the shares of our common stock (including shares received upon the exercise of its warrants) held by it. See "Beneficial Ownership of Common Stock -- California Community LLC."

                           VALIDITY OF THE SECURITIES

The validity of the shares of common stock, the Junior Subordinated Debentures and the Guarantee, as well as certain matters relating to United States federal income tax consequences, will be passed upon for us by Sullivan & Cromwell, 1888 Century Park East, Los Angeles, California 90067. Sullivan & Cromwell represented the LLC in connection with its investment in First Coastal. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Munger, Tolles & Olson LLP, 355 South Grand Avenue, 35th Floor, Los Angeles, California 90071. Certain matters of Delaware law relating to the validity of the Preferred Securities and the formation of the Trust will be passed upon by Richards, Layton & Finger, P.A., special Delaware counsel to us and the Trust. Sullivan & Cromwell and Munger, Tolles & Olson LLP may rely on the opinions of Richards, Layton & Finger, P.A. as to certain matters of Delaware law.

                                    EXPERTS

Our financial statements for the years ended December 31, 1997 and December 31, 1996, as well as AIB's financial statements for the year ended December 31, 1997, have been audited by Vavrinek, Trine, Day & Co., LLP, independent certified public accountants, to the extent set forth in their reports included elsewhere in this Prospectus, and have been included in reliance upon their authority as experts in accounting and auditing. The financial statements of AIB for the year ended December 31, 1996 have been audited by McGladrey & Pullen, LLP, independent certified public accountants, to the extent set forth in their report included elsewhere in this Prospectus, and have been included in reliance upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

Upon consummation of this offering, we will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and we will be required to file reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any documents filed by us at the public reference facilities of the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Our filings with the SEC are also available to the public at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, or may be accessed electronically without fees by means of the SEC's web site on the Internet at http://www.sec.gov. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges. Regardless of whether we are subject to the informational requirements of the Exchange Act, we intend to furnish our stockholders with annual reports containing audited financial statements for each fiscal year and to distribute quarterly reports for the first three quarters of each fiscal year containing unaudited summary financial information.

We have filed with the SEC a Registration Statement on Form SB-2. This Prospectus is a part of the Registration Statement and does not contain all of the information in the Registration Statement. Wherever a reference is made in this Prospectus to a contract or other document of us or the Trust, please be aware that such reference is not necessarily complete and that you should refer to the exhibits that are a part of the Registration Statement for a copy of the contract or other document. You may review a copy of the

Registration Statement at the SEC's public reference room in Washington, D.C., as well as through the SEC's Internet site.

The Bank and AIB submit quarterly to the FDIC, on behalf of the OCC, certain unaudited reports called "Consolidated Reports of Condition and Income" (each, a "Call Report"). The publicly available portions of the Call Reports are on file with, and publicly available at, the FDIC, 550 17th Street, N.W., Washington, D.C. 20429, and at the FDIC's website at www.FDIC.gov. The Call Reports are prepared in accordance with regulatory instructions issued by the Federal Financial Institutions Examination Council. Because of the special supervisory, regulatory and economic policy needs served by the Call Reports, such regulatory instructions do not in all cases follow generally accepted accounting principles or the opinions and statements of the Accounting Principles Board of the American Institute of Certified Public Accountants or the Financial Accounting Standards Board. While the Call Reports are supervisory and regulatory documents, not primarily accounting documents, and do not provide a complete range of financial disclosure about the Bank or AIB, the Call Reports nevertheless provide important information concerning the financial condition and results of operations of the Bank and AIB.

AIB also voluntarily files Exchange Act reports with the OCC, including annual reports, quarterly reports and proxy statements. You may obtain copies of these reports and other information by contacting the Disclosure Officer, Communications Division, of the OCC at 250 E Street, S.W., Washington, D.C. 20219.

                         INDEX TO FINANCIAL STATEMENTS

                                 PAGE
                                 ----
FIRST COASTAL BANCSHARES AND
  SUBSIDIARY
Independent Auditors' Report...   F-2
Consolidated Balance Sheets as
  of September 30, 1998
  (Unaudited), December 31,
  1997 and 1996................   F-3
Consolidated Statements of
  Operations for the nine
  months ended September 30,
  1998 and 1997 (unaudited) and
  the years ended December 31,
  1997 and 1996................   F-4
Statements of Changes in
  Shareholders' Equity for the
  nine months ended September
  30, 1998 (unaudited) and the
  years ended December 31, 1997
  and 1996.....................   F-5
Statements of Cash Flows for
  the nine months ended
  September 30, 1998 and 1997
  (unaudited) and the years
  ended December 31, 1997 and
  1996.........................   F-6

                                 PAGE
                                 ----
Notes to Financial
  Statements...................   F-7
AMERICAN INDEPENDENT BANK, N.A.
Independent Auditors'
  Reports......................  F-24
Balance Sheets as of September
  30, 1998 (Unaudited),
  December 31, 1997 and 1996...  F-26
Statements of Income for the
  nine months ended September
  30, 1998 and 1997 (unaudited)
  and the years ended December
  31, 1997 and 1996............  F-27
Statements of Changes in
  Stockholders' Equity for the
  nine months ended September
  30, 1998 (unaudited) and the
  years ended December 31, 1997
  and 1996.....................  F-28
Statements of Cash Flows for
  the nine months ended
  September 30, 1998 and 1997
  (unaudited) and the years
  ended December 31, 1997 and
  1996.........................  F-29
Notes to Financial
  Statements...................  F-30

                          INDEPENDENT AUDITORS' REPORT

To the Shareholders and Board of Directors of First Coastal Bancshares

We have audited the accompanying consolidated balance sheets of First Coastal Bancshares and Subsidiary (the "Company") as of December 31, 1997 and 1996 and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Coastal Bancshares and Subsidiary as of December 31, 1997 and 1996, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                          VAVRINEK, TRINE, DAY & CO., LLP

January 23, 1998, except for Note Q
which is dated November 24, 1998
Laguna Hills, California

                    FIRST COASTAL BANCSHARES AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
           SEPTEMBER 30, 1998 (UNAUDITED), DECEMBER 31, 1997 AND 1996
                         (DOLLAR AMOUNTS IN THOUSANDS)

                                                              SEPTEMBER 30,
                                                                  1998         1997      1996
                                                              -------------   -------   -------
                                                               (UNAUDITED)
                                            ASSETS
Cash and Due from Banks.....................................     $ 3,710      $ 2,629   $ 1,836
Federal Funds Sold..........................................      11,550          325       675
                                                                 -------      -------   -------
         CASH AND CASH EQUIVALENTS..........................      15,260        2,954     2,511
Interest-Bearing Deposits...................................          --           --        99
Investment Securities Available for Sale -- Note B:.........       6,077       10,183     6,934
Loans -- Note C:
  Commercial................................................       4,303        4,574     2,150
  Real Estate -- Construction...............................          50           67       510
  Real Estate -- Residential, 1 to 4 Units..................      26,853       13,778     2,460
  Real Estate -- Other......................................      21,493       16,363     8,856
  Consumer..................................................       3,569        5,210     2,345
                                                                 -------      -------   -------
         TOTAL LOANS........................................      56,268       39,992    16,321
  Net Deferred Loan Costs (Fees)............................          57         (147)      (61)
  Allowance for Loan Losses.................................        (562)        (615)     (382)
                                                                 -------      -------   -------
         NET LOANS..........................................      55,763       39,230    15,878
Premises and Equipment, Net -- Note D.......................         413          455       160
Other Real Estate Owned, Net................................         218          200        51
Goodwill, Net -- Note L.....................................       1,803        1,956        --
Net Deferred Tax Asset -- Note F............................         635          400        --
Accrued Interest and Other Assets...........................         951          751       314
                                                                 -------      -------   -------
                                                                 $81,120      $56,129   $25,947
                                                                 =======      =======   =======
                             LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits -- Note E:
  Noninterest-Bearing Demand................................     $21,448      $13,598   $ 6,887
  Money Market and NOW......................................      13,869       11,034     7,426
  Savings...................................................       4,083        4,120     3,628
  Time Deposits Under $100,000..............................      12,614       10,970     3,609
  Time Deposits $100,000 and Over...........................      20,907        5,543     1,398
                                                                 -------      -------   -------
         TOTAL DEPOSITS.....................................      72,921       45,265    22,948
Repurchase Agreements.......................................          --        4,550        --
Long-Term Debt..............................................       1,000
Accrued Interest and Other Liabilities......................       1,154          304       161
                                                                 -------      -------   -------
         TOTAL LIABILITIES..................................      75,075       50,119    23,109
Commitments and Contingencies -- Note G
Shareholders' Equity -- Notes H and J:
  Preferred Stock -- Series A, Authorized 5,000,000 Shares;
    Issued and Outstanding 423,500 Shares at December 31,
    1997. Liquidation Value of $2,859
    Plus Accumulated Dividends -- Note I....................       2,658        2,658        --
  Common Stock -- Authorized 10,000,000 Shares; Issued and
    Outstanding 677,052 at December 31, 1997 and 585,196 at
    December 31, 1996.......................................       3,424        3,360     2,926
  Surplus...................................................          --           --     2,702
  Accumulated Deficit.......................................          --           --    (2,762)
  Retained Earnings (Accumulated Deficit) Since July 1,
    1997....................................................          14          (13)       --
  Accumulated Other Comprehensive Income --
    Net Unrealized Appreciation (Depreciation) on Investment
      Securities Available for Sale.........................         (51)           5       (28)
                                                                 -------      -------   -------
         TOTAL SHAREHOLDERS' EQUITY.........................       6,045        6,010     2,838
                                                                 -------      -------   -------
                                                                 $81,120      $56,129   $25,947
                                                                 =======      =======   =======

  The accompanying notes are an integral part of these consolidated financial statements.

                    FIRST COASTAL BANCSHARES AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS
     FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997 (UNAUDITED) AND
                   THE YEARS ENDED DECEMBER 31, 1997 AND 1996
            (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

                                                                NINE MONTHS
                                                                   ENDED          YEAR ENDED
                                                               SEPTEMBER 30,     DECEMBER 31,
                                                              ---------------   ---------------
                                                               1998     1997     1997     1996
                                                              ------   ------   ------   ------
INTEREST INCOME
  Interest and Fees on Loans................................  $3,224   $1,752   $2,627   $1,636
  Interest on Investment Securities.........................     480      336      428      147
  Other Interest Income.....................................     250       71      117      238
                                                              ------   ------   ------   ------
          TOTAL INTEREST INCOME.............................   3,954    2,159    3,172    2,021
INTEREST EXPENSE
  Interest on Money Market and NOW..........................     254      143      212      181
  Interest on Savings.......................................      70       68       94       87
  Interest on Time Deposits.................................   1,226      371      575      208
  Other Interest Expense....................................     101        2        6       --
                                                              ------   ------   ------   ------
          TOTAL INTEREST EXPENSE............................   1,651      584      887      476
                                                              ------   ------   ------   ------
          NET INTEREST INCOME...............................   2,303    1,575    2,285    1,545
          PROVISION FOR LOAN LOSSES.........................      10       25       25       39
                                                              ------   ------   ------   ------
          NET INTEREST INCOME AFTER PROVISION FOR LOAN
             LOSSES.........................................   2,293    1,550    2,260    1,506
NONINTEREST INCOME
  Service Charges and Fees..................................     295      131      209      147
  Gain on Sale of Loans.....................................      95       --       27      105
  Gain on Sale of Investment Securities.....................      26
     Available for Sale.....................................      --       --        5       --
  Other Income..............................................      --       --        4       12
                                                              ------   ------   ------   ------
                                                                 416      131      245      264
NONINTEREST EXPENSE
  Salaries and Employee Benefits............................     954      771    1,144      924
  Occupancy -- Note G.......................................     225      157      233      168
  Furniture and Equipment...................................      92       49       77       50
  Data Processing...........................................     193      165      237      198
  Promotional...............................................      45       51       64       84
  Professional..............................................     152       84       91      111
  Office....................................................     124      105      149       99
  Other Real Estate Owned...................................       2       --        1       38
  Goodwill Amortization.....................................     100       35       70       --
  Other Expenses............................................     336      231      284      221
                                                              ------   ------   ------   ------
                                                               2,223    1,648    2,350    1,893
                                                              ------   ------   ------   ------
          INCOME (LOSS) BEFORE INCOME TAXES.................     486       33      155     (123)
          Income Taxes -- Note F............................     245       27       95        1
                                                              ------   ------   ------   ------
          NET INCOME (LOSS).................................  $  241   $    6   $   60   $ (124)
                                                              ======   ======   ======   ======
Per Share Data -- Note K:
  Net Income (Loss) -- Basic................................  $ 0.04   $(0.12)  $(0.15)  $(0.31)

  The accompanying notes are an integral part of these consolidated financial statements.

                    FIRST COASTAL BANCSHARES AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
          FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 (UNAUDITED) AND
                   THE YEARS ENDED DECEMBER 31, 1997 AND 1996
                         (DOLLAR AMOUNTS IN THOUSANDS)

                                                                              ACCUMULATED
                                                                                DEFICIT       ACCUMULATED
                                                                                 SINCE           OTHER
                                          PREFERRED   COMMON    ACCUMULATED     JULY 1,      COMPREHENSIVE
                                            STOCK      STOCK      DEFICIT         1997          INCOME       TOTAL
                                          ---------   -------   -----------   ------------   -------------   ------
BALANCE AT JANUARY 1, 1996..............   $   --     $ 4,266     $(2,638)       $  --           $ --        $1,628
Issuance of Common Stock -- Note J......                1,420                                                 1,420
Cost of Issuance of Common Stock........                  (58)                                                  (58)
COMPREHENSIVE INCOME:
  Net Loss..............................                             (124)                                     (124)
  Net Unrealized Depreciation on
     Investment Securities Available for
     Sale...............................                                                          (28)          (28)
                                           ------     -------     -------        -----           ----        ------
          TOTAL COMPREHENSIVE INCOME....                                                                       (152)
                                           ------     -------     -------        -----           ----        ------
Balance at December 31, 1996............       --       5,628      (2,762)          --            (28)        2,838
Proceeds From Stock Offering............    2,699         535                                                 3,234
Cost of Stock Offering..................                 (141)                                                 (141)
Quasi-Reorganization -- Note M..........               (2,861)      2,850                          11            --
Dividends Paid on Preferred Stock.......                                          (155)                        (155)
Repurchase of Common Stock..............                  (51)                                                  (51)
Redemption of Preferred Stock...........      (41)                                  (6)                         (47)
Recognition of Deferred Tax Assets
  Generated Prior to
  Quasi-Reorganization..................                  250                                                   250
COMPREHENSIVE INCOME:
  Net Income (Loss).....................                              (88)         148                           60
  Net Unrealized Appreciation on
     Investment Securities Available for
     Sale...............................                                                           22            22
                                           ------     -------     -------        -----           ----        ------
          TOTAL COMPREHENSIVE INCOME....                                                                         82
                                           ------     -------     -------        -----           ----        ------
Balance at December 31, 1997............    2,658       3,360          --          (13)             5         6,010
Repurchase of Common Stock..............                  (80)                                                  (80)
Dividends Paid on Preferred Stock.......                                          (214)                        (214)
Recognition of Deferred Tax Assets
  Generated Prior to
  Quasi-Reorganization..................                  144                                                   144
COMPREHENSIVE INCOME:
  Net Income............................                                           241                          241
  Net Unrealized Depreciation on
     Investment Securities Available for
     Sale...............................                                                          (56)          (56)
                                           ------     -------     -------        -----           ----        ------
          TOTAL COMPREHENSIVE INCOME....                                                                        185
                                           ------     -------     -------        -----           ----        ------
BALANCE AT SEPTEMBER 30, 1998
  (UNAUDITED)...........................   $2,658     $ 3,424     $    --        $  14           $(51)       $6,045
                                           ======     =======     =======        =====           ====        ======

  The accompanying notes are an integral part of these consolidated financial statements.

                    FIRST COASTAL BANCSHARES AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
     FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997 (UNAUDITED) AND
                   THE YEARS ENDED DECEMBER 31, 1997 AND 1996
                         (DOLLAR AMOUNTS IN THOUSANDS)

                                                          NINE MONTHS ENDED
                                                            SEPTEMBER 30,
                                                          ------------------
                                                            1998      1997       1997      1996
                                                          --------   -------   --------   -------
OPERATING ACTIVITIES
  Net Income (Loss).....................................  $    241   $     6   $     60   $  (124)
  Adjustments to Reconcile Net Income (Loss) to Net Cash
     Used by Operating Activities:
     Depreciation and Amortization......................       194        66        153        43
     Provision for Loan Losses..........................        10        25         25        39
     Net Losses on Other Real Estate Owned..............        --        --         --        (2)
     Discount and Premium on Investment Securities......        36        18         22        (4)
     Gain on Sale of Investment Securities..............       (26)       --         (5)       --
     Gain on Loan Sales.................................        --        --        (27)     (105)
     Loans Originated for Sale..........................        --        --       (354)   (1,536)
     Proceeds from Loan Sales...........................        --        --        381     1,641
     Deferred Income Taxes..............................      (235)      147         95        --
     Other Items -- Net.................................       597       210       (376)       --
                                                          --------   -------   --------   -------
          NET CASH PROVIDED (USED) BY OPERATING
            ACTIVITIES..................................       817       472        (26)      (48)
INVESTING ACTIVITIES
  Net Change in Interest-Bearing Deposits...............        --       396        396        99
  Purchases of Available-for-Sale Securities............   (10,134)     (797)    (7,180)   (7,919)
  Proceeds from Sale and Maturities of
     Available-for-Sale Securities......................    14,139     2,448      4,913     1,004
  Purchases of Held-to-Maturity Securities..............        --        --         --    (2,011)
  Proceeds from Maturities of Held-to-Maturity
     Securities.........................................        --        --         --     5,000
  Net Increase in Loans.................................   (16,317)   (3,043)    (7,151)   (1,416)
  Proceeds from Sale of Other Real Estate Owned.........        41        --         --       531
  Investment in Other Real Estate Owned.................        --        --         --       (25)
  Net Cash Used in Purchase of Marina Bank..............        --    (1,325)    (1,325)       --
  Purchases of Premises and Equipment...................       (52)     (138)      (255)      (54)
                                                          --------   -------   --------   -------
          NET CASH USED BY INVESTING ACTIVITIES.........   (12,323)   (2,459)   (10,602)   (4,791)
FINANCING ACTIVITIES
  Net Change in Demand Deposits and Savings Accounts....    10,648      (410)       432      (993)
  Net Change in Time Deposits...........................    17,008     1,113      3,249     1,455
  Increase in Other Borrowings..........................    (3,550)       --      4,550        --
  Dividends Paid........................................      (214)      (84)      (155)       --
  Repurchase of Preferred and Common Stock..............       (80)      (98)       (98)       --
  Proceeds from Stock Offering -- Net...................        --     3,093      3,093     1,362
                                                          --------   -------   --------   -------
          NET CASH PROVIDED BY FINANCING ACTIVITIES.....    23,812     3,614     11,071     1,824
                                                          --------   -------   --------   -------
          INCREASE (DECREASE) IN CASH AND CASH
            EQUIVALENTS.................................    12,306     1,627        443    (3,015)
          CASH AND CASH EQUIVALENTS AT BEGINNING OF
            YEAR........................................     2,954     2,511      2,511     5,526
                                                          --------   -------   --------   -------
          CASH AND CASH EQUIVALENTS AT END OF YEAR......  $ 15,260   $ 4,138   $  2,954   $ 2,511
                                                          ========   =======   ========   =======
Supplemental Disclosures of Cash Flow Information:
  Cash Paid During the Year for Interest................  $  1,398   $   563   $    870   $   474
  Cash Paid During the Year for Income Taxes............  $      1   $     1   $      1   $     1

  The accompanying notes are an integral part of these consolidated financial statements.

                    FIRST COASTAL BANCSHARES AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1996

NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of First Coastal Bancshares (the "Company") and its wholly-owned subsidiary, First Coastal Bank, N.A. (the "Bank").

NATURE OF OPERATIONS

The Bank operates two branches in El Segundo and Marina Del Rey, California. The Bank's primary source of revenue is providing loans to clients, who are predominately small and middle-market businesses and individuals.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

For purposes of reporting cash flows, cash and cash equivalents includes cash on hand, amounts due from banks and federal funds sold. Cash flows from loans, deposits and federal funds sold are reported net.

The Company maintains amounts due from banks which exceed federally insured limits. The Company has not experienced any losses in such accounts.

INVESTMENT SECURITIES AVAILABLE FOR SALE

Available-for-sale securities consist of bonds and certain equity securities not classified as trading securities nor as held-to-maturity securities.

Unrealized holding gains and losses, net of tax, on available-for-sale securities are reported as a net amount in a separate component of capital until realized.

Gains and losses on the sale of available-for-sale securities are determined using the specific-identification method.

Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

LOANS

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding unpaid principal

                    FIRST COASTAL BANCSHARES AND SUBSIDIARY

                           DECEMBER 31, 1997 AND 1996

NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) balances reduced by any charge-offs, allowance for loan losses, and net of any deferred fees or costs on originated loans, or unamortized premiums or discounts on purchased loans.

Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan.

The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

For impairment recognized in accordance with Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards (SFAS) No. 114, Accounting by Creditors for Impairment of a Loan, as amended by SFAS No. 118, the entire change in the present value of expected cash flows is reported as either provision for loan losses in the same manner in which impairment initially was recognized, or as a reduction in the amount of provision for loan losses that otherwise would be reported.

ALLOWANCE FOR LOAN LOSSES

The allowance for possible loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions.

OTHER REAL ESTATE OWNED

Real estate properties acquired through, or in lieu of, loan foreclosure are initially recorded at fair value at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of cost, or fair value minus estimated costs to sell. Revenue and expenses from operations and changes in the valuation allowance are included in other expenses.

PREMISES AND EQUIPMENT

Bank premises, furniture and equipment, and leasehold improvements are carried at cost, less accumulated depreciation and amortization.

INCOME TAXES

Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

                    FIRST COASTAL BANCSHARES AND SUBSIDIARY

                           DECEMBER 31, 1997 AND 1996

NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
FINANCIAL INSTRUMENTS

In the ordinary course of business, the Bank has entered into off-balance sheet financial instruments consisting of commitments to extend credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

EARNINGS PER SHARES (EPS)

Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company.

RECLASSIFICATIONS

Certain reclassifications were made to prior year's presentation to conform to the current year. These classifications are of a normal recurring nature.

CURRENT ACCOUNTING PRONOUNCEMENTS

In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income". This statement, which is effective for the year ending December 31, 1998, establishes standards of disclosure and financial statement display for reporting comprehensive income and its components.

In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". This statement changes current practice under SFAS No. 14 by establishing a new framework on which to base segment reporting (referred to as the management approach) and also requires certain related disclosures about products and services, geographic areas and major customers. The disclosures are required for the year ending December 31, 1998.

                    FIRST COASTAL BANCSHARES AND SUBSIDIARY

                           DECEMBER 31, 1997 AND 1996

NOTE B -- INVESTMENT SECURITIES

Debt and equity securities have been classified in the balance sheets according to management's intent. The carrying amount of securities and their approximate fair values at December 31 were as follows:

                                                           GROSS        GROSS
                                             AMORTIZED   UNREALIZED   UNREALIZED    FAIR
                                               COST        GAINS        LOSSES      VALUE
                                             ---------   ----------   ----------   -------
AVAILABLE-FOR-SALE SECURITIES DECEMBER 31,
  1997:
  U.S. Government and Agency Securities....   $ 4,139       $ 1          $ (1)     $ 4,139
  Mortgage-Backed Securities...............     5,870         7            (2)       5,875
  Federal Reserve Stock....................       169        --            --          169
                                              -------       ---          ----      -------
                                              $10,178       $ 8          $ (3)     $10,183
                                              =======       ===          ====      =======
AVAILABLE-FOR-SALE SECURITIES DECEMBER 31,
  1996:
  U.S. Government and Agency Securities....   $ 5,386       $--          $(23)     $ 5,363
  Mortgage-Backed Securities...............     1,488        --            (5)       1,483
  Federal Reserve Stock....................        88        --            --           88
                                              -------       ---          ----      -------
                                              $ 6,962       $--          $(28)     $ 6,934
                                              =======       ===          ====      =======

Investment securities carried at $5,270 on December 31, 1997 were pledged to secure public deposits and other purposes as required by law. During 1997, investment securities totaling $1,349 were sold generating gross gains of $5.

The amortized cost and estimated fair value of all debt securities as of December 31, 1997 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                    AMORTIZED     FAIR
                                                      COST        VALUE
                                                    ---------    -------
Due from One Year to Five Years...................   $ 2,000     $ 2,000
Over Five Years to Ten Years......................     2,139       2,139
Mortgage-Backed Securities........................     5,870       5,875
Federal Reserve Stock.............................       169         169
                                                     -------     -------
                                                     $10,178     $10,183
                                                     =======     =======

NOTE C -- LOANS

The Bank's loan portfolio consists primarily of loans to borrowers within Los Angeles county. Although the Bank seeks to avoid concentrations of loans to a single industry or based upon a single class of collateral, real estate and real estate associated businesses are among the principal industries in the Bank's market area and, as a result, the Bank's loan and collateral portfolios are, to some degree, concentrated in those industries.

                    FIRST COASTAL BANCSHARES AND SUBSIDIARY

                           DECEMBER 31, 1997 AND 1996

NOTE C -- LOANS (CONTINUED)
The Bank also originates SBA loans which may be sold to institutional investors. At December 31, 1997 and 1996 the Bank was servicing approximately $6,130 and $5,434, respectively, in loans previously sold.

A summary of the changes in the allowance for loan losses as of December 31 follows:

                                                        1997     1996
                                                        -----    -----
Balance at Beginning of Year..........................  $ 382    $ 333
Additions to the Allowance Charged to Expense.........     25       39
Recoveries on Loans Charged Off.......................     38      163
Allowance on Loans Purchased from Marina Bank -- Note
  L...................................................    376       --
                                                        -----    -----
                                                          821      535
Less Loans Charged Off................................   (206)    (153)
                                                        -----    -----
                                                        $ 615    $ 382
                                                        =====    =====

The following is a summary of the investment in impaired loans, the related allowance for loan losses, and income recognized thereon as of December 31:

                                                        1997      1996
                                                       ------    ------
Recorded Investment in Impaired Loans................  $1,443    $1,068
                                                       ======    ======
Related Allowance for Loan Losses....................  $  207    $   70
                                                       ======    ======
Average Recorded Investment in Impaired Loans........  $1,318    $  631
                                                       ======    ======
Interest Income Recognized for Cash Payments.........  $  130    $   76
                                                       ======    ======

Loans having carrying values of $197 were transferred to other real estate owned in 1997 and loans totaling $183 were made to facilitate the sale of other real estate owned.

In the ordinary course of business, the Bank has granted loans to certain executive officers, directors and employees with which they are associated. In the Bank's opinion, all loans and loan commitments to such parties are made on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with other persons.

The following is a summary of the activity in these loans:

                                                         1997     1996
                                                         -----    ----
Balance at Beginning of Year...........................  $ 187    $213
Principal Repayments...................................   (187)    (26)
Advances...............................................    150      --
                                                         -----    ----
Balance at End of Year.................................  $ 150    $187
                                                         =====    ====

                    FIRST COASTAL BANCSHARES AND SUBSIDIARY

                           DECEMBER 31, 1997 AND 1996

NOTE D -- PREMISES AND EQUIPMENT

A summary of premises and equipment as of December 31 follows:

                                                       1997       1996
                                                      -------    ------
Leasehold Improvements..............................  $   770    $  355
  Furniture, Fixtures, and Equipment................    1,057       650
                                                      -------    ------
                                                        1,827     1,005
  Less Accumulated Depreciation and Amortization....   (1,372)     (845)
                                                      -------    ------
                                                      $   455    $  160
                                                      =======    ======

NOTE E -- DEPOSITS

At December 31, 1997, the scheduled maturities of time deposits are as follows:

Within One Year.......................  $14,632
One to Five Years.....................    1,881
                                        -------
                                        $16,513
                                        =======

NOTE F -- INCOME TAXES

The provisions for income taxes included in the consolidated statements of operations consist of the following:

                                   1997    1996
                                   ----    ----
Current:
  Federal........................  $--      $--
  State..........................    1       1
                                   ---      --
                                     1       1
Deferred.........................   94      --
                                   ---      --
                                   $95      $1
                                   ===      ==

                    FIRST COASTAL BANCSHARES AND SUBSIDIARY

                           DECEMBER 31, 1997 AND 1996

NOTE F -- INCOME TAXES (CONTINUED)
Temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities that give rise to significant portions of the potential deferred tax asset at December 31 relate to the following:

                                                         1997    1996
                                                         ----    -----
Deferred Tax Assets:
  Allowance for Loan Losses Due to Tax Limitations.....  $128    $  73
  Premises and Equipment Due to Depreciation
     Difference........................................    --        7
  Net Loss Carryforwards...............................   609      349
  Other Assets.........................................    33       25
                                                         ----    -----
                                                          770      454
Valuation Allowance....................................  (222)    (384)
Deferred Tax Liabilities:
  Cash Basis Reporting for Tax Purposes................  (148)     (70)
                                                         ----    -----
Net Deferred Taxes.....................................  $400    $  --
                                                         ====    =====

The valuation allowance relates to unrecognized tax benefits acquired from Marina Bank of $158 and unrecognized tax benefits present in the Company when it completed the quasi-reorganization. Accordingly, these benefits, when, and if, recognized will be credited to Goodwill for items related to Marina Bank and Common Stock for items related to the Company.

During 1997, the Company adjusted the valuation allowance for $97 for items related to Marina Bank (credited to Goodwill) and $250 for items related to the Company (credited to Common Stock). As of December 31, 1997, the valuation allowance was comprised of $61 relating to items acquired from Marina Bank and $161 for items relating to the Company before the quasi-reorganization. If recognized, these amounts will be credited to Goodwill and Common Stock, respectively.

The Bank has net operating loss carryforwards of approximately $1,692 and $465 for federal income and state franchise tax purposes, respectively. Net operating loss carryforwards, to the extent not used, will expire in varying amounts through 2012.

Due to ownership changes that have occurred at the Bank, the net loss carryforwards reported, and the related deferred tax assets, have been reduced to those allowable under Internal Revenue Code Section 382.

                    FIRST COASTAL BANCSHARES AND SUBSIDIARY

                           DECEMBER 31, 1997 AND 1996

NOTE F -- INCOME TAXES (CONTINUED)
A comparison of the federal statutory income tax rates to the Company's effective income tax rates follow:

                                                    1997               1996
                                               ---------------    ---------------
                                               AMOUNT    RATE     AMOUNT    RATE
                                               ------    -----    ------    -----
Federal Tax Rate.............................   $ 53      34.0%    $(42)    (34.0)%
California Franchise Taxes, Net of Federal
  Tax Benefit................................     17      11.0       (4)     (3.3)
Change in Valuation Allowance................     27      17.4       36      29.3
Nondeductible Goodwill Amortization..........     24      15.5       --        --
Other Items -- Net...........................    (26)    (16.6)      11       8.8
                                                ----     -----     ----     -----
Company's Effective Rate.....................   $ 95      61.3%    $  1       0.8%
                                                ====     =====     ====     =====

NOTE G -- COMMITMENTS AND CONTINGENCIES

The Bank leases its El Segundo facility from a partnership which includes a director of the Bank. The lease expires in 2003 and includes two five-year options to renew. The rent through July of 1998 is $8,149 per month with a provision calling for market rent thereafter.

At December 31, 1997, approximate future minimum annual rental payments under noncancellable operating lease agreements are as follows:

                                         EL       MARINA
                                       SEGUNDO    DEL REY    TOTAL
                                       -------    -------    -----
1998.................................   $ 98       $ 66      $164
1999.................................     98         66       164
2000.................................     98         66       164
2001.................................     98         --        98
2002.................................     98         --        98
Thereafter...........................     41         --        41
                                        ----       ----      ----
Total Minimum Payments Required......   $531       $198      $729
                                        ====       ====      ====

Total rent expense included in the statements of operations is approximately $133 for 1997 and $103 for 1996.

In the normal course of business, the Bank enters into financial commitments to meet the financing needs of its customers. These financial commitments include commitments to extend credit. Those instruments involve to varying degrees, elements of credit and interest rate risk not recognized in the statement of financial position.

The Bank's exposure to credit loss in the event of nonperformance on commitments to extend credit is represented by the contractual amount of those instruments. The Bank

                    FIRST COASTAL BANCSHARES AND SUBSIDIARY

                           DECEMBER 31, 1997 AND 1996

NOTE G -- COMMITMENTS AND CONTINGENCIES (CONTINUED) uses the same credit policies in making commitments as it does for loans reflected in the financial statements.

As of December 31, 1997, the Bank had commitments to extend credit of $3,009 whose contractual amount represents credit risk.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Bank is based on management's credit evaluation of the customer.

The Bank is involved in various litigation which has arisen in the ordinary course of its business. In the opinion of management, the disposition of such pending litigation will not have a material effect on the Bank's financial statements.

NOTE H -- STOCK OPTION PLAN

The Company applies Accounting Principles Board Opinion No. 25 and related Interpretations in accounting for its stock option plan. Accordingly, no compensation cost has been recognized for its stock option plan. Had compensation costs for this plan been determined based on the fair value at the grant dates consistent with the method of SFAS No. 123, the impact would not have materially affected net income.

In 1984, the Bank adopted a stock option plan under which the Bank's common shares may be issued to officers and key employees at not less than 100% of fair market value at the date the options were granted. This plan expired in 1994. During 1996, all outstanding options (10,000 at $27.50 per share) were forfeited.

In 1996, the Bank adopted a stock option plan under which 85,000 of the common shares may be issued to directors, officers and key employees at not less than 100% of fair market value at the date the options are granted. Upon formation of the Company, this plan converted to the stock option plan of the Company.

During 1997, the Company granted options for 5,000 shares at an exercise price of $5.75, of which 1,000 were exercisable at December 31, 1997. These options expire in 2002. The fair value of these options was $1.40, estimated on the date of grant using the Black-Scholes option pricing model and assuming a risk free rate of 5.81%, disregarding any volatility and an expected life of 5 years.

NOTE I -- PREFERRED STOCK

During 1997, the Company issued 430,000 shares of Series A 10% Cumulative Convertible Preferred Stock. The Preferred Stock is perpetual in duration and is senior to the Common Stock with respect to dividends and upon liquidation, dissolution or winding-up. The liquidation preference is $6.75 per share, plus any dividends accrued and unpaid.

                    FIRST COASTAL BANCSHARES AND SUBSIDIARY

                           DECEMBER 31, 1997 AND 1996

NOTE I -- PREFERRED STOCK (CONTINUED)
Holders of Preferred Stock have the right, at their option, to convert their shares of Preferred Stock into shares of Common Stock at an exchange ratio of one share of Common Stock per share of Preferred Stock. The Preferred Stock may be redeemed by the Company after June 30, 1998. The redemption price is equal to $6.89 until July 14, 2000, $6.82 until July 14, 2001 and $6.75 thereafter.

NOTE J -- PRIVATE PLACEMENT CAPITAL OFFERINGS

During 1995, the Bank entered into an Agreement for Stock Purchase with an investor group to sell a maximum of 450,000 shares at a price of $5.00 per share. The investor group purchased 166,000 of these shares in 1995 and 284,000 in 1996. The Bank also issued to the investor group warrants to purchase 225,000 shares at $5.00 per share. The warrants expire May 31, 1999 and are now exercisable in the Common Stock of the Company.

NOTE K -- EARNINGS PER SHARE (EPS)

The following is a reconciliation of net income (loss) and shares outstanding to the income (loss) and number of shares used to compute EPS:

                                                      1997               1996
                                                ----------------   -----------------
                                                INCOME   SHARES    INCOME    SHARES
                                                ------   -------   ------   --------
Net Income as Reported........................  $  60         --   $(124)         --
Shares Outstanding at Year End................     --    677,052      --     585,196
Impact of Weighting Shares Traded During the
  Year........................................     --    (38,062)     --    (185,813)
Dividends on Preferred Stock..................   (155)        --      --          --
                                                -----    -------   -----    --------
          Used in Basic EPS...................  $ (95)   638,990   $(124)    399,383
                                                =====    =======   =====    ========

The effect of outstanding warrants, options and conversion features of the preferred stock were not included as their effect would be antidilutive due to the loss used for basic EPS.

NOTE L -- MERGER WITH MARINA BANK

On June 26, 1997, the Company acquired 100% of the outstanding common stock of Marina Bank (MB) for approximately $4,126 in cash (including transaction costs). MB had total assets of approximately $20,864. The acquisition was accounted for using the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16. "Business Combinations". Under this method of accounting, the purchase price was allocated to the assets acquired and deposits and liabilities assumed based on their fair values as of the acquisition date, which were not materially different from their book values. The financial statements include the operations of MB from the date of the acquisition. Goodwill arising from the transaction totaled approximately $2,083 and is being amortized over fifteen years on a straight-line basis.

                    FIRST COASTAL BANCSHARES AND SUBSIDIARY

                           DECEMBER 31, 1997 AND 1996

NOTE L -- MERGER WITH MARINA BANK (CONTINUED)
The following table sets forth selected unaudited pro forma combined financial information of the Company and MB for the years ended December 31, 1997 and 1996. The pro forma operating data reflects the effect of the acquisition of MB as if it was consummated at the beginning of each year presented. The pro forma results are not necessarily indicative of the results that would have occurred had the acquisition been in effect for the full years presented, nor are they necessarily indicative of the results of future operations.

                                                          YEAR ENDED
                                                         DECEMBER 31,
                                                       ----------------
                                                        1997      1996
                                                       ------    ------
Interest and Noninterest Income......................  $4,472    $4,960
Net Loss.............................................  $ (523)   $ (177)
Net Loss Per Share -- Basic..........................  $(1.30)   $(0.75)

These proforma disclosures include adjustment to interest income from the payment of the purchase price in cash, goodwill amortization and adjustments to net income per share to reflect the issuance of preferred and common stock to fund the purchase. No adjustments have been reflected in these amounts for the expected cost savings to be derived from this merger.

NOTE M -- QUASI-REORGANIZATION AND HOLDING COMPANY FORMATION

With the consent of the Office of the Comptroller of the Currency (the "OCC") and the Company's shareholders, the Company adjusted its capital accounts through a quasi-reorganization. As of July 1, 1997, the Company eliminated its accumulated deficit and unrecognized loss on available for sale securities through a reduction of its capital account by the same amount.

                    FIRST COASTAL BANCSHARES AND SUBSIDIARY

                           DECEMBER 31, 1997 AND 1996

NOTE M -- QUASI-REORGANIZATION AND HOLDING COMPANY FORMATION (CONTINUED)
The results of operations of the Company for the periods before and after the quasi-reorganization are summarized as follows:

                                                UNAUDITED
                                   -----------------------------------
                                   JANUARY 1, 1997     JULY 1, 1997           FOR THE
                                       THROUGH            THROUGH           YEAR ENDED
                                    JUNE 30, 1997    DECEMBER 31, 1997   DECEMBER 31, 1997
                                   ---------------   -----------------   -----------------
Interest Income..................      $1,127             $2,045              $3,172
Interest Expense.................         293                594                 887
                                       ------             ------              ------
Net Interest Income..............         834              1,451               2,285
Provision for Loan Losses........          25                 --                  25
                                       ------             ------              ------
Net Interest Income After
  Provision for Loan Losses......         809              1,451               2,260
Noninterest Income...............          70                175                 245
Noninterest Expenses.............         966              1,384               2,350
                                       ------             ------              ------
Income (Loss) Before Income
  Taxes..........................         (87)               242                 155
Income Tax Provision.............           1                 94                  95
                                       ------             ------              ------
Net Income (Loss)................      $  (88)            $  148              $   60
                                       ======             ======              ======
EPS -- Basic.....................      $(0.15)            $   --              $(0.15)

During 1997, First Coastal Bancshares acquired First Coastal Bank, N.A. by issuing 430,000 shares of preferred stock and 685,196 shares of common stock for all outstanding shares of the Bank's preferred and common stock. There was no cash involved in this transaction. The acquisition was accounted for as a pooling of interest and the consolidated financial statements contained herein have been restated to give full affect to this transaction.

                    FIRST COASTAL BANCSHARES AND SUBSIDIARY

                           DECEMBER 31, 1997 AND 1996

NOTE N -- CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY ONLY

First Coastal Bancshares operates First Coastal Bank. The earnings of the subsidiary are recognized on the equity method of accounting. Condensed financial statements of the parent company only are presented below:

                            CONDENSED BALANCE SHEET

                                                    DECEMBER 31,
                                                        1997
                                                    ------------
ASSETS:
  Cash............................................     $  163
  Investment in First Coastal Bank, N.A...........      5,817
  Other Assets....................................        101
                                                       ------
                                                       $6,081
                                                       ======

LIABILITIES:
  Other Liabilities...............................     $   71
                                                       ------
          TOTAL LIABILITIES.......................         71
  SHAREHOLDERS' EQUITY............................      6,010
                                                       ------
                                                       $6,081
                                                       ======

                         CONDENSED STATEMENT OF INCOME

                                                    PERIOD ENDED
                                                    DECEMBER 31,
                                                        1997
                                                    ------------
INCOME:
  Dividends from Subsidiary.......................      $149
                                                        ----
          TOTAL INCOME............................       149
EXPENSES:
  Other...........................................         3
                                                        ----
          TOTAL EXPENSES..........................         3
                                                        ----
INCOME BEFORE EQUITY IN UNDISTRIBUTED INCOME OF
  SUBSIDIARY......................................       146
EQUITY IN UNDISTRIBUTED INCOME OF SUBSIDIARY......         2
                                                        ----
          NET INCOME..............................      $148
                                                        ====

                    FIRST COASTAL BANCSHARES AND SUBSIDIARY

                           DECEMBER 31, 1997 AND 1996

NOTE N -- CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY ONLY (CONTINUED)
                       CONDENSED STATEMENT OF CASH FLOWS

                                                              PERIOD ENDED
                                                              DECEMBER 31,
                                                                  1997
                                                              ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Income................................................      $148
  Noncash Items Included in Net Income:
     Equity in Income of Subsidiary.........................      (151)
     Change in Other Assets and Liabilities.................       (36)
                                                                  ----
          NET CASH USED IN OPERATING ACTIVITIES.............       (39)
CASH FLOWS FROM INVESTING ACTIVITY:
  Dividends and Capital Infusion Received from Subsidiary...       384
                                                                  ----
          NET CASH PROVIDED BY INVESTING ACTIVITIES.........       384
CASH FLOWS FROM FINANCING ACTIVITIES:
  Shares Retired............................................       (98)
  Dividends Paid............................................       (84)
                                                                  ----
          NET CASH USED IN FINANCING ACTIVITIES.............      (182)
                                                                  ----
NET INCREASE IN CASH AND CASH EQUIVALENTS...................       163
CASH AND CASH EQUIVALENTS, AT BEGINNING OF YEAR.............        --
                                                                  ----
CASH AND CASH EQUIVALENTS AT ENDING OF YEAR.................      $163
                                                                  ====

NOTE O -- FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the amount at which the asset or obligation could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the entire holdings of a particular financial instrument. Because no market value exists for a significant portion of the financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature, involve uncertainties and matters of judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on financial instruments both on and off the balance sheet without attempting to estimate the value of anticipated future business, and the value of assets and liabilities that are not considered financial instruments. Additionally, tax

                    FIRST COASTAL BANCSHARES AND SUBSIDIARY

                           DECEMBER 31, 1997 AND 1996

NOTE O -- FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED) consequences related to the realization of the unrealized gains and losses can have a potential effect on fair value estimates and have not been considered in many of the estimates.

The following methods and assumptions were used to estimate the fair value of significant financial instruments:

FINANCIAL ASSETS

The carrying amounts of cash and due from banks, federal funds sold and interest-bearing deposits, are considered to approximate fair value due to the short-term nature of these financial instruments. The fair values of investment securities available for sale are generally based on quoted market prices. The fair value of loans are estimated using a combination of techniques, including discounting estimated future cash flows and quoted market prices of similar instruments where available.

FINANCIAL LIABILITIES

The carrying amounts of deposit liabilities payable on demand and other borrowed funds are considered to approximate fair value due to the short-term nature of these financial instruments. For fixed maturity deposits, fair value is estimated by discounting estimated future cash flows using rates currently offered for deposits of similar remaining maturities.

OFF-BALANCE SHEET FINANCIAL INSTRUMENTS

The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements. The fair value of these financial instruments are not material.

The estimated fair value of financial instruments at December 31 are summarized as follows:

                                               1997                   1996
                                        -------------------    -------------------
                                        CARRYING     FAIR      CARRYING     FAIR
                                         VALUE       VALUE      VALUE       VALUE
                                        --------    -------    --------    -------
FINANCIAL ASSETS:
  Cash and Due From Banks.............  $ 2,629     $ 2,629    $ 1,836     $ 1,836
  Federal Funds Sold..................  $   325     $   325    $   675     $   675
  Interest-Bearing Deposits...........  $    --     $    --    $    99     $    99
  Investment Securities...............  $10,183     $10,183    $ 6,994     $ 6,994
  Loans...............................  $39,230     $39,277    $15,878     $15,783

FINANCIAL LIABILITIES:
  Deposits............................  $45,265     $45,271    $22,948     $22,947
  Repurchase Agreements...............  $ 4,550     $ 4,550    $    --     $    --

                    FIRST COASTAL BANCSHARES AND SUBSIDIARY

                           DECEMBER 31, 1997 AND 1996

NOTE P -- REGULATORY MATTERS

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997, that the Company and the Bank meet all capital adequacy requirements to which it is subject.

As of December 31, 1997, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action (there are no conditions or events since that notification that management believes have changed the Bank's category). To be categorized as well-capitalized, the Bank must maintain minimum ratios as set forth in the table below. The following table also sets forth the Bank's actual capital amounts and ratios (dollar amounts in thousands):

                                                         AMOUNT OF CAPITAL REQUIRED
                                                       -------------------------------
                                                           TO BE
                                                         ADEQUATELY      TO BE WELL-
                                          ACTUAL        CAPITALIZED      CAPITALIZED
                                      --------------   --------------   --------------
                                      AMOUNT   RATIO   AMOUNT   RATIO   AMOUNT   RATIO
                                      ------   -----   ------   -----   ------   -----
AS OF DECEMBER 31, 1997:
  Total Capital (to Risk-Weighted
     Assets)........................  $4,372   10.8%   $3,240    8.0%   $4,050   10.0%
  Tier 1 Capital (to Risk-Weighted
     Assets)........................  $3,864    9.5%   $1,620    4.0%   $2,430    6.0%
  Tier 1 Capital (to Average
     Assets)........................  $3,864    7.8%   $1,994    4.0%   $2,493    5.0%
AS OF DECEMBER 31, 1996:
  Total Capital (to Risk-Weighted
     Assets)........................  $3,095   17.1%   $1,451    8.0%   $1,813   10.0%
  Tier 1 Capital (to Risk-Weighted
     Assets)........................  $2,866   15.8%   $  725    4.0%   $1,088    6.0%
  Tier 1 Capital (to Average
     Assets)........................  $2,866   10.7%   $1,069    4.0%   $1,337    5.0%

                    FIRST COASTAL BANCSHARES AND SUBSIDIARY

                           DECEMBER 31, 1997 AND 1996

NOTE P -- REGULATORY MATTERS (CONTINUED)
The Company is subject to similar requirements administered by its primary regulator, the Federal Reserve Board. Its total capital to risk-weighted assets, Tier 1 capital to risk-weighted assets and Tier 1 capital to average assets was 11.3%, 6.2% and 5.0%, respectively, at December 31, 1997.

The Bank is restricted as to the amount of dividends which can be paid. Dividends declared by national banks that exceed the net income (as defined) for the current year plus retained net income for the preceding two years must be approved by the OCC. The Bank may not pay dividends that would result in its capital levels being reduced below the minimum requirements shown above.

Banking regulations require that all banks maintain a percentage of their deposits in cash or as reserves at the Federal Reserve Bank. These reserve requirements were approximately $770 and $785 at December 31, 1997 and 1996, respectively.

NOTE Q -- SUBSEQUENT EVENTS

On August 3, 1998, the Company entered into an agreement to purchase American Independent Bank, N.A. (AIB) for approximately $6.4 million. AIB had total assets of $33.7 million, total deposits of $30.2 million and stockholders' equity of $3.3 million as of December 31, 1997. The purchase is subject to AIB shareholder approval as well as approval of the OCC and FRB.

During 1998, the Company's shareholders approved a one-for-five split of its common stock. All per share data in these financial statements and notes has been adjusted for this split.

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
American Independent Bank, N.A.

We have audited the accompanying balance sheet of American Independent Bank, N.A. as of December 31, 1997, and the related statements of income, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Independent Bank, N.A. as of December 31, 1997, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                          VAVRINEK, TRINE, DAY & CO., LLP

January 29, 1998
Laguna Hills, California

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
American Independent Bank, N.A.
Gardena, California

We have audited the accompanying balance sheet of American Independent Bank, N.A. as of December 31, 1996, and the related statements of income, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Independent Bank, N.A. as of December 31, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          McGLADREY & PULLEN, LLP

Pasadena, California
January 24, 1997

                        AMERICAN INDEPENDENT BANK, N.A.

                                 BALANCE SHEETS
           SEPTEMBER 30, 1998 (UNAUDITED), DECEMBER 31, 1997 AND 1996

                                                     SEPTEMBER 30,
                                                         1998           1997          1996
                                                     -------------   -----------   -----------
                                                      (UNAUDITED)
                                            ASSETS
Cash and due from banks (Note 2)...................   $ 4,181,972    $ 3,730,909   $ 3,585,311
Federal funds sold.................................     7,005,000      3,920,000     2,000,000
Interest-bearing deposits in other financial
  institutions.....................................       693,000        396,000       495,000
                                                      -----------    -----------   -----------
          CASH AND CASH EQUIVALENTS................    11,879,972      8,046,909     6,080,311
Securities held to maturity (Note 3)...............     4,000,000      3,500,000     4,200,000
Loans, net (Notes 4, 5, and 10)....................    20,716,025     20,913,707    18,980,786
Leasehold improvements and equipment, net (note
  6)...............................................       376,944        361,441       212,796
Other real estate owned............................        80,994        129,529        48,535
Accrued interest receivable........................       225,946        237,521       181,009
Prepaid expenses and other assets (Notes 3 and
  8)...............................................       314,148        510,323       416,501
                                                      -----------    -----------   -----------
                                                      $37,594,029    $33,699,430   $30,119,938
                                                      ===========    ===========   ===========
                             LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
  Deposits (Note 7):
     Demand........................................   $13,908,467    $12,700,891   $12,877,298
     Savings and NOW...............................    12,309,142     11,391,666     9,068,923
     Other time....................................     7,377,288      6,113,917     5,024,127
                                                      -----------    -----------   -----------
          TOTAL DEPOSITS...........................    33,594,897     30,206,474    26,970,348
  Accrued interest payable and other liabilities
     (Note 8)......................................       488,099        182,823       153,425
                                                      -----------    -----------   -----------
          TOTAL LIABILITIES........................    34,082,996     30,389,297    27,123,773
Commitments and Contingencies (Note 9)
Stockholders' Equity (Notes 11, 13 and 14)
  Common stock, $1 par value; authorized 6,500,000
     shares; issued and outstanding 890,689 shares
     in 1997; and 885,048 shares in 1996...........       910,689        890,689       885,048
  Surplus..........................................     3,148,200      3,114,200     3,107,598
  Accumulated deficit..............................      (547,856)      (694,756)     (996,481)
                                                      -----------    -----------   -----------
          TOTAL STOCKHOLDERS' EQUITY...............     3,511,033      3,310,133     2,996,165
                                                      -----------    -----------   -----------
                                                      $37,594,029    $33,699,430   $30,119,938
                                                      ===========    ===========   ===========

   The accompanying notes are an integral part of these financial statements.

                        AMERICAN INDEPENDENT BANK, N.A.

                              STATEMENTS OF INCOME
     FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997 (UNAUDITED) AND
                   THE YEARS ENDED DECEMBER 31, 1997 AND 1996

                                          NINE MONTHS ENDED
                                            SEPTEMBER 30,
                                       ------------------------
                                          1998          1997          1997          1996
                                       ----------    ----------    ----------    ----------
Interest and fees on loans...........  $1,832,357    $1,726,095    $2,298,700    $1,952,969
Interest on investment securities and
  deposits in other financial
  institutions.......................     216,502       241,164       307,025       203,076
Interest on federal funds sold.......     185,581        83,642       162,133       229,102
                                       ----------    ----------    ----------    ----------
                                        2,234,440     2,050,901     2,767,858     2,385,147
Interest expense on deposits.........     446,338       350,706       480,074       440,184
                                       ----------    ----------    ----------    ----------
          NET INTEREST INCOME........   1,788,102     1,700,195     2,287,784     1,944,963
Provision for loan losses (Note 5)...      92,500            --            --        35,000
                                       ----------    ----------    ----------    ----------
          NET INTEREST INCOME AFTER
             PROVISION FOR LOAN
             LOSSES..................   1,695,602     1,700,195     2,287,784     1,909,963
Other income:
  Service charges and other fees.....     438,833       454,597       595,588       583,231
  Other..............................      64,460        38,654        54,798       134,260
                                       ----------    ----------    ----------    ----------
                                          503,293       493,251       650,386       717,491
                                       ----------    ----------    ----------    ----------
Other expenses:
  Salary, wages and employees
     benefits........................     792,166       814,755     1,068,293       992,507
  Occupancy expenses (Note 9)........     220,058       218,385       298,437       303,463
  Data processing....................     151,396       168,888       216,699       201,929
  Equipment rentals, depreciation and
     maintenance.....................     146,284        90,762       133,080        98,049
  Professional fees..................     162,057       163,169       208,642       133,107
  Other..............................     475,823       378,420       523,152       487,850
                                       ----------    ----------    ----------    ----------
                                        1,947,784     1,834,379     2,448,303     2,216,905
                                       ----------    ----------    ----------    ----------
          INCOME BEFORE INCOME
             TAXES...................     251,111       359,067       489,867       410,549
Income taxes (Note 8)................     104,211       130,847       188,142           800
                                       ----------    ----------    ----------    ----------
          NET INCOME.................  $  146,900    $  228,220    $  301,725    $  409,749
                                       ==========    ==========    ==========    ==========
PER SHARE DATA -- NOTE 12
  Net income -- Basic................  $     0.16    $     0.26    $     0.34    $     0.47
  Net income -- Diluted..............  $     0.15    $     0.26    $     0.34    $     0.47

   The accompanying notes are an integral part of these financial statements.

                        AMERICAN INDEPENDENT BANK, N.A.

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
          FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 (UNAUDITED) AND
                   THE YEARS ENDED DECEMBER 31, 1997 AND 1996

                                      COMMON                 ACCUMULATED
                                      STOCK      SURPLUS       DEFICIT       TOTAL
                                     --------   ----------   -----------   ----------
BALANCE, JANUARY 1, 1995...........  $862,048   $3,061,598   $(1,406,230)  $2,517,416
  Exercise of warrants at $3.00 per
     share (Note 14)...............    23,000       46,000                     69,000
  Net income.......................                              409,749      409,749
                                     --------   ----------   -----------   ----------
BALANCE, DECEMBER 31, 1996.........   885,048    3,107,598      (996,481)   2,996,165
  Exercise of warrants at $3.50 per
     share (Note 14)...............       641        1,602                      2,243
  Exercise of stock options........     5,000        5,000                     10,000
  Net income.......................                              301,725      301,725
                                     --------   ----------   -----------   ----------
BALANCE, DECEMBER 31, 1997.........   890,689    3,114,200      (694,756)   3,310,133
  Exercise of stock options........    20,000       34,000                     54,000
  Net income.......................                              146,900      146,900
                                     --------   ----------   -----------   ----------
BALANCE, SEPTEMBER 30, 1998........  $910,689   $3,148,200   $  (547,856)  $3,511,033
                                     ========   ==========   ===========   ==========

   The accompanying notes are an integral part of these financial statements.

                        AMERICAN INDEPENDENT BANK, N.A.

                            STATEMENTS OF CASH FLOWS
     FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997 (UNAUDITED) AND
                   THE YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                NINE MONTHS ENDED
                                                  SEPTEMBER 30,
                                            --------------------------
                                               1998           1997           1997           1996
                                            -----------    -----------    -----------    -----------
Cash Flows from Operating Activities:
  Net income..............................  $   146,900    $   228,220    $   301,725    $   409,749
  Adjustments to reconcile net income to
     net cash provided by operating
     activities:
     Depreciation, amortization and
       accretion..........................       82,567         65,302         92,485         72,471
     Provision for loan losses............       92,500             --             --         35,000
     (Gain) loss on sale of other real
       estate owned, net..................          640             --             --        (25,895)
     Increase (decrease) in unearned net
       loan fees..........................        9,675         (7,463)       (11,605)        10,652
     (Increase) decrease in accrued
       interest receivable................       11,575        (37,293)       (56,512)       (75,063)
     (Increase) decrease in prepaid
       expenses and other assets..........      196,175       (106,899)       (92,087)       (41,089)
     Increase in accrued interest payable
       and other liabilities..............      305,276        135,700         27,663         15,011
                                            -----------    -----------    -----------    -----------
          NET CASH PROVIDED BY OPERATING
            ACTIVITIES....................      845,308        277,567        261,669        400,836
Cash Flows from Investing Activities:
  Net (increase) decrease in
     interest-bearing deposits in other
     financial institutions...............     (297,000)        99,000         99,000        397,000
  Net (increase) decrease in federal funds
     sold.................................   (3,085,000)    (2,680,000)    (1,920,000)       335,000
  Purchase of securities held to
     maturity.............................   (3,000,000)    (1,500,000)    (2,000,000)    (6,000,000)
  Proceeds from maturities or calls of
     securities held to maturity..........    2,500,000      1,200,000      2,700,000      3,500,000
  Net increase in loans...................       95,507       (520,606)    (2,002,310)    (2,205,309)
  Proceeds from the sale of other real
     estate owned.........................       47,895             --             --        249,640
  Purchase of leasehold improvements and
     equipment............................      (98,070)      (233,752)      (241,130)      (109,749)
  Payments on other real estate
     acquired.............................           --             --             --        (57,730)
                                            -----------    -----------    -----------    -----------
          NET CASH USED IN INVESTING
            ACTIVITIES....................   (3,836,668)    (3,635,358)    (3,364,440)    (3,891,148)
Cash Flows from Financing Activities:
  Net increase in deposits................    3,388,423      4,641,402      3,236,126      2,197,092
  Proceeds from exercise of stock
     options..............................       54,000         10,000         10,000             --
  Proceeds from exercise of warrants......           --             --          2,243         69,000
                                            -----------    -----------    -----------    -----------
          NET CASH PROVIDED BY FINANCING
            ACTIVITIES....................    3,442,423      4,651,402      3,248,369      2,266,092
          INCREASE (DECREASE) IN CASH AND
            DUE FROM BANKS................      451,063      1,293,611        145,598     (1,224,220)
Cash and Due From Banks
  Beginning...............................    3,730,909      3,585,311      3,585,311      4,809,531
                                            -----------    -----------    -----------    -----------
  Ending..................................  $ 4,181,972    $ 4,878,922    $ 3,730,909    $ 3,585,311
                                            ===========    ===========    ===========    ===========
Supplemental Schedule of Noncash Investing
  and Financing Activities
Other real estate acquired in settlement
  of loans................................  $        --    $    80,994    $    80,994    $    45,296
                                            ===========    ===========    ===========    ===========

   The accompanying notes are an integral part of these financial statements.

                        AMERICAN INDEPENDENT BANK, N.A.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

American Independent Bank, N.A. provides a full range of banking services to its commercial and consumer customers through two branches located in the cities of Gardena and Burbank, California.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND DUE FROM BANKS

For the purposes of reporting cash flows, cash and due from banks includes cash on hand and amounts due from banks (including cash items in the process of clearing). Cash flows from loans originated by the Bank, deposits and federal funds sold are reported net.

The Bank maintains amounts due from banks which exceed federally insured limits. The Bank has not experienced any losses in such accounts.

During 1997 and 1996, the Bank paid interest and income taxes as follows:

                             1997        1996
                           --------    --------
Interest.................  $425,409    $421,251
Income taxes.............  $100,800    $    800

SECURITIES HELD TO MATURITY

Securities held to maturity are those debt securities the Bank has both the ability and intent to hold to maturity, regardless of changes in market condition, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for amortization of premium and accretion of discount, computed by the interest method over their contractual lives.

The sale of a security within three months of its maturity date or after at least 85% of the principal outstanding has been collected is considered a maturity for purposes of classification and disclosure.

LOANS

Loans are stated at the amount of unpaid principal, reduced by unearned discount and fees and an allowance for possible loan losses.

The allowance for loan losses is maintained at a level management considers adequate to provide for losses that can be reasonable anticipated. The allowance is increased, when required, by provisions charged to operating expense and reduced by net charge-offs. The

                        AMERICAN INDEPENDENT BANK, N.A.

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Bank makes continuous credit reviews of the loan portfolio and considers current economic conditions, historical loan loss experience and other factors in determining the adequacy of the allowance. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, the Office of the Comptroller of the Currency (OCC), as an integral part of its examination process, reviews the allowance for loans losses. This agency may require additions to the allowance based on their judgment about information available at the time of their examination.

Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. A loan is impaired when it is probable the creditor will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses.

INTEREST AND FEES ON LOANS

Interest on loans is accrued daily on the outstanding balances. Accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When the accrual of interest is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

Loan origination fees and certain direct loan origination costs are being deferred and the net amount amortized as an adjustment of the related loans' yield. The Bank is generally amortizing these amounts over the contractual life of the loan.

LEASEHOLD IMPROVEMENTS AND EQUIPMENT

Leasehold improvements and equipment are stated at cost less accumulated depreciation. Depreciation of equipment is computed on the straight-line method over the estimated useful lives of the assets.

                                         YEARS
                                         ------
Furniture and equipment................  5 - 10
Automobiles............................   4 - 5

Improvements to leased property are amortized over the lesser of the life of the lease or life of the improvements.

OTHER REAL ESTATE OWNED

Other real estate owned (OREO) represents acquired through foreclosure or other proceedings. OREO is held for sale and is recorded at the lower of the recorded amount of the loan or fair value of the properties less estimated costs of disposal. Any write-down to

                        AMERICAN INDEPENDENT BANK, N.A.

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) fair value at the time of transfer to OREO is charges to the allowance for loan losses. Property is evaluated regularly to ensure the recorded amount is supported by its current fair value. Valuation allowances to reduce the carrying amount to fair value less estimated costs to dispose are recorded in other expenses.

COST IN EXCESS OF NET ASSETS ACQUIRED

The cost in excess of the fair value of net assets acquired is being amortized over a period of ten years. As of December 31, 1997 and 1996, the remaining unamortized balance is approximately $44,000 and $50,000, respectively.

INCOME TAXES

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards. Deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

COMPREHENSIVE INCOME

The Bank has no items of other comprehensive income. Accordingly, total comprehensive income is the same as net income and no separate statement of comprehensive income is provided.

FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 107 specifies the disclosure of the estimated fair value of financial instruments. The Bank's estimated fair value amounts are reflected in Note 15 and have been determined by the Bank using available market information and appropriate valuation methodologies.

However, considerable judgment is required to develop the estimates of fair value. Accordingly, the estimates presented in Note 15 are not necessarily indicative of the amounts the Bank could have realized in a current market exchange as of December 31, 1997 and 1996. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since the balance sheet date and, therefore, current estimates of fair value may differ significantly from the amounts presented in the accompanying Notes.

                        AMERICAN INDEPENDENT BANK, N.A.

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
EARNINGS PER SHARES (EPS)

Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

RECLASSIFICATIONS

Certain reclassifications were made to prior years' presentations to conform to the current year. These reclassifications are of a normal recurring nature.

CURRENT ACCOUNTING PRONOUNCEMENTS

In June 1997, the Financial Accounting Standards Board issued Statement No. 130, "Reporting Comprehensive Income". This statement, which is effective for the year ending December 31, 1998, establishes standards of disclosure and financial statement display for reporting comprehensive income and its components.

In June 1997, the Financial Accounting Standards Board issued Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information." This statement changes current practice under SFAS 14 by establishing a new framework on which to base segment reporting (referred to as the management approach) and also requires certain related disclosures about products and services, geographic areas and major customers. The disclosures are required for the year ending December 31, 1998.

NOTE 2. RESTRICTIONS ON CASH AND DUE FROM BANKS

The Bank is required to maintain reserve balances in cash with the Federal Reserve Bank of San Francisco. The total of those reserve balances was approximately $100,000 and $139,000 at December 31, 1997 and 1996, respectively.

NOTE 3. SECURITIES HELD TO MATURITY

The amortized cost and fair value of securities being held to maturity as of December 31, 1997 and 1996 are as follows:

                                                            1997
                                      -------------------------------------------------
                                                     GROSS        GROSS
                                      AMORTIZED    UNREALIZED   UNREALIZED      FAIR
                                         COST        GAINS       (LOSSES)      VALUE
                                      ----------   ----------   ----------   ----------
U.S. Government agencies (mature in
  1998 - 2000)......................  $3,500,000      $319       $(1,875)    $3,498,444
                                      ==========      ====       =======     ==========

                        AMERICAN INDEPENDENT BANK, N.A.

NOTE 3. SECURITIES HELD TO MATURITY (CONTINUED)

                                                            1996
                                      -------------------------------------------------
                                                     GROSS        GROSS
                                      AMORTIZED    UNREALIZED   UNREALIZED      FAIR
                                         COST        GAINS       (LOSSES)      VALUE
                                      ----------   ----------   ----------   ----------
U.S. Government agencies (mature in
  1998 - 2001)......................  $4,200,000      $844       $(21,036)   $4,179,808
                                      ==========      ====       ========    ==========

Investment securities with an amortized cost of $600,000 at December 31, 1997 and 1996, respectively, are pledged as collateral or for other purposes as required or permitted by law. Federal Reserve bank stock of $94,150 and $80,600 as of December 31, 1997 and 1996, respectively, is included in prepaid expenses and other assets.

NOTE 4. LOANS

The Bank's loan portfolio consists primarily of loans to borrowers within the Los Angeles County area of Southern California. Although the Bank seeks to avoid concentrations of loans to a single industry or based upon a single class of collateral, real estate and real estate associated businesses are among the principal industries in the Bank's market area and, as a result, the Bank's loan and collateral portfolios are, to some degree, concentrated in those industries.

The composition of loans at December 31 is as follows:

                                                   1997          1996
                                                -----------   -----------
Commercial....................................  $ 7,934,564   $ 4,881,022
Real estate -- construction...................    2,019,668       153,593
Real estate -- other..........................    8,917,906    12,084,627
Consumer......................................    2,320,605     2,196,236
                                                -----------   -----------
                                                 21,192,743    19,315,478
Less:
  Allowance for loan losses...................     (216,202)     (260,253)
  Unearned net loan fees......................      (62,834)      (74,439)
                                                -----------   -----------
                                                $20,913,707   $18,980,786
                                                ===========   ===========

IMPAIRED LOANS

Information about impaired loans as of and for the years ended December 31 is as follows:

                                                       1997       1996
                                                     --------   --------
Impaired loans.....................................  $545,000   $525,000
                                                     ========   ========
Related allowance for loan losses..................  $ 68,000   $ 28,000
                                                     ========   ========
Average balance....................................  $422,000   $730,000
                                                     ========   ========
Interest income recognized.........................      None   $ 79,000
                                                     ========   ========

                        AMERICAN INDEPENDENT BANK, N.A.

NOTE 4. LOANS (CONTINUED)
The Bank is not committed to lend additional funds to debtors whose loans have been modified.

NOTE 5. ALLOWANCE FOR LOAN LOSSES

Changes in the allowance for loan losses for years ended December 31 are as follows:

                                                       1997       1996
                                                     --------   --------
Balance, beginning.................................  $260,253   $318,701
  Charge-offs, net.................................   (44,051)   (93,448)
  Provision for loan losses........................        --     35,000
                                                     --------   --------
Balance, ending....................................  $216,202   $260,253
                                                     ========   ========

NOTE 6. LEASEHOLD IMPROVEMENTS AND EQUIPMENT

The major classes of leasehold improvements and equipment and the total accumulated depreciation and amortization at December 31 are as follows:

                                                     1997        1996
                                                   ---------   ---------
Leasehold improvement............................  $ 129,582   $ 115,187
Furniture and equipment..........................    604,785     345,378
Automobiles......................................     67,533      66,335
Construction in progress.........................         --      33,755
                                                   ---------   ---------
                                                     801,900     560,655
Less accumulated depreciation and amortization...   (440,459)   (347,859)
                                                   ---------   ---------
                                                   $ 361,441   $ 212,796
                                                   =========   =========

NOTE 7. DEPOSITS

At December 31, 1997, the scheduled maturities of time deposits are as follows:

Due in one year............................................  $5,876,666
Due in one year or more....................................     237,251
                                                             ----------
                                                             $6,113,917
                                                             ==========

                        AMERICAN INDEPENDENT BANK, N.A.

NOTE 8. INCOME TAXES

The components of income tax expense are as follows:

                                                           1997     1996
                                                         --------   ----
Current:
  Federal..............................................  $  9,142   $ --
  State................................................    15,000    800
                                                         --------   ----
                                                           24,142    800
Deferred...............................................   164,000     --
                                                         --------   ----
                                                         $188,142   $800
                                                         ========   ====

Net deferred tax assets (liabilities) consists of the following components as of December 31:

                                                      1997        1996
                                                    ---------   --------
Deferred tax liability:
  Cash basis of accounting........................  $(117,000)  $(78,000)
  Allowance for loan losses.......................     (9,000)        --
                                                    ---------   --------
                                                     (126,000)   (78,000)
Deferred tax assets:
  Net operating loss and tax credit
     carryforward.................................     36,000    122,000
  Allowance for loan losses.......................         --     38,000
  Valuation allowance for other real estate
     owned........................................      8,000      8,000
  Other...........................................     30,000     22,000
                                                    ---------   --------
                                                       74,000    190,000
                                                    ---------   --------
Net deferred tax assets (liabilities).............  $ (52,000)  $112,000
                                                    =========   ========

As of December 31, 1997, the Bank has federal tax net operating losses of approximately $69,000 available to offset future taxable income expiring in 2006. The use of this net operating loss is restricted to approximately $7,000 per year until 2006, as it was acquired as part of the acquisition of Burbank National Bank.

NOTE 9. COMMITMENTS AND CONTINGENCIES

CONTINGENCIES

In the normal course of business, the Bank is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the financial statements.

FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit. Those instruments involve, to varying

                        AMERICAN INDEPENDENT BANK, N.A.

NOTE 9. COMMITMENTS AND CONTINGENCIES (CONTINUED) degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheets.

The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. At December 31, 1997 and 1996, the Bank had firm loan commitments of $2,909,000 and $3,020,000, respectively. In addition, the Bank had standby letters of credit of $349,000 outstanding as of December 31, 1997. The bank does not anticipate any material losses as a result of these commitments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held represents real estate and certificates of deposit.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above and is required in instances which the Bank deems necessary.

LEASE COMMITMENT AND RENT EXPENSE

The Bank leases office facilities under lease agreements which require monthly rental payment of $19,728 plus normal repairs and maintenance, property taxes and insurance. One of the facilities is leased from a director. The monthly rental payments to the director are $9,381 ($112,572 per year) and the lease expires in January 2004.

                        AMERICAN INDEPENDENT BANK, N.A.

NOTE 9. COMMITMENTS AND CONTINGENCIES (CONTINUED)
At December 31, 1997, the future lease rentals payable under noncancellable lease commitments for land and buildings having an initial or remaining term of more than one year are as follows:

           YEARS ENDING                AMOUNT
           ------------              ----------
1998...............................  $  222,000
1999...............................     222,000
2000...............................     222,000
2001...............................     223,000
2002...............................     237,000
Thereafter.........................     629,000
                                     ----------
                                     $1,755,000
                                     ==========

Total rent expense included in the statements of income is approximately $227,400 and $236,700 for the years ended December 31, 1997 and 1996, respectively.

NOTE 10. TRANSACTIONS WITH DIRECTORS AND OFFICERS

The Bank has had, and may be expected to have in the future, banking transactions in the ordinary course of business with directors, principal officers, their immediate families and affiliated companies in which whey are principal stockholders (commonly referred to as related parties). In management's opinion, these loans and transactions were on the same terms as those prevailing at the time for comparable loans and transactions with nonrelated parties. Total loans to related parties were approximately $167,000 and $282,000 at December 31, 1997 and 1996, respectively. Non of these loans are past due, nonaccrual or restructured to provide a reduction or deferral of interest or principal because of a deterioration in the financial position of the borrower. There were not loans to a related party that were considered classified loans at December 31, 1997 and 1996.

                        AMERICAN INDEPENDENT BANK, N.A.

NOTE 11. STOCK OPTIONS

The Bank has adopted a stock option plan for officers, directors and key employees. Option prices may not be less than 100% of the fair market value at the date of the grant. Options granted under the stock option plan expire not more than ten years after the date of grant and must be fully paid when exercised.

                                                                 WEIGHTED
                                                                 AVERAGE
                                                                 EXERCISE
                                                       SHARES     PRICE
                                                       -------   --------
Options outstanding at January 1, 1995 issued at
  $2.00 - $3.43 per share............................   84,512    $2.87
Options granted at $3.00 per share...................   57,500     3.00
Options canceled.....................................  (18,000)    3.00
                                                       -------
Options outstanding at December 31, 1996, issued at
  $2.00 - $3.43 per share............................  124,012     2.91
Options granted at $3.00 - $3.75 per share...........   20,000     3.32
Options exercised....................................   (5,000)    2.00
                                                       -------
Options outstanding at December 31, 1997 issued at
  $2.70 - $3.75 per share............................  139,012     3.00
                                                       =======

All stock options outstanding at December 31, 1997 were exercisable with a weighted-average remaining contractual life of 5.5 years.

The Bank applies APB Opinion 25, Accounting for Stock Issued to Employees, and related Interpretation in accounting for its plans. Accordingly, no compensation cost has been recognized. The Bank has elected not to adopt FASB Statement No. 123, "Accounting for Stock-Based Compensation". Had compensation cost for the Bank's stock option plan been determined based on the fair value at the grant dates for awards under this plan consistent with the method of Statement No. 123, the Bank's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                        1997       1996
                                                      --------   --------
Net income...........................  As reported    $301,725   $409,749
                                       Pro forma       266,618    336,749
Per share data -- basic..............  As reported        0.34       0.47
                                       Pro forma          0.30       0.39
Net income -- diluted................  As reported        0.34       0.47
                                       Pro forma          0.30       0.38

The pro forma compensation cost was recognized for the fair value of the stock options granted, which was estimated using the Black-Scholes model with the following assumptions: expected volatility of 25% and risk-free interest rate of 5.81% in 1997 and 5.78% in 1996. The weighted average fair value of these stock options granted in 1997 and 1996 was $1.67 and $1.53, respectively.

                        AMERICAN INDEPENDENT BANK, N.A.

NOTE 12. EARNINGS PER SHARE

The following is a reconciliation of net income and shares outstanding to the income and number of share used to compute EPS (Amounts in thousands except number of shares):

                                                   1997                 1996
                                            ------------------   ------------------
                                             INCOME    SHARES     INCOME    SHARES
                                            --------   -------   --------   -------
Net Income as Reported....................  $301,725             $409,749
Shares Outstanding at Year End............             890,689              885,048
Impact of Weighting Shares Purchased
  During the Year.........................              (2,483)             (20,801)
                                            --------   -------   --------   -------
USED IN BASIC EPS.........................   301,725   888,206    409,749   864,247
Dilutive Effect of Outstanding Stock
  Options.................................               3,803               13,432
                                            --------   -------   --------   -------
USED IN DILUTIVE EPS......................  $301,725   892,009   $409,749   877,679
                                            ========   =======   ========   =======

Warrants to purchase 43,177 and 43,818 shares of common stock at $3.50 and $3.00 per share were outstanding during 1997 and 1996, respectively, but were not included in the computation of diluted EPS because the exercise price was greater than the average market price and considered antidilutive.

NOTE 13. RESTRICTIONS ON RETAINED EARNINGS AND REGULATORY MATTERS

The Bank is restricted as to the amount of dividends which can be paid. Dividends declared by national banks that exceed the net income (as defined) for the current year plus retained net income for the preceding two years must be approved by the Comptroller of the Currency. Regardless of formal regulatory restriction, the Bank may not pay dividends that would result in its capital levels being reduced below the minimum requirements shown below. Also, the Bank is prohibited from paying dividends unless it has positive retained earnings.

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirement can initiate certain mandatory -- and possible additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve qualitative measures of the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997, that the Bank meets all capital adequacy requirements to which it is subject.

                        AMERICAN INDEPENDENT BANK, N.A.

NOTE 13. RESTRICTIONS ON RETAINED EARNINGS AND REGULATORY MATTERS (CONTINUED)
As of December 31, 1997, the most recent notification from the Comptroller of the Currency categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action (there are no conditions or events since that notification that management believes have changed the Bank's category). To be categorized as well-capitalized, the Bank must maintain minimum ratios as set forth in the table below. The following table also sets forth the Bank's actual capital amounts and ratios:

                                                                          TO BE WELL
                                                                         CAPITALIZED
                                                                            UNDER
                                                     FOR CAPITAL            PROMPT
                                                       ADEQUACY           CORRECTIVE
                                    ACTUAL             PURPOSES        ACTION PROVISION
                               ----------------    ----------------    ----------------
                               AMOUNT     RATIO    AMOUNT     RATIO    AMOUNT     RATIO
                               ($000S)      %      ($000S)      %      ($000S)      %
                               -------    -----    -------    -----    -------    -----
AS OF DECEMBER 31, 1997
  Total Capital (to Risk
     Weighted Assets)........  $3,478     14.7%    $1,889      8.0%    $2,361     10.0%
  Tier 1 Capital (to Risk
     Weighted Assets)........  $3,262     13.8%    $  944      4.0%    $1,417      6.0%
  Tier 1 Capital (to Average
     Assets).................  $3,262      9.1%    $1,435      4.0%    $1,794      5.0%
AS OF DECEMBER 31, 1996
  Total Capital (to Risk
     Weighted Assets)........  $3,195     15.2%    $1,684      8.0%    $2,105     10.0%
  Tier 1 Capital (to Risk
     Weighted Assets)........  $2,946     14.0%    $  842      4.0%    $1,263      6.0%
  Tier 1 Capital (to Average
     Assets).................  $2,946      9.4%    $1,252      4.0%    $1,565      5.0%

NOTE 14. STOCK OFFERING AND WARRANTS

In September 1995, the Bank completed the sale of 66,818 shares of common stock at $3.00 per share through a stock offering. The Bank's common stock has a $1.00 par value per share and the remaining proceeds are recorded as surplus net of related costs. The Bank incurred $102,310 of costs associated with the offering, net of interest earned on impounded funds.

Under terms of the offering, each share purchased entitles the stockholder to one warrant to purchase one share of common stock. The warrant is exercisable over a five-year period commencing upon the sale of the common stock with exercise prices as follows: for the first year, from the completion of the sale to the end of the first year, $3.00 per share; for the second year, $3.50 per share; for the third year, $4.00 per share; for the fourth year, $4.50 per share; and for the fifth year, $5.00 per share. During 1997, warrants were exercised for 641 shares at $3.50. In 1996, warrants were exercised for 23,000 shares at

                        AMERICAN INDEPENDENT BANK, N.A.

NOTE 14. STOCK OFFERING AND WARRANTS (CONTINUED)
$3.00 per share. As of December 31, 1997, warrants for 43,177 shares of common stock are outstanding.

NOTE 15. FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the amount at which the asset or obligation could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the entire holdings of a particular financial instrument. Because no market value exists for a significant portion of the financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature, involve uncertainties and matters of judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on financial instruments both on and off the balance sheet without attempting to estimate the value of anticipated future business, and the value of assets and liabilities that are not considered financial instruments. Additionally, tax consequences related to the realization of the unrealized gains and losses can have a potential effect on fair value estimates and have not been considered in many of the estimates.

The following methods and assumptions were used to estimate the fair value of significant financial instruments:

FINANCIAL ASSETS

The carrying amounts of cash, short term investments, due from customers on acceptances, and Bank acceptances outstanding are considered to approximate fair value. Short term investments include federal funds sold, securities purchased under agreements to resell, and interest bearing deposits with Banks. The fair values of investment securities, including available for sale, are generally based on quoted market prices. The fair value of loans are estimated using a combination of techniques, including discounting estimated future cash flows and quoted market prices of similar instruments where available.

FINANCIAL LIABILITIES

The carrying amounts of deposit liabilities payable on demand, commercial paper, and other borrowed funds are considered to approximate fair value. For fixed maturity deposits, fair value is estimated by discounting estimated future cash flows using currently offered rates for deposits of similar remaining maturities. The fair value of long term debt is based on rates currently available to the Bank for debt with similar terms and remaining maturities.

                        AMERICAN INDEPENDENT BANK, N.A.

NOTE 15. FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)
OFF-BALANCE SHEET FINANCIAL INSTRUMENTS

The fair value of commitments to extend credit and standby letters of credit is estimated using the fees currently charged to enter into similar agreements. The fair value of these financial instruments is not material.

The estimated fair value of the Bank's financial instruments at December 31, 1997 and 1996 is as follows (dollar amounts in thousands):

                                                     1997                 1996
                                              ------------------   ------------------
                                              CARRYING    FAIR     CARRYING    FAIR
                                               AMOUNT     VALUE     AMOUNT     VALUE
                                              --------   -------   --------   -------
Financial assets:
  Cash and due from banks...................  $ 3,731    $ 3,731   $ 3,585    $ 3,585
  Interest-bearing deposits in other
     financial institutions.................      396        396       495        495
  Federal funds sold........................    3,920      3,920     2,000      2,000
  Securities held to maturity...............    3,500      3,498     4,200      4,180
  Loans, net................................   20,914     20,956    18,981     18,878
  Accrued interest receivable...............      238        238       181        181
Financial liabilities:
  Deposits..................................   30,206     30,206    26,970     26,970
  Accrued interest payable..................       87         87        95         95

---------------------------------------------------------
---------------------------------------------------------

                               TABLE OF CONTENTS

                                               PAGE
                                               ----
Prospectus Summary...........................    3
Risk Factors.................................   16
  Risk Factors Relating to First Coastal.....   16
    Losses in our Recent Operating History...   16
    We Face Certain Capital Requirements.....   16
    Our Holding Company Structure Limits our
      Liquidity and Ability to Pay
      Dividends..............................   17
    Nonperforming Assets.....................   17
    Our Loan Loss Reserves Are Only
      Estimates..............................   18
    Our Strategy Depends on Key Personnel....   18
    Changes in Interest Rates May Affect our
      Profitability..........................   18
    We are Subject to Extensive Regulation...   19
    We Face Significant Competition..........   19
    Our Loans Are Concentrated in Real
      Estate.................................   19
    We are Currently Controlled by One
      Stockholder............................   19
    Our Expansion Strategy Presents Special
      Risks..................................   19
    We Face Year 2000 Issues.................   20
    Our Common Stock, the Units and the
      Preferred Securities Have Limited or No
      Markets................................   20
  Risk Factors Relating to the Common
    Stock....................................   21
    We Do Not Intend to Pay Dividends on the
      Common Stock...........................   21
    Our Share Price May Decline Due to Shares
      Eligible for Future Sale...............   21
  Risk Factors Relating to the Preferred
    Securities...............................   21
    Our Obligations to Pay Interest on the
      Junior Subordinated Debentures and
      Under the Guarantee are Junior to our
      Other Obligations......................   21
    We Have the Option to Defer Interest
      Payments...............................   21
    Holders of Preferred Securities Will
      Continuously Accrue Unpaid
      Distributions..........................   22
    We May Redeem the Preferred Securities
      Upon the Occurrence of Certain
      Events.................................   22
    Possible Tax Law Changes Affecting
      Preferred Securities...................   22
    We May Dissolve the Trust and Distribute
      the Junior Subordinated Debentures to
      You....................................   23
    We May Operate with Few Restrictions
      Under the Indenture Governing the
      Junior Subordinated Debentures.........   23
    The Preferred Securities Have Limited
      Voting Rights..........................   23
Use of Proceeds..............................   23
Accounting Treatment.........................   24
Capitalization...............................   25
Market Price of Common Stock and Dividend
  Policy.....................................   27
Management's Discussion and Analysis of
  Results of Operations and Financial
  Condition of First Coastal.................   28
Business of First Coastal....................   40
Directors, Officers and Significant
  Employees..................................   51

---------------------------------------------------------
---------------------------------------------------------
---------------------------------------------------------
---------------------------------------------------------

Remuneration of Directors and Officers.          54
Beneficial Ownership of Common Stock.........   56
Certain Transactions.........................   58
The Proposed Acquisition of American
  Independent Bank...........................   59
Unaudited Pro Forma Financial Information....   60
Summary Historical Financial Information of
  American Independent Bank, N.A.............   65
Management's Discussion and Analysis of
  Results of Operations and Financial
  Condition of American Independent Bank,
  N.A........................................   66
Supervision and Regulation...................   77
Description of Capital Stock.................   80
Description of Units.........................   82
Description of Preferred Securities..........   83
Description of Junior Subordinated
  Debentures.................................   96
Description of Guarantee and Expense
  Agreement..................................  105
Relationship Among Preferred Securities,
  Junior Subordinated Debentures, Guarantee
  and Expense Agreement......................  108
Certain Federal Income Tax Consequences......  111
ERISA Considerations.........................  116
Underwriting.................................  117
Validity of the Securities...................  120
Experts......................................  120
Where You Can Find More Information..........  120
Index to Financial Statements................  F-1

                            ------------------------

                                     [LOGO]

                       300,000 Units, each consisting of:

                                  one share of
                            FIRST COASTAL BANCSHARES
                                  Common Stock
                                    and one
                          FIRST COASTAL CAPITAL TRUST
                           % Cumulative Preferred Security
                           $20.00 Liquidation Amount

                                ---------------

                                   PROSPECTUS
                                ---------------

                            PEACOCK, HISLOP, STALEY
                                 & GIVEN, INC.

                           WEDBUSH MORGAN SECURITIES

                                           , 1998
---------------------------------------------------------
---------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 317 of the California Corporations Code authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933 (the "Securities Act"). Article FIFTH of the Articles of Incorporation and Section 7.5 of the small business issuer's Bylaws provide for indemnification of its directors, officers, employees and other agents to the fullest extent permitted by the California Corporations Code. First Coastal also maintains a directors' and officers' liability insurance policy.

Insofar as indemnification for liabilities arising under Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated expenses of issuance and distribution are as follows:

Legal fees...........................  $180,000
Blue Sky filing fees.................    10,000
Printing and EDGAR...................    40,000
SEC filing fee.......................     2,524
Accounting...........................    50,000
Trustee Fees.........................    15,000
Underwriters' Expense Allowance......   160,000
Miscellaneous........................    17,476
                                       --------
          Total......................  $475,000

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

(a) On August 1, 1996, California Community LLC purchased from Brian Pratt and certain other shareholders (the "Pratt Group") 250,000 shares of Common Stock, 200,000 options (described in Section (b) below) and 125,000 warrants to purchase Common Stock at $5.00 per share, together with the Pratt Group's other rights, for $1,715,000. The shares purchased from the Pratt Group were exempt from registration under Sections 3(a)(2), 4(1) and 4(2) of the Securities Act.

(b) First Coastal Bank, National Association, the predecessor of the small business issuer, issued 50,000 shares of Common Stock and 25,000 warrants on August 31, 1996, and 150,000 shares of Common Stock and 75,000 warrants on December 9, 1996, to California Community LLC, pursuant to options owned by California Community LLC to purchase one share of Common Stock and one-half of a warrant for $5.00. The shares issued to California Community LLC upon the exercise of options were exempt from registration under Sections 3(a)2 and 4(2) of the Securities Act.

(c) On June 16, 1997, First Coastal Bank, National Association sold 100,000 shares of common stock and 430,000 shares of Series A Preferred Stock through a public offering underwritten by Peacock, Hislop, Staley & Given, Inc. The offering was exempt from registration pursuant to Section 3(a)(2) and Regulation A of the Securities Act. The common stock was sold for an aggregate purchase price of $575,000, less an underwriting discount of $40,000, and the preferred stock was sold for an aggregate purchase price of $2,902,500, less an underwriting discount of $202,100.

(d) On June 23, 1997, the small business issuer issued 685,196 shares of common stock and 430,000 shares of Series A Preferred Stock in exchange for all of the common stock and preferred stock of First Coastal Bank, National Association. The exchange transaction was exempt from registration under Section 3(a)(12) of the Securities Act.

ITEMS 27. INDEX TO EXHIBITS

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
 1        Form of Underwriting Agreement among First Coastal
          Bancshares, First Coastal Capital Trust and Peacock, Hislop,
          Staley & Given, Inc. and Wedbush Morgan Securities Inc.
 2        Agreement and Plan of Reorganization among First Coastal
          Bank, First Coastal Bancshares and American Independent
          Bank, N.A.
 3.1      Articles of Incorporation of First Coastal Bancshares
 3.2      Bylaws of First Coastal Bancshares
 3.3      Form of Trust Agreement of First Coastal Capital Trust
 4.1      Form of Indenture relating to the Junior Subordinated
          Debentures
 4.2      Form of Specimen of Junior Subordinated Debenture
 5.1      Opinion of Sullivan & Cromwell
 5.2      Opinion of Richards, Layton & Finger, P.A.
 8.1      Opinion of Sullivan & Cromwell as to tax matters
10.1      Form of Agreement as to Expenses and Liabilities
10.2      Form of Guarantee Agreement
10.3      Stock Option Plan
10.4      Employment Agreement of James F. Gardunio
10.5      Employment Agreement of C. Edward Myska
10.6      Credit Analysis Agreement with DataTech Management, Inc.
10.7      Loan Documentation Agreement with DataTech Management, Inc.
10.8      Loan Servicing Agreement with DataTech Management, Inc.
10.9      Form of Conversion Agreement relating to conversion of
          Series A Preferred Stock
10.10     Subscription Agreement relating to California Community
          LLC's exercise of its warrants
10.11     Employment Agreement with Charles E. Brooks
10.12     Form of Underwriters' Warrant

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
21        Subsidiaries
23.1      Consent of Vavrinek, Trine, Day & Co., LLP
23.2      Consent of Sullivan & Cromwell (included in its opinions
          filed as Exhibits 5.1 and 8)
23.3      Consent of Richards, Layton & Finger, P.A. (included in its opinion filed as Exhibit 5.2)
23.4      Consent of McGladrey & Pullen, LLP
24        Powers of Attorney (included in signature page on Part II)
25.1      Statement of Eligibility of Trustee of the Preferred
          Securities on Form T-1
25.2      Statement of Eligibility of Trustee of the Junior
          Subordinated Debentures on Form T-1
25.3      Statement of Eligibility of Trustee of the Guarantee on Form
          T-1
27        Financial Data Schedule

ITEM 28. UNDERTAKINGS

(1) The small business issuer will provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(2) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(3) The small business issuer will:

          (i) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or
     (4), or 497(h) under the Securities Act as part of this registration statement as the time the Commission declared it effective.

          (ii) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, each registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this Registration Statement to be signed on its behalf by the undersigned, in the city of El Segundo, state of California, on December 1, 1998.


FIRST COASTAL CAPITAL TRUST             FIRST COASTAL BANCSHARES
By: First Coastal Bancshares, as
Depositor
                                        By: /s/ DON M. GRIFFITH
By: /s/ DON M. GRIFFITH                 ----------------------------------
    ----------------------------------      Name: Don M. Griffith
    Name: Don M. Griffith                   Title:
    Title:                                         Chairman and Chief
           Chairman and Chief                      Executive Officer
           Executive Officer

We, the undersigned officers and directors of First Coastal Bancshares, do hereby constitute and appoint Don M. Griffith and Deborah A. Marsten, and each of them, our true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for each of us and in each of our names, places and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and all subsequently filed registration statements, including any amendments thereto, for the same offering that are to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as each of us might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his/her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                   SIGNATURE                            CAPACITY               DATE
                   ---------                            --------               ----
              /s/ DON M. GRIFFITH                    Chief Executive     December 1, 1998
------------------------------------------------    Officer, Chairman
                Don M. Griffith                       and Director

             /s/ DEBORAH A. MARSTEN                  Chief Financial     December 1, 1998
------------------------------------------------        Officer,
               Deborah A. Marsten                     Secretary and
                                                        Director

             /s/ JAMES F. GARDUNIO                      Director         December 1, 1998
------------------------------------------------
               James F. Gardunio

                   SIGNATURE                            CAPACITY               DATE
                   ---------                            --------               ----
               /s/ PAUL M. DETERS                       Director         December 1, 1998
------------------------------------------------
                 Paul M. Deters

            /s/ CLIFFORD J. EINSTEIN                    Director         December 1, 1998
------------------------------------------------
              Clifford J. Einstein

            /s/ CHARLES R. FULLERTON                    Director         December 1, 1998
------------------------------------------------
              Charles R. Fullerton

              /s/ CAROLE J. LACAZE                      Director         December 1, 1998
------------------------------------------------
                Carole J. LaCaze

              /s/ JOSEPH H. WENDER                      Director         December 1, 1998
------------------------------------------------
                Joseph H. Wender